Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 26, 2025,

among

CYPRIUM CORPORATION and CYPRIUM HOLDINGS LUXEMBOURG S.À R.L.,

as Borrowers,

CYPRIUM HOLDINGS LIMITED,

as the Parent Guarantor,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders and Issuing Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Domestic Collateral Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Foreign Collateral Agent

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners,

BOFA SECURITIES, INC., CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS BANK USA,

as Syndication Agents

BNP PARIBAS, BANK OF CHINA, PNC CAPITAL MARKETS, SOCIÉTÉ GÉNÉRALE and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

i

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	Issuing Banks; Letter of Credit Commitments
Schedule 3.15	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15		Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Existing Negative Pledges
Schedule 6.08	–	Affiliate Transactions

EXHIBITS:

Exhibit A	–	Agreed Security Principles
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Guarantee Agreement
Exhibit E	–	Form of Intercompany Note
Exhibit F	–	Form of Junior Lien Intercreditor Agreement
Exhibit G	–	Form of Pari Passu Intercreditor Agreement
Exhibit H	–	Form of Promissory Note
Exhibit I	–	Form of U.S. Security Agreement
Exhibit J-1	–	Form of U.S. Trademark Security Agreement
Exhibit J-2	–	Form of U.S. Patent Security Agreement
Exhibit J-3	–	Form of U.S. Copyright Security Agreement
Exhibit K-1–K-4	–	Forms of U.S. Tax Compliance Certificates
Exhibit L	–	Form of Solvency Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of November 26, 2025 (this “Agreement”), by and among CYPRIUM HOLDINGS LIMITED, a limited company incorporated under the laws of Jersey with registration number 159788 (the “Parent Guarantor”), CYPRIUM CORPORATION, a Delaware corporation (“Cyprium US” or the “Administrative Borrower”), CYPRIUM HOLDINGS LUXEMBOURG S.À R.L. (formerly known as Aptiv Latin America Holdings (Lux) S.à r.l), a Luxembourg private limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at 12C, rue Guillaume J. Kroll, L- 1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre du Commerce et des Sociétés, Luxembourg) under number B148278 (“Cyprium Luxembourg”), the LENDERS and ISSUING BANKS from time to time party hereto, JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent, JPMORGAN CHASE BANK, N.A., in its capacity as Domestic Collateral Agent, and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Foreign Collateral Agent.

RECITALS

Aptiv PLC, a limited company incorporated under the laws of Jersey with registration number 156354 (“Aptiv”), intends to consummate the previously announced spin-off of its Electrical Distribution Systems business into an independent publicly traded company, the Parent Guarantor (the “Spin-Off”). The Spin-Off is intended to be accomplished by a pro rata distribution to the shareholders of Aptiv of the outstanding ordinary shares of the Parent Guarantor, which, directly or indirectly through its Subsidiaries, will hold the business, activities and operations comprising the Electrical Distribution Systems business of Aptiv and its Subsidiaries, as described more fully in the Form 10.

In connection with the Spin-Off (a) the Parent Guarantor will make a distribution to Aptiv in cash in an aggregate amount not to exceed US$1,550,000,000 (the “Pre-Spin Dividend”) and (b) Aptiv, the Parent Guarantor and/or their respective Subsidiaries will enter into a separation and distribution agreement, tax matters agreement, transaction services agreement, employee matters agreement and intellectual property cross license agreement (such agreements, together with any other agreements among Aptiv, the Parent Guarantor and their respective Subsidiaries entered into in connection with the Spin-Off and required to be filed as an exhibit to the Form 10, being collectively referred to as the “Spin-Off Agreements”).

The Term Loan Borrowers have requested that the Lenders make available to the Term Loan Borrowers term loans in an aggregate principal amount of US$500,000,000, the proceeds of which shall be used by the Term Loan Borrowers to (a) finance the Pre-Spin Dividend and (b) to the extent of any remaining proceeds thereof, for general corporate purposes of the Parent Guarantor and its Restricted Subsidiaries.

The Revolving Credit Borrowers have requested that the Lenders make available to the Revolving Credit Borrowers a revolving credit facility with aggregate Commitments in an amount equal to US$850,000,000, the proceeds of which shall be used by the Revolving Credit Borrowers for the purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means (a) with respect to any Indebtedness that is secured by a Lien on the Collateral that is to be pari passu (but without regard to the control of remedies) with the Lien on the Collateral securing the Credit Facilities, a Pari Passu Intercreditor Agreement, (b) with respect to any Indebtedness that is secured by a Lien on the Collateral that is to be junior to the Lien on the Collateral securing the Credit Facilities, a Junior Lien Intercreditor Agreement, and/or (c) with respect to any Indebtedness, an intercreditor agreement that is reasonably satisfactory to the Administrative Agent, each of the Collateral Agents (solely with respect to terms thereof affecting its rights or duties in its capacity as such) and the Parent Guarantor (which may, if applicable, consist of a payment “waterfall”).

“Additional Borrower” has the meaning assigned to such term in Section 1.12(a).

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, (a) the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus (b) the amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii).

“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(i).

“Adjusted Daily Simple CORRA” means an interest rate per annum equal to (a) the Daily Simple CORRA plus (b) 0.29547% per annum; provided that if the Adjusted Daily Simple CORRA as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Adjusted EURIBOR” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00%.

“Adjusted Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the Term CORRA for such Interest Period plus (b) (i) 0.29547% per annum, in the case of an Interest Period of one month or (ii) 0.32138% per annum, in the case of an Interest Period of three months; provided that if the Adjusted Term CORRA as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00%.

“Adjusted TIIE Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos for any Interest Period, an interest rate per annum equal to the product of (a) the TIIE Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIIE Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Adjustment Date” means the date that is three Business Days following the date both of the following has been delivered: (a) the financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, and (b) the corresponding Compliance Certificate required to be delivered pursuant to Section 5.01(c).

“Administrative Agent” means JPMorgan, in its capacity as administrative agent hereunder and under the other Loan Documents, or any successor thereto appointed in accordance with Article 8. Unless the context requires otherwise, the term “Administrative Agent” shall include (a) any branch or Affiliate of JPMorgan (including J.P. Morgan SE and J.P. Morgan AG) that it shall have designated for the purpose of performing any of its obligations hereunder or under the other Loan Documents in such capacity and (b) the Person serving as the Administrative Agent acting in its capacity as the Domestic Collateral Agent.

“Administrative Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to any Borrower (or to the Parent Guarantor) or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agents” means each of the Administrative Agent, the Domestic Collateral Agent, the Foreign Collateral Agent, any Common Collateral Agent and any other Person appointed under the Loan Documents to serve in an agent or in a similar capacity.

“Aggregate Initial Revolving Credit Commitments” means, at any time, the sum of all the Initial Revolving Credit Commitments of all the Lenders at such time.

“Aggregate Initial Revolving Credit Exposures” means, at any time, the sum of all the Initial Revolving Credit Exposures of all the Lenders at such time.

“Agreed Currencies” means U.S. Dollars and the Alternative Currencies.

“Agreed Security Principles” means the principles set forth in Exhibit A.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. For the purpose of clause (c) above, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Alternative Currency” means, in the case of Revolving Loans and Letters of Credit, Sterling, Euros, Canadian Dollars, Mexican Pesos and each other currency that is approved in accordance with Section 1.10.

“Alternative LC Currency” means any Alternative Currency and any other currency (other than U.S. Dollars) for which a U.S. Dollar Equivalent may be obtained; provided that at the time of the issuance of any Letter of Credit denominated in an Alternative LC Currency (other than an Alternative Currency), such other currency is acceptable to the Issuing Bank that is the issuer of such Letter of Credit.

“Alternative LC Currency Overnight Rate” means, for any day, (a) with respect to any amount denominated in Sterling, the Daily Simple SONIA, (b) with respect to any amount denominated in Canadian Dollars, the Canadian Prime Rate and (c) with respect to any amount denominated in any currency other than Sterling and Canadian Dollars (or denominated in Sterling or Canadian Dollars if the rate referred to in clause (a) or (b) above, respectively, is not available), a rate per annum at which overnight deposits in such currency would be offered on such day in the London or, if applicable, other offshore interbank market, as such rate is determined by the Administrative Agent by such means as the Administrative Agent shall determine to be reasonable.

“Ancillary Document” has the meaning set forth in Section 9.07(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Guarantor, the Borrowers or any of their respective Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Charges” has the meaning assigned to such term in Section 9.19.

“Applicable Percentage” means, at any time, (a) with respect to any Term Lender of any Class, (i) when used in reference to payments and other matters relating to the Term Loans of such Class, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Term Loans of such Class of such Term Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Term Loans of all Term Lenders of such Class at such time and (ii) when used in reference to matters relating to the Term Loan Commitments of such Class, a percentage equal to a fraction the numerator of which is the aggregate amount of the Term Loan Commitments of such Term Lender of such Class at such time and the denominator of which is the aggregate amount of the Term Loan Commitments of all Term Lenders of such Class at such time and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class at such time represented by such Lender’s Revolving Credit Commitment of such Class at such time. In the case of clause (b) above, in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, on any date, (a) (i) with respect to any Initial Term Loan or any Initial Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term Benchmark/RFR Spread”, as applicable, and (ii) with respect to the Commitment Fee applicable to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, in each case, based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of one full Fiscal Quarter ending after the Availability Date, the “Applicable Rate” for any Initial Term Loan, any Initial Revolving Loan or such Commitment Fee shall be the applicable rate per annum set forth below in Category 3; and (b) with respect to any other Class of Additional Revolving Loans, Additional Term Loans or Revolving Credit Commitments, the applicable rate per annum as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

Category	Total Leverage Ratio	Term Benchmark/RFR Spread	ABR Spread	Commitment Fee Rate
1	> 3.25x	2.00%	1.00%	0.35%
2	≤ 3.25x but >2.25x	1.75%	0.75%	0.30%
3	≤ 2.25x but >1.25x	1.50%	0.50%	0.25%
4	≤ 1.25x	1.25%	0.25%	0.20%

The Applicable Rate for any Initial Term Loan, any Initial Revolving Loan or the Commitment Fee applicable to the Initial Revolving Credit Commitments shall be adjusted, in accordance with the table above, quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio as of the last day of the most recently ended Test Period; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or 5.01(b), as applicable, or a Compliance Certificate is not delivered when required pursuant to Section 5.01(c), then, upon notice to that effect from the Administrative Agent (given at the direction of the Required RCF/TLA Lenders) to the Administrative Borrower, the “Applicable Rate” for any Initial Term Loan, any Initial Revolving Loan and such Commitment Fee shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or 5.01(b), as applicable, or such Compliance Certificate is delivered in compliance with Section 5.01(c), as the case may be (and thereafter the applicable Category shall be as otherwise determined in accordance with this definition).

In the event that any financial statements previously delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate previously delivered under Section 5.01(c), were inaccurate, then, solely if (a) such inaccuracy is discovered prior to the repayment in full of the principal of all Initial Term Loans and all the Initial Revolving Loans and the termination of all Initial Term Loan Commitments and all the Initial Revolving Credit Commitments and (b) such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Parent Guarantor shall, as soon as practicable after such determination of inaccuracy, deliver to the Administrative Agent the corrected financial statements and/or the corrected Compliance Certificate, as applicable, for the relevant period, (ii) the Applicable Rate for the Applicable Period shall be redetermined as if the Category for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrowers shall, within three Business Days thereof, pay to the

Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, any such additional interest or fees hereunder shall not be due and payable until they are due and payable pursuant to this paragraph, and, accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not, in itself, constitute a Default (whether retroactively or otherwise). Subject to the immediately prior sentence, this paragraph shall not limit the rights of Administrative Agent and Lenders with respect to Section 2.13 and Article 7.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitments at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof and the status of any Revolving Lender as a Defaulting Lender.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency or Alternative LC Currency, the local time in the place of settlement for such currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” means a bank with a consolidated combined capital and surplus of at least US$5,000,000,000.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Aptiv” has the meaning assigned to such term in the Recitals to this Agreement.

“Arrangers” means the Persons listed as joint lead arrangers and joint bookrunners on the cover of this Agreement, in their capacities as such for the Credit Facilities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and the Parent Guarantor.

“Attributable Indebtedness” means, with respect to any Sale and Lease-Back Transaction that does not result in a Capital Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Attributable Receivables Indebtedness” means, at any time with respect to any Permitted Receivables Facility, the principal amount of Indebtedness which (a) if such Permitted Receivables Facility is structured as a secured lending agreement, would constitute at such time the principal amount of such Indebtedness or (b) if such Permitted Receivables Facility is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or a factoring arrangement.

“Auction” means an auction conducted by the Parent Guarantor or any Restricted Subsidiary in order to purchase Term Loans of any Class or Classes, in accordance with such procedures as shall be agreed with respect to such auction by the Parent Guarantor or such Restricted Subsidiary and the applicable Auction Agent.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates, in each case, if such Person and the Parent Guarantor have agreed to have such Person act as an arranger in connection with any Auction or (b) any other financial institution or advisor engaged by the Parent Guarantor (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction.

“Availability Date” means the first date on which each condition set forth in Section 4.02 is satisfied or waived in accordance with Section 9.02.

“Availability Date Collateral Documents” means (a) with respect to Cyprium US and any other Availability Date Loan Party that is a Domestic Loan Party, the U.S. Security Agreement and (b) with respect to the Parent Guarantor, Cyprium Luxembourg and each other Availability Date Loan Party, such Collateral Documents as would be required in order for the Collateral and Guarantee Requirement to be satisfied as to such Availability Date Loan Party as of the Availability Date.

“Availability Date Loan Parties” means (a) the Parent Guarantor, (b) each Borrower and (c) each other Restricted Subsidiary (other than an Excluded Subsidiary) that is organized under the laws of the United States, Jersey, Switzerland or Luxembourg.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of US$300,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii) the CNI Growth Amount; plus

(iii) the amount of any capital contributions in respect of, or proceeds of any issuance of, Qualified Capital Stock of the Parent Guarantor (other than any amounts (x) received from any Restricted Subsidiary or (y) consisting of the proceeds of any loan or advance made pursuant to Section 6.05(g)(ii)) received as Cash equity by the Parent Guarantor, plus the fair market value, as determined by the Parent Guarantor in good faith, of Cash Equivalents, marketable securities or other property received by the Parent Guarantor as a capital contribution in respect of, or in return for any issuance of, Qualified Capital Stock of the Parent Guarantor (other than any amounts (x) received from any Restricted Subsidiary or (y) consisting of the proceeds of any loan or advance made pursuant to Section 6.05(g)(ii)), in each case, during the period from and including the day immediately following the Availability Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness of the Parent Guarantor or any Restricted Subsidiary incurred after the Availability Date (other than Indebtedness issued to any Restricted Subsidiary) which has been converted into or exchanged for Qualified Capital Stock of the Parent Guarantor, together with the fair market value of any Cash, Cash Equivalents, marketable securities or other property received by the Parent Guarantor or any Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Availability Date through and including such time; plus

(v) the net proceeds received by the Parent Guarantor or any Restricted Subsidiary during the period from and including the day immediately following the Availability Date through and including such time in connection with the Disposition to any Person (other than the Parent Guarantor or any Restricted Subsidiary) of any Investment made pursuant to Section 6.05(p); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent Guarantor or any Restricted Subsidiary during the period from and including the day immediately following the Availability Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Availability Date pursuant to Section 6.05(p) or, without duplication, otherwise received by the Parent Guarantor or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Parent Guarantor or any Restricted Subsidiary)); plus

(vii) an amount equal to the sum of, without duplication, (A) the amount of any Investments by the Parent Guarantor or any Restricted Subsidiary made pursuant to Section 6.05(p) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Parent Guarantor or any Restricted Subsidiary pursuant to Section 6.05(p) in any Unrestricted Subsidiary or any Joint Venture (in an amount not to exceed the original amount of such Investment) that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent Guarantor or any Restricted Subsidiary and (C) to the extent that the Parent Guarantors’ or a Restricted Subsidiary’s Investments in any Unrestricted Subsidiary or Joint Venture have been made pursuant to Section 6.05(p), the fair market value (as determined by the Parent Guarantor in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of such Investment) to the Parent Guarantor or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Availability Date through and including such time; plus

(viii) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(ii), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi), plus (iii) Investments made pursuant to Section 6.05(p), in each case, after the Availability Date and prior to such time or contemporaneously therewith.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transfer transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Banking Services Obligations” means any and all obligations of the Parent Guarantor or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any arrangement in connection with Banking Services that is (a) in effect on the Availability Date between the Parent Guarantor or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Availability Date or any other Person reasonably acceptable to the Administrative Agent or (b) that is entered into after the Availability Date by the Parent Guarantor or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into or any other Person reasonably acceptable to the Administrative Agent, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent and each of the Collateral Agents as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8 (and all other protections, privileges, immunities and indemnities of the Administrative Agent and the Collateral Agents set forth in this Agreement or any other Loan Document), Sections 9.04 and 9.10 and each Acceptable Intercreditor Agreement, in each case, as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the applicable Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1) (a) in the case of any Loan denominated in U.S. Dollars, the Daily Simple SOFR and (b) in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple CORRA; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement”, in the case of any Loan denominated in Canadian Dollars, shall revert to and shall be deemed to be the Adjusted Term CORRA.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in U.S. Dollars or Canadian Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines in its reasonable discretion (in consultation with the Administrative Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Administrative Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with any Person that is otherwise a Disqualified Institution, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to the Parent Guarantor or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person solely on the basis of similarity of such Affiliate’s name.

“Borrower” means any Revolving Credit Borrower or any Term Loan Borrower.

“Borrower Communications” means collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments, any notice requesting the issuance, amendment or extension of any Letter of Credit or any other notice, demand, communication, information, document or other material provided by or on behalf of any of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which may be distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means any Loans of the same Class, Type and Agreed Currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form provided by the Administrative Agent to the Administrative Borrower prior to the Effective Date or such other form that is reasonably acceptable to the Administrative Agent and the Administrative Borrower.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to Loans denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, the term “Business Day” shall also exclude any day which is not a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, the term “Business Day” shall also exclude any such day that is not an RFR Business Day, (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed, (e) in relation to Loans denominated in Mexican Pesos, the term “Business Day” shall also exclude any day on which commercial banks in Mexico City, Mexico are authorized or required by law to remain closed and (f) in relation to Loans referencing the Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR or any other dealings of such Loans referencing the Term SOFR, the term “Business Day” shall also exclude any such day that is not a U.S. Government Securities Business Day.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Dollars” or “CAD$” refers to lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m., Toronto time, on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if the above rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Expenditures” means, with respect to the Parent Guarantor and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capital Lease Obligations) that in accordance with GAAP, are, or are required to be, included as capital expenditures on the consolidated statement of cash flows of the Parent Guarantor for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (but subject to Section 1.04(a)(iii)), and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP (but subject to Section 1.04(a)(iii)) that would appear on a balance sheet of such Person prepared as of such date.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation or exempted company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness) and any Packaged Rights.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any deposit account, in each case determined in accordance with GAAP.

“Cash Equivalents” means:

(a) U.S. Dollars or money in other currencies received in the ordinary course of business;

(b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s;

(d) demand deposit, certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of US$500,000,000;

(e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the NYFRB’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of US$500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated “A-1” by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f) commercial paper rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within one year after the day of acquisition;

(g) short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above;

(h) shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (f) above; and

(i) in the case of the Parent Guarantor or a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which the Parent Guarantor or such Foreign Subsidiary conducts business.

“Casualty/Condemnation Event” means any casualty or other insured damage to, or any taking under power of eminent domain, condemnation, expropriation or similar proceeding of, any asset of the Parent Guarantor or any Restricted Subsidiary.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Canadian Prime Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of (a) (i) for any Loan denominated in (A) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (B) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (C) Mexican Pesos, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (D) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (ii) the applicable Central Bank Rate Adjustment and (b) 0.00%.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Mexican Pesos, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIIE Rate for the five most recent Business Days preceding such day for which the Funding TIIE Composed in Advance was available (excluding, from such averaging, the highest and the lowest Adjusted TIIE Rate applicable during such period of five Business Days) minus

(ii) the Central Bank Rate in respect of Mexican Pesos in effect on the last Business Day in such period and (d) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the Adjusted EURIBOR and the Adjusted TIIE Rate on any day shall be based on the EURIBOR Screen Rate or the Funding TIIE Composed in Advance, as the case may be, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month (28 days in the case of the Funding TIIE Composed in Advance); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Change in Control” means the occurrence of any of the following:

(a) any “person” or “group” (within the meaning of the Exchange Act) has the ability to appoint the majority of the members of the Parent Guarantor’s board of directors (or comparable governing body);

(b) any “person” or “group” (within the meaning of the Exchange Act) acquires “beneficial ownership” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the total ordinary voting power of the issued and outstanding Capital Stock of the Parent Guarantor; or

(c) the Parent Guarantor ceases to own, directly or indirectly through any one or more Wholly-Owned Subsidiaries, 100% of the Capital Stock of each of the Borrowers.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Effective Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or applicable foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (other than loss of revenues).

“China” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the Taiwan area.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to

Sections 2.22, 2.23 or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term secured overnight financing rate (SOFR) (or a successor administrator).

“CNI Growth Amount” means, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the first Fiscal Quarter commencing after the Availability Date to and including the last day of the most recently ended Fiscal Quarter prior to such date, in each case, with respect to which Fiscal Quarter (or with respect to the Fiscal Year that includes such Fiscal Quarter) consolidated financial statements required pursuant to Section 5.01(a) or 5.01(b) have been delivered (treated as one accounting period).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset, unless specifically consented to in writing by the Parent Guarantor.

“Collateral Agents” means, collectively, the Domestic Collateral Agent, the Foreign Collateral Agent and any Common Collateral Agent.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement), (y) the time periods (and extensions thereof) set forth in Section 5.12 or Section 5.15, as applicable, and (z) the Agreed Security Principles (with respect to the Foreign Loan Parties), the requirement that:

(a) the Administrative Agent shall have received from the Parent Guarantor, each Borrower and each other Restricted Subsidiary (other than any Excluded Subsidiary) either (i) a counterpart of the Guarantee Agreement or (ii) in the case of any Restricted Subsidiary that (x) is not an Availability Date Loan Party or (y) becomes a Restricted Subsidiary after the Availability Date, a Guarantee Supplement, in each case, duly executed and delivered on behalf of such Person;

(b) the Domestic Collateral Agent shall have received from each U.S. Subsidiary (other than an Excluded Subsidiary) (i) either (A) a counterpart of the U.S. Security Agreement or (y) in the case of any U.S. Subsidiary that (x) is not an Availability Date Loan Party or (B) becomes a Restricted Subsidiary after the Availability Date, a supplement to the U.S. Security Agreement in the form specified therein and (ii) if such U.S. Subsidiary owns United States issued Patents, United States registered Trademarks and United States registered Copyrights (and pending applications for any of the foregoing), a counterpart of the applicable U.S. Intellectual Property Security Agreement, in each case, duly executed and delivered on behalf of such Person;

(c) the Administrative Agent and the applicable Collateral Agent shall have received from the Parent Guarantor and each Foreign Subsidiary (other than an Excluded Subsidiary) such Collateral Documents, or such supplements to the applicable Collateral Documents, as may be reasonably requested by the Administrative Agent with respect to the Parent Guarantor or such Foreign Subsidiary (subject to the Agreed Security Principles);

(d) the Administrative Agent and the Collateral Agents shall have received from each Person that becomes a Loan Party after the Availability Date the documents, searches and opinions of the type referred to in Sections 4.02(e), 4.02(g) and 4.02(j);

(e) except as otherwise contemplated by this Agreement or any Collateral Document, all original securities (and related stock or note powers) and instruments required to be delivered to any Collateral Agent pursuant to the terms of the Collateral Documents shall have been delivered to the applicable Collateral Agent (or its bailee pursuant to the terms of any Acceptable Intercreditor Agreement) and all documents and instruments, including UCC financing statements (or equivalent filings in foreign jurisdictions), and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States issued Patents, United States registered Trademarks and United States registered Copyrights (and pending applications for any of the foregoing) (or equivalent filings in foreign jurisdictions), and all other actions reasonably requested by the Administrative Agent or the applicable Collateral Agent (including those required by applicable law) or otherwise required pursuant to a Collateral Document to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect and/or protect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the applicable Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(f) if any Acceptable Intercreditor Agreement shall be in effect, the Administrative Agent and/or the Collateral Agents, as applicable, shall have received from the Parent Guarantor, each Borrower and each other Restricted Subsidiary (other than any Excluded Subsidiary) an executed joinder to or an acknowledgement of such Acceptable Intercreditor Agreement in substantially the form attached as an exhibit thereto or otherwise provided therein, in each case, duly executed and delivered on behalf of such Person;

(g) with respect to any Material Real Estate Asset (other than an Excluded Asset), the applicable Collateral Agent shall have received a Mortgage and any necessary UCC fixture filing (or equivalent filings in foreign jurisdictions) in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Parent Guarantor) and, to the extent applicable, subject to the Agreed Security Principles:

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the applicable Collateral Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to Administrative Agent;

(ii) a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of such Material Real Estate Asset (as determined by the Parent Guarantor in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request; and

(iv) (A) a new survey or a copy of any existing survey currently in the possession of the Parent Guarantor or any of its Subsidiaries if such existing survey is, together with a no-change affidavit, sufficient for the relevant title insurance company to remove the standard survey exception and issue the survey-related endorsements to the Mortgage Policy, (B) to the extent applicable, an appraisal (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and (C) a “Life-of-Loan” flood determination under Regulation H of the Federal Reserve Board.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge would be payable with respect to any Mortgage based on the entire amount of the Obligations secured by such Mortgage, then, to the extent permitted by, and in accordance with, applicable law, the maximum amount of Obligations secured by such Mortgage shall be limited to an amount not to exceed the fair market value of the applicable Material Real Estate Asset at the time such Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Parent Guarantor.

Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property located in the United States unless and until each Lender that is a Regulated Bank has received, at least 20 days prior to such execution and delivery, a “Life-of-Loan” flood determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence has been completed to its satisfaction, it being agreed that if any such Lender does not provide a written objection to the Administrative Agent within 20 days following receipt or posting thereof, it shall be deemed to be satisfied therewith.

“Collateral Documents” means, collectively, each document, agreement or instrument pursuant to which a Lien securing any of the Obligations is granted (or purported to be granted) by any Loan Party to any Collateral Agent, for the benefit of the Secured Parties, and any supplement to any of the foregoing, delivered to any Collateral Agent.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender at any time, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect at such time.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” means, on any date, (a) with respect to the Initial Revolving Credit Commitments, a percentage per annum equal to the Applicable Rate set forth in the “Commitment Fee Rate” column of the table in, and determined in accordance with, the definition of “Applicable Rate” and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Collateral Agent” means any Person appointed as such under any Acceptable Intercreditor Agreement.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party, the Administrative Agent or any Collateral Agent pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.16 or Section 9.01, including through the Approved Electronic Platform.

“Company Competitor” means any competitor of the Parent Guarantor and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit C, or another form that is reasonably acceptable to the Administrative Agent and the Parent Guarantor.

“Confidential Information” has the meaning assigned to such term in Section 9.13(g).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with reference to any period:

(a) Consolidated Net Income for such period; plus

(b) without duplication and, other than in the case of clause (b)(xiii) below, to the extent deducted from revenues in determining Consolidated Net Income for such period:

(i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on Hedge Agreements entered into for the purpose of hedging interest rate risk, net of gains on such Hedge Agreements, and costs of surety bonds in connection with financing activities;

(ii) expense and provision for taxes paid or accrued;

(iii) depreciation;

(iv) amortization (including amortization of intangibles);

(v) non-cash Charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays;

(vi) any non-cash costs or expenses incurred by the Parent Guarantor or a Restricted Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Capital Stock of the Parent Guarantor;

(vii) non-cash Charges pursuant to SFAS 158;

(viii) any other non-cash Charges except to the extent representing an accrual for future cash outlays, including write-downs of excess, obsolete or unbalanced inventories and other asset write-downs;

(ix) (A) any unusual, infrequent or extraordinary Charges (including, without limitation, the amount of any integration, transition, severance, facility closing and similar Charges (including any Charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Parent Guarantor and its Restricted Subsidiaries, including, without limitation, the sale or closing of facilities), stay bonuses, Charges arising from curtailments or modifications to pension and post-retirement employee benefit plans, Charges arising from asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines) and (B) any restructuring and similar charges;

(x) without duplication, income of any non-wholly owned Restricted Subsidiaries and deductions attributable to minority interests;

(xi) expenses with respect to Casualty/Condemnation Events;

(xii) to the extent actually reimbursed, Charges to the extent covered by indemnification provisions in any agreement in connection with any acquisition or investment;

(xiii) pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (other than, in each case, any revenue enhancements or revenue synergies) (collectively, “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized in full on the first day of such period, but net of actual amounts realized during such period) that are reasonably identifiable and factually supportable (in each case, as determined by the Parent Guarantor in good faith) related to any permitted acquisition (including the commencement of activities constituting a business line), Investment, Disposition outside the ordinary course of business (including the termination or discontinuance of activities constituting a business line), Cost Saving Initiative and/or specified transaction, in each case, whether consummated or initiated prior to, on or after the Availability Date; provided that such Expected Cost Savings are projected by the Parent Guarantor in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after the applicable date of determination of Consolidated Adjusted EBITDA; provided, further, that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (xiii) shall not, for any Test Period, exceed an amount equal to 25% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any amounts added to or included in Consolidated Adjusted EBITDA pursuant to any clause of this definition (including this clause (xiii));

(xiv) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xv) any other adjustments, exclusions and add-backs that are identified or set forth in any quality of earnings or similar analysis or report prepared by financial advisors reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or other similar Investment not prohibited hereunder and consummated after the Availability Date; provided that (A) no such adjustments, exclusions or addbacks may be in the nature of revenue enhancement or revenue synergies and (B) any such adjustments, exclusions and addbacks that are based on pro forma “run rate” effects shall not be permitted by this clause (xv) (and instead may only be made to the extent permitted by clause (xiii) above);

(xvi) any Charge attributable to earn-outs, purchase price adjustments and other contingent obligations in connection with any acquisition or other Investment; and

(xvii) any distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and any other fees paid to a Person which is not the Parent Guarantor or any of its Restricted Subsidiaries in connection with, any Permitted Receivables Facility permitted hereunder and discounts on the sale of accounts receivable in connection with any Permitted Receivables Facility permitted hereunder representing, in the Parent Guarantor’s reasonable determination, the implied interest component of such discount for such period; minus

(c) to the extent included in Consolidated Net Income for such period:

(i) any unusual, infrequent or extraordinary income or gains;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) any gains attributable to earn-outs, purchase price adjustments and other contingent obligations in connection with any acquisition or other similar Investment; and

(iv) any other non-cash income or gain (except to the extent representing an accrual for future cash income);

provided that, to the extent included in Consolidated Net Income for such period, there shall be excluded in determining Consolidated Adjusted EBITDA for any period (A) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedge Agreements for currency exchange risk) and (B) adjustments resulting from the application of SFAS 133.

In addition, to the extent not already included in the Consolidated Net Income for such period, Consolidated Adjusted EBITDA will include the proceeds of business interruption insurance (whether or not received so long as the Parent Guarantor in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the Secured Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarter ended June 30, 2025 or September 30, 2025, Consolidated Adjusted EBITDA for such Fiscal Quarter shall be deemed to be US$223,000,000 and US$238,000,000, respectively, in each case, as adjusted (i) on a Pro Forma Basis, as applicable and (ii) pursuant to clauses (b)(xiii) and (b)(xv) above, as applicable for each Test Period.

“Consolidated First Lien Debt” means, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that (a) constitutes Loan Document Obligations or (b) is secured by a Lien on any Collateral on a pari passu basis (but without regard to control of remedies) with the Loan Document Obligations; provided that “Consolidated First Lien Debt” shall be calculated after applying or excluding (as applicable) the Netted Amounts.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash of the Parent Guarantor and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to any Capital Lease Obligations of the Parent Guarantor and its Restricted Subsidiaries for such period, (b) commissions, discounts and other fees and charges owed by the Parent Guarantor or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Parent Guarantor and its Restricted Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Parent Guarantor or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Parent Guarantor or a wholly owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Parent Guarantor or any of its Restricted Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Parent Guarantor or any of its Restricted Subsidiaries for such period, (g) all interest on any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness and Attributable Indebtedness of the Parent Guarantor and its Restricted Subsidiaries.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income there shall be excluded (a) extraordinary items, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Parent Guarantor or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis), (c) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Parent Guarantor or any of its Restricted Subsidiaries has an ownership interest (including any Unrestricted Subsidiary), except to the extent that any such income is actually received by the Parent Guarantor or such Restricted Subsidiary in the form of dividends or similar distributions, (d) Transaction Costs and any other fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, Investment, asset disposition, issuance or repayment of Indebtedness (including under this Agreement), purchase, issuance or sale of Capital Stock, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed), (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness or early termination of any Hedge Agreement and (f) the cumulative effect of a change in accounting principles.

“Consolidated Secured Debt” means, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that (a) constitutes Loan Document Obligations or (b) is secured by a Lien on any Collateral; provided that “Consolidated Secured Debt” shall be calculated after applying or netting (as applicable) the Netted Amounts.

“Consolidated Total Assets” means, as to any Person, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all debt for borrowed money, Indebtedness of represented by notes, bonds and similar instruments), Capital Lease Obligations, purchase money Indebtedness and drawings under letters of credit that have not been reimbursed within three Business Days (but excluding, for the avoidance of doubt, undrawn letters of credit), in each case, of the Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Total Debt”, “Consolidated First Lien Debt” and “Consolidated Secured Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder) (i) net of the Unrestricted Cash Amount, (ii) excluding any Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds (and evidences of such indebtedness) so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) excluding Indebtedness of such Person to the extent that, upon or after the issuance thereof (and only for so long as), such Indebtedness is secured by the cash proceeds thereof and/or other amounts provided by or on behalf of such Person pursuant to an escrow or similar arrangement in an amount sufficient to repay the entire principal amount thereof, and for so long as such Indebtedness is so secured, such cash proceeds and other amounts are not included in the calculation of the Unrestricted Cash Amount, it being understood that this clause (iii) shall not apply for purposes of determining whether such Indebtedness itself is permitted hereunder to be incurred, (iv) excluding obligations under any Derivative Transaction, (v) excluding any Attributable Receivables Indebtedness in respect of any Permitted Receivables Facility that is structured as a purchase or a factoring arrangement (but, for the avoidance of doubt, not as a lending arrangement) and (v) excluding obligations under any Non-Capital Lease Obligation (items (i) through (v) of this proviso, the “Netted Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with GAAP, subject to Sections 1.04(a)(ii) and 1.04(a)(iii).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Parent Guarantor or any Restricted Subsidiary (which may be guaranteed by the Guarantors or any Restricted Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Qualified Capital Stock of the Parent Guarantor (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Qualified Capital Stock or a market measure of such Qualified Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Parent Guarantor or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Copyright” means all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or a successor administrator).

“CORRA Administrator” means the Bank of Canada (or a successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost Saving Initiative” means any operating improvement, restructuring, cost savings or similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another).

“Covered Agreement” has the meaning assigned to such term in Section 6.03(d).

“Credit Extension” means each of (a) the making of a Loan or (b) the issuance, amendment, modification or extension of any Letter of Credit (other than any such amendment, modification or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facilities and the Term Facilities.

“Cross Default Trigger” means, with respect to any Standstill Event of Default, (a) the acceleration of Revolving Loans and/or the Term A Loans or the termination of the Revolving Credit Commitments and/or the Term Loan A Commitments, in each case, as described in Section 7.01(d) or 7.01(g), as applicable, or (b) any other event that, pursuant to the express terms of Section 7.01(g), results in such Standstill Event of Default constituting an Event of Default with respect to any Term B Loans or Term Loan B Commitments.

“Current Assets” means, at any date, all assets of the Parent Guarantor and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Parent Guarantor and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Parent Guarantor and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Parent Guarantor and/or any Restricted Subsidiary, (ix) the current portion of any Capital Lease Obligation and the current portion of any Non-Capital Lease Obligation that is otherwise required to be capitalized, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“Cyprium Luxembourg” has the meaning assigned to such term in the preamble to this Agreement.

“Cyprium US” has the meaning assigned to such term in the preamble to this Agreement.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, “CORRA Determination Date”) that is five RFR Business Days prior to (a) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (b) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to any Borrower. If by 5:00 p.m., Toronto time, on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five Business Days prior to such CORRA Determination Date.

“Daily Simple CORRA Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple CORRA.

“Daily Simple RFR” means (a) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA, (b) with respect to any RFR Borrowing denominated in U.S. Dollars (if such Type of Borrowing is applicable pursuant to Section 2.14), the Daily Simple SOFR and (c) with respect to any RFR Borrowing denominated in Canadian Dollars (if such Type of Borrowing is applicable pursuant to Section 2.14), the Adjusted Daily Simple CORRA.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, “SOFR Determination Date”) that is five RFR Business Days prior to (a) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower. If by 5:00 p.m., New York City time, on the second RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website, so long as such first preceding RFR Business Day is not more than five (5) RFR Business Days prior to such SOFR Determination Date.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), a rate per annum equal to the greater of (a) SONIA for the day that is five (5) RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) 0.00%. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to any Borrower.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy (including “bankruptcy” as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), general assignment for the benefit of creditors, moratorium, rearrangement, arrangement, administration, receivership, insolvency, statutory management administration, reorganization, corporate arrangement or restructuring or similar debtor relief laws of the U.S. or any other applicable jurisdiction (including any Obligor Jurisdiction) from time to time in effect and affecting the rights of creditors generally, including (a) Book III (Livre III) of the Luxembourg Commercial Code, the Luxembourg law dated 10 August 1915 on commercial companies, as amended from time to time, related to winding-up and liquidation, the Luxembourg law dated 28 October 2022 on the procedure of administrative dissolution without liquidation and the Luxembourg Bankruptcy Modernization Law, (b) the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), (c) the Polish Insolvency Law and the Polish Restructuring Law and (d) the Swiss Federal Act on Debt Collection and Bankruptcy (SchKG), including any applicable restructuring or settlement procedures thereunder.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including, without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded (unless, solely in the case of an obligation to make a Loan, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Administrative Agent, any Issuing Bank or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Parent Guarantor, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Guarantor, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Parent Guarantor and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Parent Guarantor and the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership of any Capital Stock in such Lender or its parent company by any Governmental Authority; provided, further, that such ownership does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent Guarantor or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Guarantor in good faith) of non-Cash consideration received by the Parent Guarantor or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.06(h) that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person. The fair market value of any assets or other property Disposed of shall be determined by the Parent Guarantor in good faith and may be measured at the time provided for in Section 1.04(d).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such

Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified as such in writing to the Arrangers on or prior to the Effective Date by way of list from the Parent Guarantor (or its attorneys), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Parent Guarantor (or its attorneys) in a written notice to the Arrangers (if prior to the Effective Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Effective Date) (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (i) above) (each such Person described in clauses (i) through (iii) above, a “Disqualified Lending Institution”); and

(b) (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and, in each case, is identified by the Parent Guarantor (or its attorneys) as such in writing to the Arrangers (if prior to the Effective Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Effective Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Parent Guarantor (or its attorneys) in a written notice to the Arrangers (if prior to the Effective Date) or upon three Business Days prior written notice to the Administrative Agent (if after the Effective Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii), but such Bona Fide Debt Fund may be designated as a Disqualified Lending Institution pursuant to clause (a) above);

it being understood and agreed that (i) no written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Persons that have entered into a trade to acquire or any Person that has previously acquired an assignment or participation interest in any Loans or Commitments if such Person was not a Disqualified Institution at the time of such assignment or granting of such participation interest, (ii) any written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall be sent to the following email address at the Administrative Agent in order to be deemed received or effective: JPMDQ_Contact@jpmorgan.com and (iii) any written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall not be effective until at least three Business Days following receipt by the Administrative Agent (and if disclosure to the Lenders is permitted, until at least three Business Days following disclosure to the Lenders). Notwithstanding the foregoing, the Parent Guarantor may, in respect of any assignment or participation, consent in writing to such assignment or participation being an assignment or participation to a Person that would otherwise be a Disqualified Institution (provided such writing includes a statement that the Parent Guarantor is aware such Person would otherwise be a Disqualified Institution), in which case such Person shall not be a Disqualified Institution for purposes of such assignment or participation.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f).

“Documentation Agent” means any Person appointed as such in connection with the Credit Facilities, including the Persons listed in such capacity on the cover of this Agreement.

“Domestic Collateral Agent” means JPMorgan, in its capacity as a collateral agent hereunder and under the Collateral Documents (other than the Foreign Collateral Documents), or any successor thereto appointed in accordance with Article 8. Unless the context requires otherwise, the term “Domestic Collateral Agent” shall include any branch or Affiliate of JPMorgan that it shall have designated for the purpose of performing any of its obligations hereunder or under the other Loan Documents in such capacity.

“Domestic Loan Party” means any Loan Party that is not a Foreign Loan Party.

“ECF Deductions” has the meaning assigned to such term in Section 2.11(b)(i).

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g), the Parent Guarantor or any Restricted Subsidiary; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person, (ii) any Disqualified Institution or Defaulting Lender or (iii) except as permitted under Section 9.05(g), the Parent Guarantor or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Parent Guarantor or any of its Restricted Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or the effect of any hazardous materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code with the Parent Guarantor or any of its Restricted Subsidiaries, (b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code with the Parent Guarantor or any of its Restricted Subsidiaries or (c) for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code, treated as a “single employer” with the Parent Guarantor or any of its Restricted Subsidiaries under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived), (b) the failure of any Pension Plan to satisfy a minimum funding standard under Section 412 of the Code, (c) the filing of any request for, or receipt of, a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Parent Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Parent Guarantor or any of its Restricted Subsidiaries or ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, (g) the imposition of liability on the Parent Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent

Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate from any Multiemployer Plan if there is any potential liability under Title IV of ERISA for Parent Guarantor or any of its Restricted Subsidiaries, (i) the receipt by the Parent Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to Title IV of ERISA with respect to any Pension Plan or (k) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Guarantor or any of its Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended from time to time.

“EURIBOR” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted EURIBOR.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or, if such screen or service ceases to be available, on the appropriate screen of such other information service as the Administrative Agent may specify after consultation with the Administrative Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

(a) the sum, without duplication, of the following for such Fiscal Year:

(i) Consolidated Adjusted EBITDA for such Fiscal Year, determined (A) without giving effect to clause (b)(xiii) or the penultimate paragraph of the definition thereof and (B) excluding therefrom (x) net income of any consolidated Restricted Subsidiary of the Parent Guarantor that is not a Wholly-Owned Subsidiary to the extent such income is attributable to the non-controlling interest in such consolidated Restricted Subsidiary and (y) the amounts included pursuant to clause (c) of the definition of Consolidated Net Income in respect of any Person that is not the Parent Guarantor or a Restricted Subsidiary; plus

(ii) the aggregate amount of all non-Cash Charges deducted (and not already added back) in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, including any such Charges added back under clauses (b)(iii) and (b)(iv) of the definition of Consolidated Adjusted EBITDA, but excluding any non-cash Charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period; plus

(iii) the Consolidated Working Capital Adjustment for such period, minus

(b) the sum, without duplication, of the following for such Fiscal Year:

(i) the aggregate principal amount of (A) all optional prepayments of, or other Cash payments to reduce the outstanding principal amount of, Indebtedness made by the Parent Guarantor or its Restricted Subsidiaries during such Fiscal Year (other than (1) any optional prepayment of, or other Cash payments to reduce the outstanding principal amount of, Indebtedness to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (2) any optional prepayment of, or other Cash payments to reduce the outstanding principal amount of, revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such prepayment or reduction), (B) all mandatory prepayments and scheduled repayments of Indebtedness made by the Parent Guarantor or its Restricted Subsidiaries during such Fiscal Year (in the case of any such mandatory prepayment on account of any net proceeds received in respect of any Disposition or any Casualty/Condemnation Event, only to the extent such net proceeds increased the Consolidated Adjusted EBITDA for such Fiscal Year) and (C) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by the Parent Guarantor or its Restricted Subsidiaries that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii) the aggregate amount of (A) all Charges either excluded in calculating Consolidated Net Income for such Fiscal Year or added back in calculating Consolidated Adjusted EBITDA for such Fiscal Year, in each case, to the extent such Charges are paid or payable in Cash by the Parent Guarantor or its Restricted Subsidiaries, including any such Charges added back under clauses (b)(i) and (b)(ii) of the definition of Consolidated Adjusted EBITDA, and (B) all non-Cash gains, credits and items of income included in arriving at Consolidated Adjusted EBITDA for such Fiscal Year; plus

(iii) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, any foreign transactional or translation losses paid or payable in Cash during such Fiscal Year by the Parent Guarantor or its Restricted Subsidiaries (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), plus

(iv) the amount, if any, which, in the determination of such Consolidated Adjusted EBITDA for such Fiscal Year, has been included in respect of income or gain from any Disposition outside of the ordinary course of business or any Casualty/Condemnation Event; plus

(v) Cash payments (other than in respect of Taxes, which are governed by clause (ii) above) made during such Fiscal Year by the Parent Guarantor or its Restricted Subsidiaries for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(vi) amounts paid in Cash by the Parent Guarantor or its Restricted Subsidiaries (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such Fiscal Year on account of (A) items that were accounted for as non-Cash Charges deducted in arriving at Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, in arriving at Consolidated Adjusted EBITDA, plus

(vii) the amount of any payment of Cash made during such Fiscal Year by the Parent Guarantor or its Restricted Subsidiaries to be amortized or expensed over a future period and recorded as a long-term asset, except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(viii) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, the amount of any Tax obligation of the Parent Guarantor and/or any Restricted Subsidiary that is estimated in good faith by the Parent Guarantor as due and payable (but is not currently due and payable) by the Parent Guarantor and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Parent Guarantor and/or any Restricted Subsidiary, plus

(ix) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, Cash payments made by the Parent Guarantor or its Restricted Subsidiaries during such Fiscal Year in respect of any Restricted Payments set forth in Sections 6.04(a)(ii), 6.04(a)(v), 6.04(a)(viii) and/or 6.04(a)(x) or any distributions, dividends or other similar payments made to the holders of any minority interest in any Restricted Subsidiary, in each case, except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness); plus

(x) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, the aggregate amount of any extraordinary, exceptional, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Fiscal Year); plus

(xi) all Cash payments made by the Parent Guarantor or its Restricted Subsidiaries during such Fiscal Year in respect of Capital Expenditures and all Cash payments made by the Parent Guarantor or its Restricted Subsidiaries in such Fiscal Year to acquire IP Rights, in each case, except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness); plus

(xii) Cash payments made by the Parent Guarantor or its Restricted Subsidiaries during such Fiscal Year in respect of any Investment (including acquisitions) permitted by Section 6.05 (other than Investments (x) in Cash or Cash Equivalents or (y) in the Parent Guarantor or any Restricted Subsidiary), in each case, except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness); plus

(xiii) the aggregate consideration (A) required to be paid in Cash by the Parent Guarantor or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such Fiscal Year relating to Capital Expenditures, acquisitions or other Investments permitted by Section 6.05 (other than Investments (x) in Cash or Cash Equivalents or (y) in the Parent Guarantor or any Restricted Subsidiary) and/or Restricted Payments described in clause (ix) above and/or (B) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or other Investments and/or Restricted Payments described in clause (A) above (clauses (A) and (B) of this clause (xiii), the “Scheduled Consideration”), in each case, to be consummated or made by the Parent Guarantor or its Restricted Subsidiaries during the period of four consecutive Fiscal Quarters following the end of such Fiscal Year; provided that (I) to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters and (II) if any amounts are deducted from Excess Cash Flow pursuant to this clause (xiii) in any Fiscal Year, not duplicative deduction shall be made in any subsequent Fiscal Year under this or any other clause of this definition; plus

(xiv) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, Cash expenditures in respect of any Hedge Agreement made during such Fiscal Year by the Parent Guarantor or its Restricted Subsidiaries; plus

(xv) to the extent not deducted in arriving at Consolidated Adjusted EBITDA for such Fiscal Year, the aggregate amount of expenditures actually made during such Fiscal Year by the Parent Guarantor and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Availability Date, and Charges incurred in connection therewith, whether or not such transaction was successful).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, for purposes of determining the U.S. Dollar Equivalent of any currency other than U.S. Dollars, the rate at which such other currency may be exchanged into U.S. Dollars or, for purposes of determining the U.S. Dollar Equivalent for purposes of Sections 2.05(d), 2.05(e) and 2.05(l), at which U.S. Dollars may be exchanged into such other currency, as applicable, in each case, at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). Notwithstanding the foregoing provisions of this definition or the definition of “U.S. Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the U.S. Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it and denominated in Alternative LC Currencies by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.

“Excluded Account” means, with respect to any Loan Party, (a) any Excluded Cash Pooling Account and (b) any “Excluded Account” (or similar term) as defined in any Collateral Document to the extent applicable to such Loan Party.

“Excluded Assets” means each of the following:

(a) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest therein is prohibited by or in violation of (or, with respect to clause (ii), would result in a loss by the Parent Guarantor or any Restricted Subsidiary of material rights under) (i) any law, rule or regulation applicable to such Loan Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such prohibition, violation or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, agreement or other asset not subject to the prohibitions, violation or loss of right specified in clause (i) or (ii) above;

(b) any Excluded Securities;

(c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable U.S. federal law;

(d) any motor vehicles and any other asset subject to certificates of title (unless any such property or assets are pledged as collateral in respect of any Incremental Equivalent Debt) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law in the applicable Loan Party’s jurisdiction of organization or, if applicable, where such asset is situated;

(e) any Letter-of-Credit Rights (other than any Letter-of-Credit Rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which any Collateral Agent has a valid and perfected security interest) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law in the applicable Loan Party’s jurisdiction of organization;

(f) Excluded Accounts;

(g) any assets owned by any Loan Party on the date Availability Date or thereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Capital Lease Obligations, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable Capital Lease Obligation or purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds in a manner permitted by Section 6.03;

(h) any property or assets in circumstances where the cost, burden, difficulty or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Parent Guarantor and the Administrative Agent in writing (which may be via email), outweighs, or would be excessive in relation to, the practical benefits to the Lenders afforded thereby;

(i) any property constituting aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of any Incremental Equivalent Debt) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law in the applicable Loan Party’s jurisdiction of organization or, if applicable, where such asset is situated;

(j) (i) any real property or real property interest that is not a Material Real Estate Asset and (ii) any Flood Hazard Property;

(k) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (k) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction or other similar applicable law;

(l) any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax consequences to the Parent Guarantor or its Restricted Subsidiaries, as reasonably determined by the Parent Guarantor and advised to the Administrative Agent in writing; provided that this clause (l), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by the Parent Guarantor or any of its Subsidiaries on the Availability Date and that is not an Excluded Asset on the Availability Date (determined without regard to this clause (l));

(m) Permitted Receivables Facility Assets (or interests therein) (including, without limitation, any trade receivables held by the Parent Guarantor and/or any Restricted Subsidiary) sold or otherwise transferred to a Receivables Entity or otherwise pledged, transferred or sold, in each case, in connection with a Permitted Receivables Facility; and

(n) any Commercial Tort Claim involving a claim of less than US$25,000,000 (as determined in good faith by the Parent Guarantor);

provided that (i) the term “Excluded Assets” shall not include (A) Capital Stock of any Borrower or (B) proceeds or receivables arising out of any asset described in clauses (a) through (n) above unless such proceeds or receivables would independently constitute an Excluded Asset and (ii) no “Excluded Asset” shall be excluded from any “floating charge” or a similar security interest where such exclusion is materially adverse to the ability of the applicable Collateral Agent to enforce its rights or remedies with respect thereto (including its ability to appoint an administrator, receiver and/or manager under or pursuant to any Collateral Document), except as expressly provided in the applicable Collateral Document creating such security interest and, for the avoidance of doubt, without prejudice to Section 8.12.

“Excluded Cash Pooling Account” means any deposit account maintained by the Parent Guarantor or its Restricted Subsidiaries with Citibank, N.A. or its branches or Affiliates or any other commercial bank (each, a “Cash Pooling Bank”) as part of the cash pooling arrangements of the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business; provided that (a) the assets credited thereto are transferred, on a regular basis, to one or more deposit accounts or securities accounts that are not “Excluded Cash Pooling Accounts” and (b) the aggregate amount of assets credited thereto does not, at the close of business on any Business Day, exceed the greater of US$25,000,000 (or its equivalent in any other currency) and 3% of Consolidated Adjusted EBITDA for the most recently ended Test Period, except for any such excess that is eliminated within two Business Days.

“Excluded Security” means (a) any Capital Stock constituting voting Capital Stock in any Specified CFC or Specified CFC Holdco, other than 65% of the issued and outstanding voting Capital Stock of such Specified CFC or Specified CFC Holdco, (b) any Capital Stock in a Joint Venture or any Subsidiary that is not a Wholly-Owned Subsidiary of the Parent Guarantor, in each case, to the extent and for so long as the attachment of the security interest created by the Collateral Documents therein would violate any joint venture agreement, Organizational Document, shareholders agreement or equivalent agreement relating to such Joint Venture or non-Wholly-Owned Subsidiary; provided that Capital Stock in Subsidiaries of the Parent Guarantor the minority interest in which is held by management, directors or employees of the Parent Guarantor or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (c) any Capital Stock the pledge of which in support of the Loan Document Obligations is prohibited by applicable law, (d) the Capital Stock of any Captive Insurance Subsidiary, Unrestricted Subsidiary, broker-dealer subsidiary, not-for-profit subsidiary or special purpose entity (including any Receivables Entity), (e) any Margin Stock and (f) any Capital Stock that would otherwise be an Excluded Asset. Notwithstanding the foregoing, in no event shall the Capital Stock of a Borrower constitute an Excluded Security.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(b) any Immaterial Subsidiary;

(c) any Restricted Subsidiary that (i) is prohibited or restricted by (A) any applicable law, rule or regulation from providing a Loan Guarantee or (B) any contractual obligation existing on the Availability Date or at the time such Restricted Subsidiary becomes a Subsidiary (and, in each case, which contractual obligations is not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary and cannot be waived by the Parent Guarantor or a Subsidiary) from providing a Loan Guarantee or (ii) would require a governmental (including regulatory) consent, approval, license or authorization to provide a Loan Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that, except as provided in the Agreed Security Principles, the Parent Guarantor and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization;

(d) any not-for-profit subsidiary;

(e) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer;

(f) any special purpose entity (including any Receivables Entity);

(g) any Foreign Subsidiary (other than any Subsidiary organized under the laws of any Obligor Jurisdiction);

(h) any Specified CFC;

(i) (i) any Specified CFC Holdco and (ii) any U.S. Subsidiary that is a Subsidiary of any Specified CFC or Specified CFC Holdco;

(j) any Unrestricted Subsidiary;

(k) any Subsidiary acquired after the Availability Date pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that is an obligor under pre-existing Indebtedness permitted by Section 6.01 and not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent the terms of such Indebtedness prohibit such Subsidiary from providing a Loan Guarantee;

(l) any Restricted Subsidiary if the provision of a Loan Guarantee would be reasonably likely to result in materially adverse tax or regulatory consequences to the Parent Guarantor or its Restricted Subsidiaries, as determined by the Parent Guarantor in good faith following consultation with the Administrative Agent, provided that this clause (l) shall not apply to any Subsidiary organized under the laws of any Obligor Jurisdiction (it being understood that any such Subsidiary may be an Excluded Subsidiary pursuant to another clause of this definition);

(m) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Parent Guarantor, the cost, burden, difficulty or consequence of obtaining a Loan Guarantee therefrom outweighs, or would be excessive in relation to, the practical benefits to the Lenders afforded thereby; and

(n) any Restricted Subsidiary excluded by operation of the Agreed Security Principles.

Notwithstanding the foregoing, in no event shall a Borrower constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.19 of the Loan Guarantee and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent, any Lender or any Issuing Bank: (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, having its applicable lending office located in such jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal branch profits Taxes or any similar Taxes imposed by any other jurisdiction described in clause (a) or that are Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Taxes imposed as a result of a failure by the Administrative Agent, Lender or Issuing Bank to comply with Section 2.17(f), (e) any Taxes imposed pursuant to the Luxembourg Law of 23 December 2005 introducing a final withholding tax on interest and assimilated payments made, or ascribed, to Luxembourg resident individuals, and (f) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means any letter of credit (or, with respect to the applicable Issuing Bank (or other Person referred to below), any bank guarantee (or similar instrument) as such Issuing Bank (or other Person referred to below) may in its sole discretion approve) that is issued by any Issuing Bank (or any Person that substantially concurrently with such designation shall become an Issuing Bank in accordance with Section 2.05(i)) for the account of the Parent Guarantor or any of its Restricted Subsidiaries and, subject to compliance with the requirements set forth in Section 2.05 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Administrative Borrower and such Issuing Bank (or such Person) to the Administrative Agent (which notice shall contain a representation and warranty by the Administrative Borrower that, as of the date of such designation, the conditions precedent set forth in Sections 4.03(b) and 4.03(c) shall be satisfied); provided that no letter of credit may be so designated prior to the Availability Date.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Facility” means the Extended Revolving Credit Commitments and the Extended Revolving Loans and other extensions of credit thereunder.

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Parent Guarantor, executed by each of (a) the applicable Borrower(s), (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23; provided, however, that any amendment that adversely affects the rights or duties of any Collateral Agent shall require the prior written consent of such Collateral Agent.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Fall-Away Event” has the meaning assigned to such term in Section 9.26.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative practice) implementing the foregoing.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Fee Letter, dated as of October 24, 2025, by and among the Parent Guarantor and JPMorgan.

“Financial Covenants” means the covenants set forth in Section 6.10.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Parent Guarantor and its Restricted Subsidiaries.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent Guarantor ending December 31 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Fixed Amount” has the meaning assigned to such term in Section 1.04(f).

“Flood Hazard Property” means any Material Real Estate Asset located in the United States if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR, the Adjusted EURIBOR, the Adjusted Term CORRA, the Adjusted TIIE Rate or the Daily Simple RFR, as applicable. For the avoidance of doubt, as of the Effective Date, the Floor is 0.00%.

“Foreign Collateral Agent” means Wilmington Trust, in its capacity as collateral agent, security agent, security trustee or trustee hereunder and under the Foreign Collateral Documents, or any successor thereto appointed in accordance with Article 8. Unless the context requires otherwise, the term “Foreign Collateral Agent” shall include any branch or Affiliate of Wilmington Trust that it shall have designated for the purpose of performing any of its obligations hereunder or under the other Loan Documents in such capacity.

“Foreign Collateral Agent Fee Letter” means that certain fee letter dated the date hereof between Wilmington Trust, Cyprium US and Cyprium Luxembourg.

“Foreign Collateral Documents” means the Collateral Documents that are governed by the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Loan Party” means any Loan Party organized outside of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a U.S. Subsidiary.

“Form 10” means the Registration Statement on Form 10 (including the information statement and the other exhibits filed therewith or incorporated by reference therein) filed by the Parent Guarantor with the SEC on August 15, 2025, as amended from time to time prior to the declaration thereof as effective by the SEC, including pursuant to Amendment No. 1 to the Registration Statement on Form 10 filed by the Parent Guarantor with the SEC on September 30, 2025.

“Funding Account” has the meaning assigned to such term in Section 2.03.

“Funding TIIE Composed in Advance” means the Tasa de Interés Interbancaria de Equilibrio de Fondeo Compuesta por Adelantado for a term of 28 days, rounded to four decimals, as published by the Banco de México on its internet website page, http://www.banxico.org.mx/.

“GAAP” means, subject to Sections 1.04(a)(ii) and 1.04(a)(iii), generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision of any thereof (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Group” means the Parent Guarantor and its Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Availability Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Availability Date, among the Parent Guarantor, the Borrowers, the other Guarantors and the Administrative Agent, substantially in the form of Exhibit D, or any other form approved by the Administrative Agent and the Parent Guarantor, together with all Guarantee Supplements then in effect, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Supplement” has the meaning set forth in the Guarantee Agreement. It is acknowledged and agreed that any Guarantee Supplement may, if reasonably requested by the Parent Guarantor, include limitations on guarantee provisions applicable to a Restricted Subsidiary and required or advisable under applicable law, which shall be in form and substance reasonably satisfactory to the Parent Guarantor and the Administrative Agent.

“Guarantor” means (a) the Parent Guarantor, (b) the Borrowers (other than with respect to their own Obligations) and (c) each Subsidiary Guarantor from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or poly-fluoridated substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature that can result in liability or are regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant”, or on a similar basis, pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Parent Guarantor or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Historical Combined Financial Statements” means (a) the combined balance sheet of the Parent Guarantor and its Subsidiaries as of December 31, 2024 and the related combined statements of operations, comprehensive income and cash flows of the Parent Guarantor and its Subsidiaries for the Fiscal Year then ended, prepared in accordance with GAAP and audited by Ernst & Young LLP, and (b) the combined interim financial statements the Parent Guarantor and the Subsidiaries as of and for each subsequent Fiscal Quarter or the portion of the Fiscal Year then ended, in each case under this clause (b), that are included in the Form 10.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items) do not exceed 5.0% of Consolidated Total Assets of the Parent Guarantor and its Restricted Subsidiaries and (b) the contribution by which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but eliminating all intercompany items)

to Consolidated Adjusted EBITDA does not exceed 5.0% of the Consolidated Adjusted EBITDA of the Parent Guarantor and its Restricted Subsidiaries, in each case, as of the last day of or for the most recently ended Test Period; provided, that the combined total assets and contribution to Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 7.5% of Consolidated Total Assets and 7.5% of Consolidated Adjusted EBITDA, in each case, of the Parent Guarantor and its Restricted Subsidiaries as of the last day of or for the most recently ended Test Period (and, in the event of any such excess, one or more of such Restricted Subsidiaries shall be deemed not to be an Immaterial Subsidiary in descending order (or such other order as the Parent Guarantor shall have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated); provided, further, that (i) at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), determinations under this definition shall be made based on the most recent pro forma financial statements of the Parent Guarantor included in Form 10 and (ii) no Borrower shall deemed to be an Immaterial Subsidiary.

“Incremental Cap” means:

(a) the Shared Incremental Amount; plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder (other than Loans or Commitments to the extent incurred or implemented in reliance on clause (a) above), an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt; plus

(c) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment or Term Loan terminated or prepaid in accordance with Section 2.19, an amount equal to the relevant terminated Revolving Credit Commitment or prepaid Term Loan; plus

(d) without duplication (including without duplication of clause (b) or (c) above), (i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.11(a) and/or the amount of any optional permanent reduction of any Revolving Credit Commitment in accordance with Section 2.09(b), (ii) the amount of any optional prepayment, redemption, repurchase or retirement of any Incremental Equivalent Debt, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Replacement Debt previously applied to the permanent prepayment of any Term Loan or of any Incremental Equivalent Debt (in each case, other than any Term Loan or Incremental Equivalent Debt incurred under clause (a) above) and (iv) the aggregate principal amount of any Indebtedness referred to in clauses (i) through (iii) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) the Parent Guarantor and/or any Restricted Subsidiary; provided that, for each of clauses (i) through (iv), (x) such Indebtedness was secured by a Lien on any Collateral on a pari passu basis with the Credit Facilities (but without regard to the control of remedies) and was not incurred (or, in the case of Revolving Credit Commitments, implemented) in reliance on clause (a) above, (y) the relevant prepayment, redemption, repurchase, retirement, assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) and (z) in the case of a prepayment, redemption, repurchase, retirement, assignment and/or purchase of any revolving Indebtedness, credit shall be given solely to the extent accompanied by a permanent reduction of the revolving commitments in respect thereof; plus

(e) an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof or of any Indebtedness incurred concurrently therewith, but giving effect to any related Subject Transaction) (and, in the case of any Incremental Facility or Incremental Equivalent Debt in the form of a revolving facility or “delayed draw” term facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a Lien on any Collateral ranking pari passu with the Lien securing the Credit Facilities (but without regard to the control of remedies), the First Lien Leverage Ratio does not exceed 1.75:1.00, (ii) if such Indebtedness is secured by a Lien on any Collateral on a basis junior with the Liens securing the Credit Facilities, the Secured Leverage Ratio does not exceed 2.50:1.00 and (iii) if such Indebtedness is unsecured, the Total Leverage Ratio does not exceed 3.25:1.00, in each case, as of the last day of the most recently ended Test Period;

provided that:

(1) any Incremental Facility and/or Incremental Equivalent Debt may be incurred or implemented under one or more of clauses (a) through (e) of this definition as selected by the Parent Guarantor in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred or implemented only under clause (i) thereof);

(2) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the portion of such Incremental Facility or Incremental Equivalent Debt (but without netting such proceeds) to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter;

(3) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition, unless otherwise elected by the Parent Guarantor, shall automatically and without need for action by any Person, be reclassified as having been incurred or implemented under clause (e) of this definition if, at any time after the incurrence or implementation thereof, when financial statements required pursuant to Section 5.01(a) or 5.01(b) are delivered, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Leverage Ratio, Secured Leverage Ratio or Total Leverage Ratio test, as applicable, set forth in clause (e) of this definition;

(4) in the case of any Incremental Equivalent Debt in the form of revolving loans or a revolving facility, if a full drawing thereunder is permitted at the time the commitments in respect thereof are established (or at such other time as shall be applicable thereto pursuant to Section 1.04(d)), then the obligors thereunder may thereafter borrow, repay, prepay and reborrow amounts thereunder, in whole or in part, from time to time, without further compliance with the provisions of this definition;

(5) in the case of any Incremental Term Facility or any Incremental Equivalent Debt in the form of a “delayed draw” term facility, if a full drawing thereunder is permitted at the time the commitments in respect thereof are established (or at such other time as shall be applicable thereto pursuant to Section 1.04(d)), then the obligors thereunder may thereafter borrow under such commitments, in whole or in part, from time to time, without further compliance with the provisions of this definition; provided that, except to the extent such commitments have terminated without funding, all future incurrence tests (including under clause (e) above but excluding, for the avoidance of doubt, the actual compliance with Section 6.10) shall be made on a pro forma basis assuming a full drawing under such commitments (but without netting the cash proceeds thereof) and giving effect to the application of the proceeds thereof; and

(6) any Incremental Equivalent Debt that (A) is secured by the proceeds of such Incremental Equivalent Debt and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Equivalent Debt pursuant to, and only for so long as such proceeds and related deposit are subject to, an escrow or similar arrangement to secure such Incremental Equivalent Debt pending the application of the proceeds thereof and (B) that will be unsecured upon the termination of such escrow or similar arrangement, may, notwithstanding the Lien described in sub-clause (A) above, be incurred under clause (e)(iii) above.

“Incremental Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

(a) the aggregate outstanding principal amount (or committed amount, if applicable) thereof does not exceed the Incremental Cap (less any portion thereof utilized by the Incremental Facilities) as in effect at the time of incurrence or implementation thereof (after giving effect to any reclassification at or prior to such time);

(b) (i) unless such Indebtedness is in the form of revolving loans or a revolving facility, the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and the scheduled final maturity date of such Indebtedness is no earlier than the Initial Term Loan Maturity Date and (ii) if such Indebtedness is in the form of revolving loans or a revolving facility, such Indebtedness shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date, in each case as determined on the date of incurrence or implementation, as applicable, thereof; provided that clause (i) above shall not apply to customary bridge loans incurred to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into Indebtedness meeting the requirements set forth in this clause (b) or (y) are intended to be refinanced with Qualified Capital Stock of the Parent Guarantor, proceeds of asset sales or Indebtedness meeting the requirements set forth in this clause (b);

(c) subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Parent Guarantor and the lenders providing such Indebtedness;

(d) if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement;

(e) such Indebtedness may provide for the ability to participate (i) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (ii) to the extent secured by a Lien on any Collateral on a pari passu basis with the Term Loans (but without regard to the control of remedies), on a pro rata basis of or less than a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(f) if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenants, either (x) such financial maintenance covenant shall only be applicable after the later of the Initial Term Loan Maturity Date or the Initial Revolving Credit Maturity Date or (y) the Lenders under any then-existing Revolving Facility and any then-existing Term A Facility shall also receive the benefit of such more favorable financial maintenance covenant; and

(g) (i) such Indebtedness shall rank pari passu with the Initial Term Loans and the Initial Revolving Loans, in each case, in right of payment and (ii) no such Indebtedness may be (x) Guaranteed by any Person which is not a Loan Party; provided that the obligations of any Person with respect to any escrow or similar arrangement described in clause (y) below shall be deemed not to constitute a Guarantee by such Person or (y) secured by Liens on any assets other than the Collateral (and may be secured by Liens on the Collateral only on a pari passu (but without regard to the control of remedies) or junior basis to the Liens on the Collateral securing the Credit Facilities); provided that any Incremental Equivalent Debt may be secured by the proceeds of such Incremental Equivalent Debt, and any related deposit of Cash or Cash Equivalents to cover interest and premium fees with respect to such Incremental Equivalent Debt, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Incremental Equivalent Debt pending the application of the proceeds thereof.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Parent Guarantor executed by each of (a) the applicable Borrower(s), (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22; provided, however, that any amendment that adversely affects the rights or duties of any Collateral Agent shall require the prior written consent of such Collateral Agent.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(f).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business, (ii) milestone payments incurred in connection with any investment or series of related investments, (iii) any earn-out, purchase price adjustment or other contingent obligation (other than for the payment of Indebtedness) incurred in connection with an acquisition or a similar Investment, except to the extent that the amount thereof becomes due and payable (it being understood that any such obligation that is subject to a good faith ongoing dispute by the Parent Guarantor or any Restricted Subsidiary shall not be deemed to be due and payable pending the settlement or other resolution of such dispute), and (iv) deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Hedge Agreement, (k) all Attributable Receivables Indebtedness of such Person and (l) all obligations of such Person in respect of Disqualified Capital Stock; provided that “Indebtedness” shall not include obligations of Restricted Subsidiaries organized in China under bank acceptance drafts issued for the benefit of suppliers in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification Topic 815 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans and acquire participations in Letters of Credit hereunder, as such commitment, expressed as an amount representing the maximum permitted amount of such Lender’s Initial Revolving Credit Exposure, is set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender assumed or provided its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Effective Date is US$850,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, (a) the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus (b) the amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Availability Date (or, if such date is not a Business Day, the immediately preceding Business Day).

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by any Initial Revolving Lender to any Revolving Credit Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make an Initial Term Loan hereunder in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender provided its Initial Term Loan Commitment, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The aggregate amount of the Lenders’ Initial Term Loan Commitments on the Effective Date is US$500,000,000.

“Initial Term Loan Maturity Date” means the date that is five years after the Availability Date (or, if such date is not a Business Day, the immediately preceding Business Day).

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Term Loan Borrowers pursuant to Section 2.01(a)(i).

“Intercompany Note” means a promissory note substantially in the form of Exhibit E or any other form approved by the Administrative Agent and the Parent Guarantor.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Ratio Interest Expense for such Test Period, in each case for the Parent Guarantor and its Restricted Subsidiaries; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Availability Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Availability Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Availability Date through the date of determination.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form provided by the Administrative Agent to the Administrative Borrower prior to the Effective Date or such other form that is reasonably acceptable to the Administrative Agent and the Administrative Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any RFR Loan, (i) each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the applicable Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, to the extent approved by all relevant affected Lenders and the Administrative Agent, twelve months or a shorter period) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as a Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(v) shall be available for specification in any Borrowing Request or Interest Election Request, (d) for any Term Benchmark Borrowing denominated in Canadian Dollars, the Interest Period shall not include a six month period and (e) for any Term Benchmark Borrowing denominated in Mexican Pesos, the Interest Period shall mean the period of 28 days. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding anything herein to the contrary, (i) the initial Interest Period for Loans borrowed on the Availability Date shall be as agreed by the Administrative Borrower and the Administrative Agent and set forth in the Borrowing Request delivered with respect thereto and (ii) the initial Interest Period for any Additional Loans may be such period as shall be set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Investment” means (a) any purchase or other acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of any of the Securities or Indebtedness of any other Person (other than any Loan Party), (b) the purchase or other acquisition (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or product line of any Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent Guarantor or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution to, or Guarantee of Indebtedness of, any other Person by the Parent Guarantor or any of its Restricted Subsidiaries. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale); provided that the amount of any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”.

“Investment Grade Period” has the meaning assigned to such term in Section 9.26.

“IP Rights” has the meaning assigned to such term in Section 3.05(b).

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(e).

“Issuing Bank” means each Person listed on Schedule 2.05 and each other Person that becomes an Issuing Bank in accordance with Section 2.05(i), in each case in its capacity as an issuer of Letters of Credit hereunder, other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a majority of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to a Joint Venture of the Parent Guarantor or any Restricted Subsidiary.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Conversion Date” has the meaning assigned to such term in Section 9.20(a).

“Judgment Currency” has the meaning assigned to such term in Section 9.20(a).

“Junior Indebtedness” means any Indebtedness for borrowed money of the Parent Guarantor or any of its Restricted Subsidiaries that is a Loan Party (other than Indebtedness among the Parent Guarantor and/or its Restricted Subsidiaries) that is expressly subordinated in right of payment to the Loan Document Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit F (with such changes thereto that are reasonably satisfactory to the Administrative Agent, each of the Collateral Agents (solely with respect to terms thereof adversely affecting its rights or duties in its capacity as such) and the Parent Guarantor, including modifications relating to local law applicable to Foreign Loan Parties, including as to the appointment and instruction of a Common Collateral Agent), as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Term Loan or Term Loan Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative LC Currency and not reimbursed by the applicable Borrower as required by Section 2.05(e) shall be determined as set forth in Section 2.05(e) or 2.05(l), as applicable.

“LC Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to the applicable Borrower, in each case in a currency other than U.S. Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with U.S. Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Legal Reservations” means the application of relevant Debtor Relief Laws and the general principles of equity and/or principles of good faith and fair dealing.

“Lender-Related Person” means each Arranger, the Administrative Agent, each Collateral Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Incremental Facility Amendment, a Refinancing Amendment or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means (a) each Existing Letter of Credit and (b) any letter of credit (or, with respect to any Issuing Bank, any bank guarantee (or similar instrument) as such Issuing Bank may in its sole discretion approve) issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to any Issuing Bank, the maximum amount of the LC Exposure that may be attributable to Letters of Credit that, subject to the terms and conditions hereof, are required to be issued by such Issuing Bank. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.05, or shall be set forth in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder, as the case may be. The aggregate amount of the Issuing Banks’ Letter of Credit Commitments on the Effective Date is equal to US$100,000,000. The Letter of Credit Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Administrative Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means, at any time, the aggregate amount of Letter of Credit Commitments in effect at such time, as adjusted from time to time in accordance with Section 2.05(i), Section 2.10(c) or Section 2.22 hereof.

“Leverage Covenant Test Date” has the meaning assigned to such term in Section 6.10(a).

“Liabilities” means any losses, claims, damages or liabilities.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any finance lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Document Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Disbursements, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of, the Loan Parties to any Lender, the Administrative Agent, any Collateral Agent, any Issuing Bank or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, the Guarantee Agreement, any Guarantee Supplement, any Acceptable Intercreditor Agreement, any Incremental Facility Amendment, any Refinancing Amendment, any Extension Amendment, any amendment hereto or thereto and any other document or instrument designated by the Parent Guarantor and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means any Guarantee of the Obligations created under the Guarantee Agreement, including pursuant to a Guarantee Supplement.

“Loan Parties” means the Borrowers, the Parent Guarantor and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Initial Revolving Loan and/or any Additional Revolving Loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Bankruptcy Modernisation Law” means the Luxembourg law on business continuity, restructuring and the modernisation of the bankruptcy regime dated 7 August 2023.

“Mandatory Restrictions” has the meaning assigned to such term in Section 1.16.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means, at any time, an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Parent Guarantor on a Business Day (as selected by the Parent Guarantor) no more than five Business Days prior to such time multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding such time (or, if such common Capital Stock has only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Agents and the Lenders under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to any Collateral Agent (or its bailee) pursuant to the Collateral Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreement, of any one or more of the Parent Guarantor and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Guarantor or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property” means any IP Rights that are owned by the Parent Guarantor or any of its Subsidiaries and are material to the operation of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

“Material Jurisdiction” means, at any time, each jurisdiction (it being understood that such term refers to a single country, but including all political subdivisions of such country) with respect to which the combined total assets of all Restricted Subsidiaries organized under the laws of such jurisdiction (determined on a consolidated basis for such Restricted Subsidiaries and their Restricted Subsidiaries, but eliminating all intercompany items) constitute 5.0% or more of the Consolidated Total Assets, in each case, as of the last day of the most recently ended Test Period ending on the last day of any Fiscal Year.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset that (together with all adjacent “fee-owned” Real Estate Assets) has a fair market value (as determined by the Parent Guarantor in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of US$15,000,000, determined (a) with respect to any Real Estate Asset owned by any Loan Party as of the Availability Date, as of the Availability Date, (b) with respect to any such Real Estate Asset owned by any Restricted Subsidiary that becomes a Loan Party after the Availability Date (other than solely as a result of Section 5.15), as of the date such Restricted Subsidiary becomes a Loan Party or (c) with respect to any Real Estate Asset acquired by any Loan Party after the Availability Date or, in the case of any Loan Party referred to in clause (b), after it becomes a Loan Party, as of the date of acquisition thereof.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the scheduled final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the scheduled final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended Revolving Facility or Extended Term Loans, the scheduled final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Mexican Loan Party” means any Loan Party organized in Mexico.

“Mexican Pesos” and “₱” means the lawful currency of the United Mexican States.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b)(iii).

“MNPI” means material information concerning the Parent Guarantor and its Subsidiaries or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Parent Guarantor and its Subsidiaries, or any of their respective securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, debenture, hypothecation, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of any Collateral Agent, for the benefit of such Collateral Agent and the other Secured Parties, on any Material Real Estate Asset, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Parent Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate, makes or is obligated to make contributions or with respect to which any of them has any obligation or liability.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Parent Guarantor or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Parent Guarantor or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Parent Guarantor or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or similar proceeding, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Parent Guarantor or any of its Restricted Subsidiaries (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent Guarantor’s good faith estimate of income Taxes paid or payable (including pursuant to customary Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Parent Guarantor or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to the Parent Guarantor and its Restricted Subsidiaries) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent Guarantor’s good faith estimate of income Taxes paid or payable (including pursuant to customary Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such Disposition and the Parent Guarantor’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such Disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Parent Guarantor or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Parent Guarantor or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Debt.”

“Non-Capital Lease Obligation” of any Person means a lease obligation of such Person that is not a Capital Lease Obligation.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00%, for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligation Currency” has the meaning assigned to such term in Section 9.20(a).

“Obligations” means (a) all Loan Document Obligations, (b) all Banking Services Obligations and (c) all Secured Hedging Obligations.

“Obligor Jurisdiction” means (a) each of the United States, Jersey, Mexico, Luxembourg, Poland and Switzerland and (b) each Material Jurisdiction; provided that none of China, Honduras, Hungary, India, Indonesia, Malaysia, Morocco, Romania, Serbia, Tunisia, Turkey or Ukraine shall constitute an Obligor Jurisdiction.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum, notice of articles or articles of incorporation, association, amalgamation or organization and its by-laws (if any), including, for a Person organized in Poland, its articles of association (umowa spółki z ograniczoną odpowiedzialnością) or statute (statut), and for a corporation (Aktiengesellschaft) or limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in Switzerland an excerpt of the relevant commercial register, the articles of association (Statuten) and the organizational regulations (if any), and for a Person organized under the laws of Jersey, shall include any consents issued pursuant to the Control of Borrowing (Jersey) Order 1958, (b) with respect to any limited partnership, its certificate and/or declaration of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and, for a Person organized in Luxembourg, its articles of association (statuts), (e) with respect to any exempted company, its certificate of incorporation, any change of name certificates and its memorandum and articles of association (and any amendments thereto) and (f) with respect to any entity, such other organizational documents required by local requirements of law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means any Incremental Equivalent Debt, any Replacement Debt or any other Refinancing Indebtedness (other than the Credit Facilities), in each case, permitted to be incurred pursuant to Section 6.01 and only if such Indebtedness is secured by Liens on the Collateral that are pari passu with the Liens on any Collateral securing the Credit Facilities (without regard to the control of remedies).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Amount” means (a) with respect to any Loan on any date, the U.S. Dollar Equivalent of the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date, (b) with respect to any Letter of Credit on any date, the U.S. Dollar Equivalent of the Stated Amount thereof after giving effect to any changes in such Stated Amount, including as a result of any LC Disbursement, and (c) with respect to any LC Disbursement on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by any Borrower of such LC Disbursement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency or an Alternative LC Currency, an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Qualified Capital Stock of the Parent Guarantor (whether settled in such Qualified Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of the Parent Guarantor or any Restricted Subsidiary (which may be guaranteed by the Parent Guarantor or any Restricted Subsidiary) permitted to be incurred hereunder, for so long as such warrants, options or other rights continue to trade as a unit with such Indebtedness and have not been separated from such Indebtedness.

“Parent Guarantor” has the meaning assigned to such term in the preamble to this Agreement.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit G (with such changes thereto that are reasonably satisfactory to the Administrative Agent, each of the Collateral Agents (solely with respect to terms thereof adversely affecting its rights or duties in its capacity as such) and the Parent Guarantor, including modifications relating to local law applicable to Foreign Loan Parties, including as to the appointment and instruction of a Common Collateral Agent), as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent” means patents and patent applications, together with all inventions, designs or improvement described or claimed therein, and all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that the Parent Guarantor, any of its Restricted Subsidiaries or any ERISA Affiliate maintains or contributes to, or has an obligation to contribute to, or otherwise has any liability for.

“Perfection Certificate” means the Perfection Certificate in the form agreed between the Parent Guarantor and the Administrative Agent and delivered on the Availability Date.

“Perfection Requirements” means (a) with respect to any Domestic Loan Party, (i) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of such Loan Party, (ii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Domestic Collateral Agent for the benefit of the Secured Parties, (iii) the filing of Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (iv) the delivery to the Domestic Collateral Agent (or its bailee) of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents and (v) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Domestic Loan Parties in favor of the Domestic Collateral Agent or to enforce the rights of the Domestic Collateral Agent, the Administrative Agent and the Secured Parties under the Loan Documents and (b) subject to the Agreed Security Principles and the other provisions of the Loan Documents, with respect to any Foreign Loan Party, the taking of any actions required under applicable foreign law to validly create, protect or perfect the Liens on the Collateral granted by such Loan Party in favor of the applicable Collateral Agent, for the benefit of the Secured Parties.

“Permitted Acquisition” means any acquisition by the Parent Guarantor or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any division, line of business, business unit or product line (including research and development and related assets in respect of any product line, product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary which serves to increase the Parent Guarantor’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture which serves to increase the Parent Guarantor’s or any Restricted Subsidiary’s respective equity ownership in such Joint Venture and, as a result of such Investment, results in such Joint Venture becoming a Restricted Subsidiary); provided that (a) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.14 and (b) at the time of the consummation of such acquisition and after giving pro forma effect thereto and all the related transactions, (i) no Specified Event of Default has occurred and is continuing and (ii) the Parent Guarantor shall be in compliance with the Financial Covenants on a Pro Forma Basis (calculated as of the last day of or for the Test Period then most recently ended and, in the case of any such acquisition that is a Qualifying Acquisition, giving effect to any election to increase the Total Leverage Ratio applicable pursuant to Section 6.10(a) that the Parent Guarantor intends to make in accordance with the terms of such Section, it being understood that the Parent Guarantor shall then be obligated to make such election upon the consummation of such Qualifying Acquisition).

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to the Parent Guarantor’s Qualified Capital Stock and purchased in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Encumbrances” means:

(a) Liens for Taxes or other governmental charges that (i) are not overdue for a period of more than 60 days, (ii) are not at such time required to be paid pursuant to Section 5.04, (iii) are being contested in accordance with Section 5.04 or (iv) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 60 days or (ii) are being contested in accordance with Section 5.03;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees supporting any of the foregoing) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Parent Guarantor or any Restricted Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith and not constituting an Event of Default under Section 7.01(k) and (ii) any cash deposits securing any settlement of litigation;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent Guarantor or any Restricted Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Parent Guarantor or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than letters of credit and bank guarantees referred to in clause (c) above).

“Permitted Guarantee” means any Guarantee by the Parent Guarantor or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary, which Guarantee is incurred using available capacity under Section 6.01(t), 6.01(bb) and/or 6.01(cc); provided that (a) the amount of such Guarantee shall be treated as outstanding Indebtedness for borrowed money for purposes of determining available capacity under such Section (including for purposes of determining available capacity with respect to whether or not any such Guarantee would be permitted to be incurred under any such Section) and, in the case of Section 6.01(cc), for purposes of determining available capacity under the Incremental Cap (it being agreed that, for purposes of determining available capacity under the Incremental Cap, such Guarantees shall be treated as unsecured Indebtedness), and, notwithstanding anything to the contrary in Section 1.04(e), may not be classified or reclassified to any other clause of Section 6.01, and (b) in the case of any such

Guarantee incurred under Section 6.01(cc), (i) such Guarantee may only be provided by a Loan Party and (ii) such Guarantee may not be secured (other than pledges of Capital Stock permitted by Sections 6.01(x) and 6.01(y)) by any assets of the Parent Guarantor or any Restricted Subsidiary (it being agreed that such Guarantee shall not otherwise be subject to the requirements of the definition of Incremental Equivalent Debt).

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Parent Guarantor or any Restricted Subsidiary.

“Permitted Receivables Facility” means any facility providing for (a) the factoring, sale or pledge by the Parent Guarantor or its Restricted Subsidiaries (other than a Receivables Entity) of Receivables and Permitted Receivables Related Assets to a Receivables Entity, which in turn shall sell or pledge interests in such Receivables and Permitted Receivables Related Assets to third-party lenders or investors as part of a Receivables backed financing program (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in such Receivables and Permitted Receivables Related Assets) in return for the cash used by the Receivables Entity to purchase such Receivables and Permitted Receivables Related Assets from the Parent Guarantor or is Restricted Subsidiaries or (b) the factoring, sale or pledge by the Parent Guarantor or its Restricted Subsidiaries (other than a Receivables Entity) of Receivables and Permitted Receivables Related Assets to third-party lenders or investors as part of a Receivables-backed financing program, in each case on terms reasonably customary for transactions of this type.

“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of Restricted Subsidiaries which are transferred or pledged pursuant to any Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged and all proceeds thereof and (b) loans to the Parent Guarantor or any Restricted Subsidiary (other than a Receivables Entity) secured by Receivables (whether now existing or arising in the future) of the Parent Guarantor and the Restricted Subsidiaries which are made pursuant to any Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Administrative Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Parent Guarantor or any of its Restricted Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” means any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with Receivables-backed financing programs (including factoring programs) and any collections or proceeds of any of the foregoing.

“Permitted Tax Restructuring” means any reorganization and other activities related to tax planning and tax reorganization by the Parent Guarantor and its Restricted Subsidiaries, so long as such reorganization and other activities are not materially adverse to the Lenders (as reasonably determined by the Parent Guarantor).

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among the Parent Guarantor and its Restricted Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to the Parent Guarantor’s Qualified Capital Stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, exempted company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Polish Civil Code” means the Polish Civil Code dated 23 April 1964, as amended.

“Polish Civil Procedure Code” means the Polish Civil Procedure Code dated 17 November 1964, as amended.

“Polish Collateral Documents” means any Collateral Document governed (or expressed to be governed) by Polish law, together with any powers of attorney, assignments and financing statements, in each case now or hereafter executed by any Loan Party and delivered to any Collateral Agent that are intended to create, perfect or evidence Liens on assets of any Loan Party to secure the Parallel Debt.

“Polish Commercial Companies Code” means the Polish Commercial Companies Code dated 15 September 2000, as amended.

“Polish Corporate Income Tax Act” means the Act of 15 February 1992 on Corporate Income Tax (Ustawa o podatku dochodowym od osób prawnych), together with related regulations and guidelines, all as amended and applicable from time to time.

“Polish Guarantor” means any Subsidiary Guarantor incorporated in Poland and/or having its registered office (siedziba) in Poland and/or qualifying as a Polish tax resident pursuant to Article 3(1) of the Polish Corporate Income Tax Act.

“Polish Insolvency Law” means the Polish Insolvency Law dated 28 February 2003, as amended.

“Polish Restructuring Law” means the Polish Restructuring Law dated 15 May 2015, as amended.

“Polish Tax Authority” means relevant tax offices (urzędy skarbowe) competent pursuant to the Polish Tax Ordinance Act.

“Polish Tax Ordinance Act” means the Act of 29 August 1997—Tax Ordinance (Ustawa—Ordynacja podatkowa), together with related regulations and guidelines, all as amended and applicable from time to time.

“Polish Withholding Tax” means withholding tax (podatek u źródła) imposed under the Polish Corporate Income Act.

“Pre-Spin Dividend” has the meaning assigned to such term in the Recitals to this Agreement.

“Prepayment Asset Sale” means any Disposition by the Parent Guarantor or its Restricted Subsidiaries made pursuant to Section 6.06(h).

“Previously Designated Unrestricted Subsidiary” has the meaning assigned to such term in Section 5.10.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line), as of the last day of such Test Period) and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division, line of business, business unit and/or product line of the Parent Guarantor or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”;

(b) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”;

(c) any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(d) any Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease Obligation shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Parent Guarantor in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent Guarantor.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Leverage Ratio or the First Lien Leverage Ratio, as applicable, for purposes of the definitions of “Applicable Rate” and “Required Excess Cash Flow Percentage” and when calculating the Total Leverage Ratio or Interest Coverage Ratio for purposes of Section 6.10 (other than for the purpose of determining pro forma compliance with Section 6.10 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Promissory Note” means a promissory note of a Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H hereto, evidencing the aggregate outstanding principal amount of Loans of such Borrower owed to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying Acquisition” means any acquisition by the Parent Guarantor or any Restricted Subsidiary in which the sum of (a) total consideration paid or payable by the Parent Guarantor and its Restricted Subsidiaries (including refinancing of any Indebtedness of the acquired Person) and (b) the aggregate principal amount of existing Indebtedness of the acquired Person (or the acquired division, product line or other business unit) assumed by the Parent Guarantor and its Restricted Subsidiaries is US$300,000,000 or more.

“Ratio Interest Expense” means, with respect to any period, (a) total cash interest expense of the Parent Guarantor and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but (i) including the interest component of any payment under any Capital Lease Obligation (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding, without duplication and to the extent otherwise included therein, (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions and agency and trustee fees, but excluding any fees of the type described in Section 2.12(a) or 2.12(b)), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument, other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (H) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted hereunder, (I) any lease, rental or other expense in connection with a Non-Capital Lease Obligation and (J) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Capital Lease Obligation shall be deemed to accrue at an interest rate determined by the Parent Guarantor in good faith to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Ratings Condition” has the meaning assigned to such term in Section 9.26.

“Real Estate Asset” means all right, title and interest of any Loan Party in and to all real property owned by such Loan Party and all real property leased or subleased by such Loan Party (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned Restricted Subsidiary of the Parent Guarantor which engages in no activities other than in connection with Receivables-based financing program (including factoring programs) and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Guarantor or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Parent Guarantor or any other Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Parent Guarantor or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Parent Guarantor nor any of its other Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, and (c) to which neither the Parent Guarantor nor any other Restricted Subsidiary of the Parent Guarantor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recipient” has the meaning assigned to such term in Section 2.17(j).

“Reclassifiable Item” has the meaning assigned to such term in Section 1.03(b).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBOR, 11:00 a.m.,

Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is the Term CORRA, 1:00 p.m., Toronto time, on the day that is two Business Days preceding the date of such setting, (d) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (e) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (f) if the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting or (g) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent Guarantor executed by (a) the applicable Borrower(s), and, if applicable, any other Loan Parties, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c); provided, however, that any amendment that adversely affects the rights or duties of any Collateral Agent shall require the prior written consent of such Collateral Agent.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(z).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(vi).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinstatement Date” has the meaning assigned to such term in Section 9.26.

“Reinvestment Period” has the meaning assigned to such term in Section 2.11(b)(ii)(A).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (d) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, Bank of Canada or a committee officially endorsed or convened by Bank of Canada or, in each case, any successor thereto, (e) with respect to a Benchmark Replacement in respect of Loans denominated in Mexican Pesos, Banco de México, or a committee officially endorsed or convened by Banco de México or, in each case, any successor thereto, and (f) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA, (d) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Adjusted TIIE Rate, (e) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA, (f) with respect to any RFR Borrowing denominated in U.S. Dollars, the Daily Simple SOFR or (g) with respect to any RFR Borrowing denominated in Canadian Dollars, the Adjusted Daily Simple CORRA.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR Reference Rate (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA, or (d) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Funding TIIE Composed in Advance, as applicable.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 2.00:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 2.00:1.00 and greater than 1.50:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 1.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.11(b)(i) with respect to any Fiscal Year, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposure or unused Commitments representing more than 50% of the sum of the aggregate principal amount of the Term Loans, the total Revolving Credit Exposure and the total unused Commitments at such time.

“Required RCF/TLA Lenders” means, at any time, Lenders having Term A Loans, Term Loan A Commitments, Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate principal amount of the Term A Loans, the total Term Loan A Commitments, the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and the total unused Revolving Credit Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president, any director (or manager) or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement or any other Loan Document, and, as to any document delivered on the Effective Date or the Availability Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of such Person and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Borrower so designated by any of the foregoing officers in a written notice to the Administrative Agent, the Domestic Collateral Agent and the Foreign Collateral Agent (including, for the avoidance of doubt, by electronic means). Without limiting the representations and warranties set forth in the Loan Document, any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness to the extent the outstanding principal amount thereof is equal to or greater than the greater of US$130,000,000 and 15% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.04(b).

“Restricted Lender” has the meaning assigned to such term in Section 1.16.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Parent Guarantor or any Restricted Subsidiary, except a dividend payable solely in shares of its Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Parent Guarantor or any Restricted Subsidiary and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Parent Guarantor or any Restricted Subsidiary now or hereafter outstanding (other than Convertible Indebtedness or Packaged Rights). The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the Parent Guarantor on the date of such Restricted Payment (or on another date applicable pursuant to Section 1.04(d)), of the assets or securities proposed to be transferred or issued by the Parent Guarantor or any Restricted Subsidiary pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock shall be deemed not to be a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corporation, Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in any Alternative Currency, each of the following: (i) the date of the borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative LC Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may reasonably determine at any time when an Event of Default exists.

“Revolving Availability Period” means the period from and including the Availability Date and until the termination of the Initial Revolving Credit Commitments in accordance with the terms hereof.

“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.

“Revolving Credit Borrowers” means (a) Cyprium US, Cyprium Luxembourg and, as to any Revolving Facility, each Additional Borrower with respect to such Revolving Facility and (b) with respect to any Revolving Credit Borrower, any Successor Borrower thereto.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means any of the Initial Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RFR” means (a) for any RFR Loan denominated in Sterling, SONIA, (b) for any RFR Loan denominated in U.S. Dollars, Daily Simple SOFR and (c) for any RFR Loan denominated in Canadian Dollars, Daily Simple CORRA.

“RFR Borrowing” means any Borrowing comprised of the RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) for any Loan denominated in U.S. Dollars, a U.S. Government Securities Business Day and (c) for any Loan denominated in Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.07(b).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions that broadly prohibit dealings with that country, region or territory (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Switzerland or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Switzerland or His Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable to the Parent Guarantor and its Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Availability Date between the Parent Guarantor or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, a Lender or an Arranger as of the Availability Date or any other Person that is reasonably acceptable to the Administrative Agent or (b) is entered into after the Availability Date between the Parent Guarantor or any Restricted Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into or any other Person that is reasonably acceptable to the Administrative Agent, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent and each of the Collateral Agents as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8 (and all other protections, privileges, immunities and indemnities of the Administrative Agent and the Collateral Agents set forth in this Agreement or any other Loan Document), Sections 9.04 and 9.10 and each Acceptable Intercreditor Agreement, in each case, as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case for the Parent Guarantor and its Restricted Subsidiaries.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, the Collateral Agents, the other Agents and the Arrangers, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Shared Incremental Amount” means, as of any date of determination, the greater of US$650,000,000 and 75% of Consolidated Adjusted EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.14 if the references to “Restricted Subsidiaries” in Section 5.14 were read to refer to such Person.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means any Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified CFC” means any Person that is either (a) a “controlled foreign corporation” within the meaning of Section 957 of the Code of any member of the Group that is a “United States shareholder” (within the meaning of Section 951(b) of the Code) or (b) a “foreign controlled foreign corporation” within the meaning of Section 951B of the Code 10% or more of which is directly or indirectly owned (within the meaning of Section 958(a) of the Code) by any member of the Group that is a “foreign controlled United States shareholder” (within the meaning of Section 951B of the Code).

“Specified CFC Holdco” means any Person substantially all of the assets of which consist of Capital Stock and/or Indebtedness in one or more (a) Specified CFCs and/or (b) Person(s) described in this definition.

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i).

“Specified Provision” has the meaning assigned to such term in Section 1.16.

“SpinCo Unsecured Financing” means senior unsecured Indebtedness issued on or prior to the Spin-Off Effective Date, in an aggregate principal amount not to exceed US$1,350,000,000.

“Spin-Off” has the meaning assigned to such term in the Recitals to this Agreement.

“Spin-Off Agreements” has the meaning assigned to such term in the Recitals to this Agreement.

“Spin-Off Effective Date” means the date of the consummation of the Spin-Off.

“Spin-Off Transactions” means, collectively, the Spin-Off, the Pre-Spin Dividend and the execution, delivery and performance of the Spin-Off Agreements.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Restricted Subsidiary in connection with a Permitted Receivables Facility which are reasonably customary in accounts receivable financing or factoring transactions.

“Standstill Event of Default” means any Event of Default that, pursuant to the express terms of Section 7.01(d) or 7.01(g), as applicable, does not constitute an Event of Default with respect to any Term B Loans or Term Loan B Commitments unless and until a Cross Default Trigger occurs with respect to such Event of Default.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to Adjusted EURIBOR, Adjusted Term CORRA or Adjusted TIIE Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans denominated in Euros, Canadian Dollars or Mexican Pesos shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful money of the United Kingdom.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b) on such date.

“Subject Party” has the meaning assigned to such term in Section 2.17(j).

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Subsidiary” has the meaning assigned to such term in Section 5.10.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent Guarantor’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Parent Guarantor’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary (or any business unit, line of business or division of the Parent Guarantor or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, exempted company, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Parent Guarantor that is a guarantor of the Obligations pursuant to the Guarantee Agreement, in each case, until such time as such Restricted Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Parent Guarantor may from time to time, upon notice to the Administrative Agent, elect to cause any Restricted Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to (a) the satisfaction of the Collateral and Guarantee Requirement as if such Restricted Subsidiary were not an Excluded Subsidiary and (b) in the case of any Restricted Subsidiary organized in a jurisdiction that is not an Obligor Jurisdiction, the Administrative Agent being reasonably satisfied with such jurisdiction. For the avoidance of doubt, in no event shall an Excluded Subsidiary be a Subsidiary Guarantor unless the Parent Guarantor makes such an election with respect to such Excluded Subsidiary.

“Successor Borrower” has the meaning assigned to such term in Section 6.06(a)(i)(B).

“Supplier” has the meaning assigned to such term in Section 2.17(j).

“Suspension Conditions” has the meaning assigned to such term in Section 9.26.

“Suspension Date” has the meaning assigned to such term in Section 9.26.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Collateral Documents” means any Collateral Document governed (or expressed to be governed) by Swiss law.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means any Guarantor organized in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Syndication Agent” means any Person appointed as such in connection with the Credit Facilities, including the Persons listed in such capacity on the cover of this Agreement.

“T2” means the real time gross settlement system operated by the Eurosystem (or, if such system ceases to be operative, such other system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term A Loan” means any Initial Term Loan and any Additional Term Loan that is a “term loan A”, as specified in the applicable Incremental Facility Amendment or Refinancing Amendment.

“Term A Facilities” means the Term Loan A Commitments and the outstanding Term A Loans.

“Term A Lender” means any Lender with a Term Loan A Commitment or an outstanding Term A Loan.

“Term B Loan” means any Term Loan that is not a Term A Loan.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR (other than solely pursuant to clause (c) of the definition of Alternate Base Rate), Adjusted Term CORRA, the Adjusted TIIE Rate or the Adjusted EURIBOR.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that if as of 1:00 p.m., Toronto time, on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc. or a successor administrator.

“Term CORRA Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term CORRA.

“Term CORRA Notice” means a notification by the Administrative Agent to the Administrative Borrower and the Lenders of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred with respect to Term CORRA resulting in a Benchmark Replacement in accordance with Section 2.14(b) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facilities” means the Term Loan Commitments and the outstanding Term Loans.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means the Initial Term Loans and any Additional Term Loans.

“Term Loan A Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment to make a Term A Loan.

“Term Loan B Commitment” means any Term Loan Commitment that is not a Term Loan A Commitment.

“Term Loan Borrowers” means (a) Cyprium US and Cyprium Luxembourg and (b) with respect to any Term Loan Borrower, any Successor Borrower thereto

“Term Loan Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the first date on which (a) all Commitments have expired with no pending drawings or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other Loan Document Obligations payable under any Loan Document (other than contingent obligations for which no claim or demand has been made) have been paid in full in Cash and (c) all Letters of Credit have expired with no pending drawings or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a) or 5.01(b), “Test Period” means the most recent period of four consecutive Fiscal Quarters covered by the Historical Combined Financial Statements.

“TIIE Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted TIIE Rate.

“TIIE Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos and for any Interest Period, the Funding TIIE Composed in Advance on the day that is the first Business Day of such Interest Period.

“Threshold Amount” means, at any time, the greater of US$150,000,000 and 17% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement, in each case for the Parent Guarantor and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Effective Date is US$850,000,000.

“Total Revolving Credit Exposures” means, at any time, the sum of all the Revolving Credit Exposures of all the Lenders at such time.

“Trademark” means all trademarks, service marks, trade names, trade dress and logos, registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, and all renewals of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent Guarantor and/or its Restricted Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans and the obtainment of Letters of Credit hereunder, (b) the Spin-Off Transactions and (c) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(vi).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than solely pursuant to clause (c) of the definition of Alternate Base Rate), the Adjusted EURIBOR, the Adjusted Term CORRA, the Adjusted TIIE Rate, the Alternate Base Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.14, the Daily Simple SOFR or the Adjusted Daily Simple CORRA.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, on any date of determination, the amount of Cash and Cash Equivalents of the Parent Guarantor and its Restricted Subsidiaries that is (or would be) included on the consolidated balance sheet of the Parent Guarantor prepared as of such date in accordance with GAAP and not identified on such balance sheet date as “restricted”; provided that Unrestricted Cash Amount may not exceed US$500,000,000 as of any date of determination.

“Unrestricted Subsidiary” means (a) any Subsidiary set forth on Schedule 5.10 and (b) any Subsidiary of the Parent Guarantor (other than a Borrower or any Subsidiary that, directly or indirectly, owns any Capital Stock of any Borrower) designated by the Parent Guarantor as an Unrestricted Subsidiary after the Availability Date pursuant to Section 5.10.

“U.S.” or “United States” means the United States of America.

“U.S. Borrower” means Cyprium US and any Additional Borrower that is a U.S. Person.

“U.S. Dollars” or “US$” refers to lawful money of the U.S.

“U.S. Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is expressed in any other currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.08(a) using the Exchange Rate with respect to such currency at the time in effect under the provisions of Section 1.08(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means the Pledge and Security Agreement, dated as of the Availability Date, among the Domestic Collateral Agent and the Loan Parties from time to time party thereto, substantially in the form of Exhibit I or any other form approved by the Administrative Agent and the Parent Guarantor, as same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Intellectual Property Security Agreements” means (a) a Trademark Security Agreement, substantially in the form of Exhibit J-1, (b) a Patent Security Agreement substantially in the form of Exhibit J-2, or (c) a Copyright Security Agreement, substantially in the form of Exhibit J-3, or in each case any other form approved by the Administrative Agent and the Parent Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means any Restricted Subsidiary organized under the laws of the U.S., any state thereof or the District of Columbia.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“VAT” means (a) any value added tax imposed by the Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (c) any value added tax imposed by the Swiss Value Added Tax Act of June 12, 2009 (Mehrwertsteuergesetz) and (d) any other tax of a similar nature, whether imposed in the United Kingdom, in Switzerland, Jersey, or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), (b) or (c) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wilmington Trust” means Wilmington Trust, National Association and its successors.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Initial Loan Borrowing”).

SECTION 1.03. Terms Generally.

(a) General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “law” shall be deemed to refer to the common law and all federal, state, provincial, territorial, local or municipal or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, normas técnicas, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law. The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (in each case, as determined by the Parent Guarantor in good faith). Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such statute, rule or regulation, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any other Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (viii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, (ix) any reference to a Person being “organized” in a particular jurisdiction shall be construed to such Person being organized, formed, incorporated or registered in such jurisdiction, as applicable in such jurisdiction to the applicable types of entities, and (x) the fair market value of any asset or property shall be determined by the Parent Guarantor in good faith.

(b) Polish Terms. In this Agreement, where it relates to a Person organized or having its centre of main interests (as defined in the Regulation (EU) No 2015/848 on insolvency proceedings (recast), as amended from time to time) in Poland, a reference to: (i) an agent includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a Person; (ii) a composition, compromise, reorganization or similar arrangement with any creditor includes a układ concluded or approved during insolvency proceedings under Polish Insolvency Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law, and such terms also includes a partial composition (układ częściowy); (iii) a receiver or administrator includes a tymczasowy nadzorca sądowy, tymczasawy zarządca, nadzorca, nadzorca sądowy, nadzorca układu, syndyk or zarządca, as defined in Polish Bankruptcy Law or Polish Restructuring Law, and such terms also includes zarządca appointed under the Polish Act on Registered Pledges or the Polish Civil Procedure Code and a kurator sądowy appointed under the Polish Civil Code; (iv) a dissolution includes a rozwiązanie spółki in accordance with the Polish Commercial Companies Code; (v) a liquidator includes a likwidator appointed under the Polish Commercial Companies Code; (vi) a moratorium includes a odroczenie spłaty zobowiązań pieniężnych; (vii) a security or security interest means any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew praw na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), right to reclaim sold goods (zastrzeżenie własności rzeczy sprzedanej); and (viii) a winding up includes a declaration of bankruptcy.

(c) Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement or any other Loan Document, insofar as it applies to a Person organized in Luxembourg or its assets, a reference in this Agreement or any other Loan Document to:

(i) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes:

(A) any juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(B) any liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

(C) any juge-commissaire and/or liquidateur appointed under Article 1200-1 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended; and

(D) any conciliateur d’entreprise or mandataire de justice appointed under the Luxembourg Bankruptcy Modernisation Law;

(ii) a “winding-up”, “administration”, “insolvency”, “moratorium”, or “dissolution” includes, without limitation, bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), suspension of payments (sursis de paiement), and a general settlement with creditors;

(iii) a “reorganisation” includes, without limitation, judicial reorganisation (réorganisation judiciaire) and consensual reorganisation (réorganisation par accord amiable) or conservative mesures (mesures conservatoires) under the Luxembourg Bankruptcy Modernisation Law;

(iv) commencing negotiations with two or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations with that purpose conducted in order to reach an amicable agreement (accord amiable);

(v) a Person being unable or admitting inability to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements);

(vi) a Person being “insolvent” includes that Person being both (x) unable to pay its debts as they fall due (cessation de paiements) and (y) having lost its credit worthiness (ébranlement de crédit) within the meaning of article 437 of the Luxembourg Commercial Code;

(vii) a “guarantee” includes any garantie which is independent from the debt to which it relates, any professional payment guarantee (garantie professsionelle de paiement) within the meaning of the Luxembourg law on professional payment guarantees dated 22 July 2020, and includes any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(viii) an “amalgamation”, “demerger”, “merger”, “consolidation” or “corporate reconstruction” includes a scission and a fusion, transferts d’actifs, de branche d’activités et d’universalité, transfert du patrimoine professionnel as well as assimilated transactions as foreseen by the Luxembourg law of 10 August 1915 on commercial companies, as amended;

(ix) an attachment includes an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(x) a “Lien” or “security interest” includes any hypothèque, nantissement, gage, privilège, sureté réelle, droit de rétention and any type of real security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(xi) “by-laws”, “Organizational Documents” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts (coordonnés));

(xii) a “director”, “officer” or “manager” of any company or partnership incorporated or established in Luxembourg or governed by Luxembourg law include its gérant or administrateur and, in case of a partnership, the gérants or administrateur of its associé gérant or general partner;

(xiii) an “agent” includes a mandataire;

(xiv) a “set-off” includes, for purposes of Luxembourg law, legal set-off;

(xv) “shares” or “Capital Stock” includes actions and/or parts sociales;

(xvi) “gross negligence” means faute lourde; and

(xvii) “willful misconduct” means dol or faute dolosive.

(d) Jersey Terms. Where a reference in this Agreement relates to a Person (i) incorporated, established, constituted or formed that carries on, or has carried on, business or (ii) that has immovable property, in each case, in Jersey, a reference to:

(i) a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement with a creditor of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991;

(ii) a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other Person performing the same function of each of the foregoing; and

(iii) Lien, security or a security interest includes, without limitation, any hypothèque, whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation.

(e) Switzerland Terms. In this Agreement and the other Loan Documents, where it relates to any Loan Party organized in Switzerland and/or the context so requires, unless a contrary indication appears, a reference to:

(i) a “liquidator”, “trustee”, “administrative receiver”, “receiver” or “administrator” or similar officer includes any of (A) “Sachwalter” appointed in accordance with the Swiss Code of Obligations (Schweizerisches Obligationenrecht) of 30 March 1911 (“CO”), (B) “Liquidator” appointed in accordance with the provisions of the CO, and (C) “Konkursamt” or “Konkursverwaltung”, any “Liquidator” or “Sachwalter” or any of their officials or employees or other officers appointed in accordance with the Swiss Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) of 11 April 1889 (“DEBA”);

(ii) a “winding-up”, “administration”, “liquidation”, “insolvency” or “dissolution” includes bankruptcy (Konkurs), liquidation (Liquidation), composition with creditors (Nachlassvertrag) or moratorium (provisorische or definitive Nachlassstundung/Stundung/Notstundung);

(iii) a Person being (or being presumed or deemed to be) “inable to pay its debts” or “failing to pay its debts” includes that Person being in a state of inability to make payments (zahlungsunfähig); and

(iv) a “director” includes, in relation to a company limited by shares (Aktiengesellschaft), a member of the board of directors (Verwaltungsrat) and, in relation to a limited liability company (Gesellschaft mit beschränkter Haftung), a managing director (Geschäftsführer).

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Basis; Calculations.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change in GAAP, or in the application thereof, or any change as a result of the adoption or modification of accounting policies (including the conversion to IFRS as described below) is implemented or takes effect after the date of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Parent Guarantor elects or the Parent Guarantor is required to report under IFRS, then the Parent Guarantor or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Parent Guarantor and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Parent Guarantor or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. For purposes of this Agreement, when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, when such reference is made with respect to the Parent Guarantor and the Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall, unless expressly indicated otherwise, exclude from such consolidation the accounts of the Unrestricted Subsidiaries.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any subsidiary at “fair value,” as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (C) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect). If the Parent Guarantor notifies the Administrative Agent that the Parent Guarantor is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that thereafter, the Parent Guarantor cannot elect to report under GAAP); provided, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the application of IFRS will remain as previously calculated or determined in accordance with GAAP.

(iii) Notwithstanding anything to the contrary contained in this Section 1.04(a) or in the definition of “Capital Lease Obligations”, unless the Parent Guarantor elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement (other than Sections 3.05(a), 5.01(a) or 5.01(b)) or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with such ASU (or any other proposals issued by the Financial Accounting Standards Board in connection therewith) (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.04(c), 1.04(d) and 1.04(f), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio, test or amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) actual compliance with Section 6.10 and (y) the First Lien Leverage Ratio for purposes of the definition of “Applicable Rate”, the date of the required calculation shall be the last day of the applicable Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including pro forma compliance with Section 6.10 or any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to Section 1.04(d), be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, any pro forma compliance requirement with respect to Section 6.10 (but not actual compliance with Section 6.10), any First Lien Leverage Ratio incurrence test, any Secured Leverage Ratio incurrence test and any Total Leverage Ratio incurrence test) and/or any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA or (ii) except in the case of any Revolving Facility, accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default), as a condition to (A) the consummation of any acquisition or other Investment or any Disposition, (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Parent Guarantor, (1) in the case of any acquisition or other Investment or any Disposition, or any incurrence of Indebtedness (including Indebtedness under any Incremental Facility (other than any Revolving Facility)) or other transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, Investment or Disposition (or, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, Investment or Disposition, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any

Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of any required notice of redemption or prepayment with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, Investment, Disposition, Restricted Payment and/or Restricted Debt Payment and all transactions relating thereto (including the intended use of proceeds (but without netting such proceeds) of any Indebtedness to be incurred in connection therewith), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Parent Guarantor or any Restricted Subsidiary). If the Parent Guarantor shall have elected to test the permissibility of any transaction as provided above prior to the consummation of such transaction, then prior to the completion of such transaction (or the abandonment of such transaction), all future incurrence tests shall be made on a pro forma basis for such transaction and all related transactions. For the avoidance of doubt, if the Parent Guarantor shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Parent Guarantor or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Parent Guarantor’s election of such option.

(e) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.08, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or a portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Section 6.01, 6.04, 6.05, 6.06 or 6.08, respectively (each of the foregoing, a “Reclassifiable Item”), the Parent Guarantor, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of such Section; provided that (i) the Credit Facilities may only be permitted under Section 6.01(a) and secured by Liens permitted pursuant to Section 6.02(b), (ii) Indebtedness incurred under Section 6.01(cc) may not be reclassified to any other clause of Section 6.01 and Liens securing such Indebtedness may only be incurred under Section 6.02(v) and may not be reclassified to any other clause of Section 6.02 and (iii) Indebtedness excluded under clause (v) of the definition of Consolidated Total Debt may not be incurred under, or classified or reclassified to, any “ratio-based” basket or exception; provided further that, subject to the immediately preceding proviso, upon delivery of any financial statements pursuant to Section 5.01(a) or 5.01(b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on Section 6.01(cc) or 6.02(v), as applicable (in the case of Indebtedness and Liens) or any “ratio-based” basket or exception set forth in the applicable Section (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(cc) or 6.02(v), as applicable or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of Section 6.01(cc) or 6.02(v), as applicable, or such “ratio-based” basket or exception, as applicable).

(f) Notwithstanding anything to the contrary herein, unless the Parent Guarantor otherwise notifies the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (other than a non-concurrent borrowing under the Revolving Facility) that does not require compliance with a financial ratio or financial test (including Section 6.10 hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any concurrent drawing under the Revolving Facility, and any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including Section 6.10 hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total

Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount (but without netting such proceeds) and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless it elects otherwise, the Parent Guarantor shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent Guarantor prior to utilization of any amount under a Fixed Amount then available to the Parent Guarantor. In calculating any Incurrence-Based Amount, any amounts concurrently incurred under the Revolving Facility shall not be given effect.

(g) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Guarantor dated such date prepared in accordance with GAAP.

(h) Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 6.01 and will be deemed not to be the granting of a Lien for purposes of Section 6.02.

(i) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness and any associated Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be incurred under Section 6.01 and, if applicable, secured under Section 6.02 (subject to utilization of such amounts).

(j) Any financial ratios required to be maintained by the Parent Guarantor or any of its Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Representations and Warranties. Each of the representations and warranties of the Parent Guarantor and the other Loan Parties contained in this Agreement and the other Loan Documents made on any date is made after giving effect to the Transactions to occur on such date, subject to the immediately succeeding sentence. Further, all the representations and warranties of the Parent Guarantor and the other Loan Parties contained in this Agreement and the other Loan Documents on the Availability Date shall be deemed made (a) after giving effect to the Transactions to occur on the Availability Date and (b) in the event that the Availability Date precedes the Spin-Off Effective Date, both (i) without giving effect to the Spin-Off Transactions and (ii) after giving effect to the Spin-Off Transactions as if the Spin-Off Transactions occurred on the Availability Date. Notwithstanding anything herein or in any other Loan Document to the contrary, no officer, director or other representative of the Parent Guarantor or any Subsidiary shall have any personal liability in connection with any representation, warranty or other certification in, or made pursuant to, this Agreement or any other Loan Document.

SECTION 1.06. Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definitions of “Interest Period”, “Initial Revolving Credit Maturity Date”, “Initial Term Loan Maturity Date” or any other Maturity Date) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08. Currency Equivalents Generally.

(a) The Administrative Agent shall determine the U.S. Dollar Equivalent of any Borrowing or any Letter of Credit denominated in an Alternative Currency or Alternative LC Currency on each applicable Revaluation Date, in each case using the Exchange Rate for such currency in relation to U.S. Dollars in effect on the date of determination. Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date and shall be the U.S. Dollar Equivalent of such amounts until the next Revaluation Date with respect thereto to occur; provided that the U.S. Dollar Equivalent of any LC Disbursement made by any Issuing Bank in any Alternative LC Currency and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.05(e) or 2.05(l).

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency or Alternative LC Currency, such amount shall be the U.S. Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency or Alternative LC Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(c) For purposes of any determination under Article 5 or Article 6 (other than Section 6.10 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance (any of the foregoing, a “relevant transaction”), in a currency other than U.S. Dollars, (i) the U.S. Dollar equivalent amount of a relevant transaction in a currency other than U.S. Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Guarantor) for such foreign currency, as in effect at 11:00 a.m., London time, on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(d)); provided, that, if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. Dollars, and the relevant refinancing or replacement would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums

(including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement and (y) additional amounts permitted to be incurred under Section 6.01 (or, if applicable, secured under Section 6.02) (subject to utilization of such amounts), and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i) above. For purposes of Section 6.10 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Parent Guarantor would not be in compliance with Section 6.10 if any Indebtedness denominated in a currency other than U.S. Dollars were to be translated into U.S. Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.10 if such Indebtedness that is denominated in a currency other than in U.S. Dollars were instead translated into U.S. Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.10, the First Lien Leverage Ratio and/or Interest Coverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(d) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Guarantor’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in U.S. Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

SECTION 1.10. Additional Alternative Currencies.

(a) The Revolving Credit Borrowers may from time to time request that Revolving Loans of any Class be made to the Revolving Credit Borrowers and/or Letters of Credit be issued to the Revolving Credit Borrowers in a currency other than U.S. Dollars and those specifically listed in the definition of “Alternative Currencies”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Revolving Loans of any Class, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Issuing Banks, in each case as set forth in Section 9.02(b)(ii)(F).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, ten Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans of any Class, the Administrative Agent shall promptly notify each Revolving Lender of such Class thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., New York City time, five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans of such Class or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans of such Class to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders and Issuing Banks consent to making Revolving Loans or issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Guarantor, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Revolving Loans of such Class or issuance of Letters of Credit in such currency, as applicable, in which case the Parent Guarantor, the Administrative Agent and the Revolving Lenders of such Class shall be permitted (but not required) to amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 9.02(b)(ii)(F). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent Guarantor. Except to the extent otherwise expressly provided, to the extent that the then existing Benchmarks are not applicable to or available with respect to any Revolving Loan denominated in any Alternative Currency added pursuant to this Section 1.10, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Parent Guarantor and the Administrative Agent.

SECTION 1.11. Agreed Security Principles. The Collateral Documents, guarantee provisions hereof (including as applied to any Guarantee Supplement), and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by the Parent Guarantor or any Foreign Subsidiary shall be granted in accordance with the Agreed Security Principles.

SECTION 1.12. Additional Borrowers; Administrative Borrower as Representative.

(a) From time to time on or after the Availability Date, and with 10 Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), subject to (i) completion of customary “know your customer” procedures and delivery of related information (including, if such Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate as to such Additional Borrower) (ii) the delivery of customary joinder, reaffirmation and related deliverables, including corporate ancillary and legal opinions, in each case as the Administrative Agent may reasonably request, the Parent Guarantor may designate any Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Parent Guarantor as an additional Revolving Credit Borrower (each, an “Additional Borrower”) under any Revolving Facility, provided that such Restricted Subsidiary prior to or contemporaneously with becoming an Additional Borrower (i) (A) is incorporated in a jurisdiction of another existing Revolving Credit Borrower under such Revolving Facility or (B) such Additional Borrower is approved by the Administrative Agent, each Revolving Lender under such Revolving Facility and each Issuing Bank and (ii) such Additional Borrower becomes a Guarantor and, subject to the Agreed Security Principles, otherwise satisfies as to it all the requirements set forth in the definition of “Collateral and Guarantee Requirement”.

(b) Once a Restricted Subsidiary has become an Additional Borrower in accordance with clause (a) above, it shall be a “Revolving Credit Borrower” in respect of the applicable Revolving Facility and will have the right to request Revolving Loans under such Revolving Facility or Letters of Credit, as the case may be, in accordance with Article 2 hereof until the earlier to occur of the applicable Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (c) below.

(c) An Additional Borrower may elect to resign as an Additional Borrower; provided that (i) no Default or Event of Default is continuing or would result from the resignation of such Additional Borrower, (ii) such resigning Additional Borrower has delivered to the Administrative Agent a written notice of resignation, (iii) all outstanding Revolving Loans of such Additional Borrower, together with all accrued and unpaid interest, accrued and unpaid fees and other unpaid amounts owing by such Additional Borrower hereunder as a Borrower (in each case, solely if any) shall be deemed to be assigned to the Administrative Borrower, and the Administrative Borrower shall be deemed to have assumed such unpaid Revolving Loans, and outstanding interest, unpaid fees and other unpaid amounts (in each case, if any), as its primary obligations as Borrower, (iv) each Letter of Credit with respect to which such Additional Borrower is an account party shall be deemed to have been issued for the account of the Administrative Borrower, and the Administrative Borrower shall be deemed to have assumed all obligations in respect of such Letter of Credit, including all obligations with respect to LC Disbursements, interest and participation and fronting fees with respect thereto, as its primary obligations as Borrower and (v) its obligations in its capacity as Guarantor (if required to become a Guarantor) continue to be legal, valid, binding and enforceable and in full force and effect. Upon satisfaction of the requirements in sub-clauses (i), (ii), (iii), (iv) and (v) of this clause (c), the relevant Additional Borrower shall cease to be an Additional Borrower and a Borrower.

(d) Each Borrower (other than the Administrative Borrower) hereby designates and appoints each of the Administrative Borrower and the Parent Guarantor as its agent and representative. Each of the Administrative Borrower and the Parent Guarantor shall act as the agent and/or representative of any Borrower for the purposes of (i) delivering Borrowing Requests, Interest Election Requests and other notices pursuant to Article 2 hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any such Loans or the issuance, amendment or extension of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower under any Loan Document. Each of the Administrative Borrower and the Parent Guarantor hereby accepts such designation and appointment.

SECTION 1.13. Foreign Collateral Agent. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary and without limiting any rights, protections, immunities or indemnities afforded to the Foreign Collateral Agent under this Agreement (including, without limitation, Article 8) or any other Loan Document, any reference in a Loan Document to the Foreign Collateral Agent providing its approval, consent or waiver, or making a request or determination or giving direction, or to a matter, item or a Person being acceptable to, satisfactory to, approved by or specified by the Foreign Collateral Agent, or to the Foreign Collateral Agent exercising its discretion to require or waive certain steps or actions to be taken, or the Foreign Collateral Agent disagreeing with any calculation, or to the Foreign Collateral Agent otherwise exercising any discretion or power, and phrases of similar import that authorize or permit the Foreign Collateral Agent to approve, disapprove, determine, act, evaluate or elect to act in its discretion, unless otherwise expressly specified, shall be subject to the Foreign Collateral Agent receiving a direction from the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents). In addition, any reference in the Loan Documents to (a) the Foreign Collateral Agent acting reasonably, (b) the Foreign Collateral Agent reasonably requiring an action or a matter or the provision of any document, information, report, confirmation or evidence, (c) a matter being in the reasonable opinion of the Foreign Collateral Agent, (d) the Foreign Collateral Agent’s approval or consent not being unreasonably withheld or delayed or (e) any document, report, confirmation or evidence being required to be reasonably satisfactory to the Foreign Collateral Agent, are, in each case, to be construed, unless otherwise expressly specified herein or in the applicable Loan Document, as the Foreign Collateral Agent acting on the instructions of the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents). Where the Foreign Collateral Agent is obliged to consult under the terms of the Loan Documents, unless otherwise expressly specified, the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents) must instruct the Foreign Collateral Agent to consult in accordance with the terms of the applicable Loan Document and the Foreign Collateral Agent shall take such action in accordance with the instructions it receives from the Administrative Agent, the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents, as applicable. The Foreign Collateral Agent shall be under no obligation to determine the reasonableness of such circumstances or whether in giving such instructions the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents) are acting in a reasonable manner.

SECTION 1.14. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in U.S. Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provide a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related Persons may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.15. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.16. Blocking Regulation. In relation to any Lender (each, a “Restricted Lender”) that is subject to the regulations referred to below, any representation, warranty or covenant set forth herein that refers to Sanctions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or liability under Council Regulation (EC) 2271/96 (or any law implementing such regulation in any member state of the European Union), Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar blocking or anti-boycott law in any other relevant jurisdiction (the “Mandatory Restrictions”). In the event of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, Required Revolving Lenders or Required RCF/TLA Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitments, Term Loans and the Revolving Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

ARTICLE 2

THE CREDITS

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein (i) each Initial Term Lender severally, and not jointly, agrees to make an Initial Term Loan to any Term Loan Borrower on the Availability Date in U.S. Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to any Revolving Credit Borrower in U.S. Dollars or any Alternative Currency at any time and from time to time during the Revolving Availability Period; provided that, after giving effect to any borrowing of Initial Revolving Loans (and after giving effect to any application of the proceeds of such Initial Revolving Loans pursuant to Section 2.11(a)), (x) such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment and (y) the Aggregate Initial Revolving Credit Exposure shall not exceed the Aggregate Initial Revolving Credit Commitments. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Revolving Credit Borrowers may borrow, pay or prepay and re-borrow Initial Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class to the same Borrower. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans, Term SOFR Loans or, if applicable pursuant to Section 2.14, Daily Simple SOFR Loans, in each case, as the Borrowers may request in accordance herewith, (ii) each Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans, (iii) each Borrowing denominated in Sterling shall be comprised entirely of Daily Simple SONIA Loans, (iv) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Term CORRA Loans or, if applicable pursuant to Section 2.14, Daily Simple CORRA Loans and (v) each Borrowing denominated in Mexican Pesos shall be comprised entirely of TIIE Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be an aggregate principal amount that is an integral multiple of US$100,000 and not less than US$500,000 (or the U.S. Dollar Equivalent thereof); provided that (i) any Term Benchmark Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate principal amount that is equal to such outstanding Borrowing and (ii) any Term Benchmark Borrowing of any Class may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments of such Class. Each RFR Borrowing when made shall be in an aggregate principal amount that is an integral multiple of US$100,000 and not less than US$500,000 (or the U.S. Dollar Equivalent thereof); provided that any RFR Borrowing of any Class may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments of such Class. Each ABR Borrowing when made shall be in an aggregate principal amount that is an integral multiple of US$100,000; provided that (x) any ABR Borrowing of any Class may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments of such Class and (y) an ABR Revolving Borrowing may be made in an aggregate principal amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (or such greater number as the Administrative Agent may agree from time to time) Term Benchmark Borrowings and RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall any Borrower be entitled to, request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

SECTION 2.03. Requests for Borrowings. Each borrowing of Loans shall be made upon the applicable Borrower delivering to the Administrative Agent a Borrowing Request, signed by a Responsible Officer of such Borrower (provided that if such Borrowing Request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion), it being understood that (x) requests in respect of any Borrowings to be made in connection with any acquisition, Investment or repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or repayment, redemption or refinancing of such Indebtedness. Each Borrowing Request must be received by the Administrative Agent (a)(i) in the case of a Term Benchmark Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of an RFR Borrowing denominated in U.S. Dollars (if such Type is applicable pursuant to Section 2.14), not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing, (iii) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, Euro or Mexican Pesos, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (iv) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing, (v) in the case of an RFR Borrowing denominated in Canadian Dollars (if such Type is applicable pursuant to Section 2.14), not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing and (vi) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such request for a Borrowing to be made under an Incremental Facility Amendment or a Refinancing Amendment may be delivered no later than such later time as shall be specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Borrower requesting such Borrowing;

(b) the Class of such Borrowing;

(c) the currency of such Borrowing;

(d) the aggregate principal amount of the requested Borrowing;

(e) the date of such Borrowing, which shall be a Business Day;

(f) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(g) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h) the location and number of the applicable Borrower’s account (or, so long as reasonably satisfactory to the Administrative Agent, any other designated account(s)) to which funds are to be disbursed (the “Funding Account”) or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in U.S. Dollars. If, with respect to a Borrowing denominated in U.S. Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration (other than in the case of a Borrowing denominated in Mexican Pesos, which shall be a period of 28 days as contemplated by the definition of Interest Period). Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount (and currency) of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Letters of Credit.

(a) General. (i) Subject to the terms and conditions set forth herein, each Issuing Bank agrees, in each case in reliance upon (among other things) the agreements of the Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Availability Date to the fifth Business Day prior to the Latest Revolving Credit Maturity Date (which term, as used in this Section with respect to an obligation of any Issuing Bank to issue, amend or extend Letters of Credit, shall not include any Maturity Date occurring after the Initial Revolving Credit Maturity Date unless such Issuing Bank shall have consented thereto), upon the request of a Borrower, to issue Letters of Credit denominated in U.S. Dollars or any Alternative LC Currency issued for the account of such Borrower (or the Parent Guarantor or any Restricted Subsidiary; provided that a Borrower will be the applicant) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b). Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be obligated to issue Commercial Letters of Credit without its consent. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including Sections 2.05(d) and 2.05(e)), to be a Letter of Credit issued hereunder.

(ii) No Issuing Bank shall have an obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (B) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated, (C) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (z) if the issuance of such Letter of Credit would violate any policies or procedures of the Issuing Bank applicable to letters of credit in general. No Issuing Bank shall have an obligation to amend or extend any Letter of Credit if such Issuing Bank shall have no obligation hereunder to issue such Letter of Credit in the form so amended or extended.

(b) Notice of Issuance, Amendment or Extension; Certain Conditions. To request the issuance of a Letter of Credit, a Borrower shall deliver to the applicable Issuing Bank (with a copy to the Administrative Agent), at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request therefor, which shall be in the customary form of the applicable Issuing Bank. To request an amendment or extension of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the applicable Borrower shall deliver to the applicable Issuing Bank (with a copy to the Administrative Agent), at least three Business Days in advance of the requested date of amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank), a request therefor, which shall identify the Letter of Credit to be amended or extended, and specify the proposed date (which shall be a Business Day) and other details of the amendment or extension. Requests for the issuance, amendment or extension of any Letter of Credit must be accompanied by such other information required by the applicable Issuing Bank as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower shall enter into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by such Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”).

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit may be issued, amended or extended only if (and on the date of the issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitments, (ii) the Revolving Credit Exposure of any Class of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment of such Class, (iii) the aggregate amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (iv) the aggregate amount of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not, unless otherwise agreed by such Issuing Bank, exceed such Issuing Bank’s Letter of Credit Commitment. In addition, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit if the expiration date of such Letter of Credit extends beyond the fifth Business Day prior to the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (A) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such date, (B) all Revolving Lenders and such Issuing Bank shall have consented to such expiration date, (C) the Borrowers shall have caused such Letter of Credit to be backstopped by a letter of credit reasonably satisfactory to such Issuing Bank or (D) the Borrowers shall have caused such Letter of Credit to be Cash collateralized in accordance with Section 2.05(j), mutatis mutandis, in the case of clause (C) or (D), on or before the date that such Letter of Credit is issued, amended or extended beyond such date.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (ii) five (5) Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (ii) unless 103% of the then-available amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (ii) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or extending the expiration thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, each such payment to be made (i) in the case of Letters of Credit denominated in an Agreed Currency, in the currency of such LC Disbursement or (ii) in the case of Letters of Credit denominated in any other currency, in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, reinstatement or extension of any Letter of Credit, the occurrence and continuance of a Default or Event of Default, reduction or termination of the Revolving

Credit Commitments of any Class or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Credit Commitments of any Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If any Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the date on which such Borrower receives notice under paragraph (g) of this Section of such LC Disbursement; provided that, in the case of any LC Disbursement denominated in U.S. Dollars, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing. If such Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent thereof, whereupon (i) if such payment relates to a Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower in the currency of such LC Disbursement (or, in the case of any LC Disbursement in respect of a Letter of Credit denominated in a currency that is not an Agreed Currency, in U.S. Dollars), in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to Section 2.05(e)(i) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Credit Commitments of any Class or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, any Issuing Bank or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by any Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, shall examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by transmission by electronic communication in accordance with Section 9.01(b)) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless a Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at (i) in the case of any LC Disbursement denominated in U.S. Dollars, and at all times following the conversion to U.S. Dollars of any LC Disbursement made in an Alternative LC Currency pursuant to Section 2.05(e) or 2.05(l), the rate per annum then applicable to Initial Revolving Loans that are ABR Revolving Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the ABR Revolving Loans of such other Class) and (ii) in the case of an LC Disbursement denominated in any Alternative LC Currency, at all times prior to its conversion to U.S. Dollars pursuant to Section 2.05(e) or 2.05(l), a rate per annum equal to the applicable Alternative LC Currency Overnight Rate plus the Applicable Rate used to determine interest applicable to Initial Revolving Loans that are Term Benchmark Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the Applicable Rate used to determine interest applicable to the Revolving Loans of such other Class that are Term Benchmark Loans or RFR Loans); provided that if a Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Resignation or Replacement of an Issuing Bank or Addition of New Issuing Banks. Any Issuing Bank may resign as an Issuing Bank upon 30 days’ prior written notice to the Administrative Agent and the Parent Guarantor. Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Parent Guarantor and the successor Issuing Bank at any time by written agreement among the Parent Guarantor, the Administrative Agent and the successor Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the retiring or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit, or amend or extend any existing Letters of Credit, after such resignation or replacement. The Parent Guarantor may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate any consenting Revolving Lender to act as an Issuing Bank under the terms of this Agreement by written agreement among the Parent Guarantor, the Administrative Agent and such Revolving Lender. Any Revolving Lender designated as an Issuing Bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j) Cash Collateralization.

(i) If any Event of Default exists, then on the Business Day that the Parent Guarantor receives notice from the Administrative Agent (at the direction of the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, a Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash in U.S. Dollars equal to 103% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in Section 7.01(h) or 7.01(i). The Borrowers shall also deposit Cash collateral in accordance with this Section 2.05(j) as and to the extent required by Sections 2.11(b)(vii), 2.18(b) and 2.21.

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and each Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first-priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of each Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders and, in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining Cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank) be applied to satisfy other Obligations. If a Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k) Letter of Credit Amounts.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the Stated Amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

(ii) A Letter of Credit shall be deemed at a particular time to be “outstanding”, and not to have “terminated”, in each case regardless of the expiration date of the Letter of Credit, if (A) a presentation made at such time under such Letter of Credit would be required to be honored if otherwise made in accordance with the terms and conditions of such Letter of Credit, or (B) a presentation made on or before the latest date for presentation under such Letter of Credit has not yet been honored and under the applicable letter of credit practice rules or applicable law the time to give timely notice of refusal of such presentation for documentary discrepancies has not yet passed.

(l) Conversion. In the event that the Revolving Loans become immediately due and payable on any date pursuant to Article 7, all amounts (i) that any Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency, (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to Section 2.05(e) in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative LC Currency that is not an Agreed Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this Section 2.05(l) shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

(m) Certain Acknowledgements. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, the Parent Guarantor or a Restricted Subsidiary (other than a Borrower), or states that the Parent Guarantor or a Restricted Subsidiary (other than a Borrower) is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against the Parent Guarantor or such Restricted Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder, the payment of interest thereon and the payment of fees due under Section 2.12(b)) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to any of them as a guarantor or surety of any or all of the obligations of the Parent Guarantor or such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the Parent Guarantor or any Restricted Subsidiary inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of the Parent Guarantor and the Restricted Subsidiaries.

(n) Reporting. Not later than the third Business Day following the last day of each month and on the date of any issuance of any Letter of Credit (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrowers to such Issuing Bank during such month.

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 9:00 a.m., New York City time (or (x) in the case of an ABR Borrowing, if later, such time as shall be two hours after delivery to the Administrative Agent of the applicable Borrowing Request or (y) in the case of any Loans to be made pursuant to any Incremental Facility Amendment or Refinancing Amendment, such other time as may be specified therein) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the applicable Overnight Rate or (ii) in the case of a Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the applicable Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If a Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type available in such currency or to continue any Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of such Borrower (provided that if such Interest Election Request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion), to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.14, such Borrowing shall be converted at the end of such Interest Period to a Term Benchmark Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Guarantor, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(e) It is understood and agreed that (i) only a Borrowing denominated in U.S. Dollars may be made as, or converted to, an ABR Loan, (ii) a Borrowing denominated in an Alternative Currency may only be made as, or continued as, a Term Benchmark Loan or an RFR Loan, as applicable to Borrowings denominated in such Alternative Currency pursuant to Section 2.02, (iii) no Borrower may elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) and (iv) no Borrower may change the currency in which any Borrowing is denominated.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate on the earlier of (A) immediately following the making of the Initial Term Loans on the Availability Date and (B) 5:00 p.m., New York City time, on the Availability Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment. In addition, unless previously terminated, (I) all the Initial Term Loan Commitments and all the Initial Revolving Credit Commitments shall automatically terminate on (x) the date on which Aptiv or the Parent Guarantor shall have publicly announced the termination or abandonment of the Spin-Off, (y) unless the Availability Date shall have occurred prior to or substantially concurrently with the date of the consummation of the Spin-Off, effective immediately after such consummation, and (z) unless the Availability Date shall have occurred prior to such date, April 30, 2026 and (II) if the Availability Date precedes the Spin-Off Effective Date, then, unless the Spin-Off shall have been consummated (in accordance with the requirements set forth in Sections 4.02(a) and 4.02(b)) on or prior to the fifth Business Day immediately following the Availability Date, all the Initial Revolving Credit Commitments shall automatically terminate at 5:00 p.m., New York City time, on such fifth Business Day.

(b) Upon delivering the notice required by Section 2.09(c), the Administrative Borrower may at any time terminate or from time to time reduce the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Commitments under paragraph (b) of this Section (as selected by the Administrative Borrower) by delivery to the Administrative Agent of a written notice to that effect, signed by a Responsible Officer of the Administrative Borrower (provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion), not later than 12:00 p.m., New York City time, on or prior to the effective date of such termination or reduction (or not later than 12:00 p.m., New York City time, three Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of Term Benchmark Borrowings or RFR Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked (or the effective date of such termination or reduction may be extended) by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any optional reduction of the Commitments of any Class, the Commitment of each Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Term Loan Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent, for the account of each Initial Term Lender, (i) on the last day of each March, June, September and December of each year (commencing June 30, 2027) (each such date being referred to as an “Initial Loan Installment Date”), in the amount equal to the product of (x) the original principal amount of the Initial Term Loans made on the Availability Date and (y) the percentage set forth below for such Initial Loan Installment Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)) and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together with, in each case, accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Initial Loan Installment Date	Amount of Initial Term Loan Payment
June 30, 2027, September 30, 2027, December 31, 2027 and March 31, 2028	1.25%
June 30, 2028, September 30, 2028, December 31, 2028 and March 31, 2029	1.875%
June 30, 2029, September 30, 2029, December 31, 2029 and March 31, 2030	2.50%
Thereafter	0.00%

Each applicable Term Loan Borrower, jointly and severally with any other applicable Term Loan Borrower, shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans pursuant to Section 2.22(a)).

(b) The Revolving Credit Borrowers jointly and severally hereby unconditionally promise to pay (i) to the Administrative Agent, for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date and (ii) to the Administrative Agent, for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto. On the Initial Revolving Credit Maturity Date, the Revolving Credit Borrowers shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Loan Document Obligations with respect to the Initial Revolving Facility then due, together with accrued and unpaid interest (if any) thereon attributable to such Borrowers.

(c) If the Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have so occurred are then in effect (or will automatically be in effect upon the occurrence of such Maturity Date), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.05(d) and Section 2.05(e)) under (and ratably participated in by Revolving Lenders pursuant to) the non-terminating or new Classes of Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments continuing at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) (in each case, after giving effect to any repayments of Revolving Loans) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the applicable Revolving Credit Borrower shall, on or prior to the applicable Maturity Date, (x) cause such Letter of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled” or (y) cause such Letter of Credit to be backstopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank. Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Commitment of any Issuing Bank, and the Letter of Credit Sublimit, shall be in an amount agreed solely with the applicable Issuing Bank; provided that, at the request of the Parent Guarantor, the Letter of Credit Sublimit immediately following such Maturity Date shall be no less than the Letter of Credit Sublimit immediately prior to such Maturity Date multiplied by a fraction, the numerator of which is the aggregate amount of the Revolving Credit Commitments immediately following such Maturity Date and the denominator of which is the aggregate amount of the Revolving Credit Commitments immediately prior to such Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or the Issuing Bank’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the applicable Borrowers in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the applicable Borrowers. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the applicable Borrowers shall survive the Termination Date.

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by a Borrower (or the Parent Guarantor) in its sole discretion) in whole or in part without premium or penalty (but subject to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of one or more Classes (such Class or Classes to be selected by a Borrower (or the Parent Guarantor) in its sole discretion) in whole or in part without premium or penalty (but subject to Section 2.16); provided that, after the establishment of any Additional Revolving Credit Commitment, any such prepayment of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii) The applicable Borrower shall notify the Administrative Agent of any prepayment under this Section 2.11(a) by delivery to the Administrative Agent of a written notice to that effect, signed by a Responsible Officer of such Borrower (provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion), (A) in the case of a prepayment of a Term Benchmark Borrowing denominated in (x) U.S. Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment, (y) Canadian Dollars or Euros, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (z) Mexican Pesos, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment, (B) in the case of a prepayment of an RFR Borrowing, not later than 1:00 p.m., New York City time, five RFR Business Days before the date of prepayment, (C) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other transactions or other conditional events, in which case such notice may be revoked (or the effective date of such prepayment may be extended) by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified by a Borrower (or the Parent Guarantor) in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by such Borrower (or the Parent Guarantor) or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to any Fiscal Year of the Parent Guarantor are delivered pursuant to Section 5.01(a), commencing with the first full Fiscal Year ending after the Availability Date, the applicable Borrowers shall prepay Subject Loans in accordance with clause (vi) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year minus (B) at the option of the Parent Guarantor, to the extent occurring during such Fiscal Year (or occurring after such Fiscal Year and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Fiscal Year), the following (collectively, the “ECF Deductions”):

(1) the aggregate principal amount of any Term Loans and Revolving Loans prepaid pursuant to Section 2.11(a);

(2) the aggregate principal amount of any Other First Lien Indebtedness voluntarily prepaid, repurchased, redeemed or otherwise retired; and

(3) the amount of any reduction in the outstanding principal amount of any Term Loans or Other First Lien Indebtedness resulting from any purchase or assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Auction) (with respect to Term Loans) and any equivalent provisions with respect to such Other First Lien Indebtedness;

in the case of each of clauses (1) through (3), (I) excluding any such ECF Deductions made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment of revolving Indebtedness, only to the extent accompanied by a permanent reduction in the relevant commitment, (III) only to the extent that such ECF Deductions were not financed with the proceeds of other long-term funded

Indebtedness (other than revolving Indebtedness) of the Parent Guarantor or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that no prepayment under this Section 2.11(b)(i) shall be required unless the aggregate principal amount of Subject Loans required to be prepaid exceeds US$50,000,000 (and, in such case, only such amount in excess of US$50,000,000 shall be required to be prepaid); provided, further, that if at the time that any such prepayment would be required, the Parent Guarantor (or any Restricted Subsidiary) is also required to prepay, repurchase or redeem (or offer to prepay, repurchase or redeem) any Other First Lien Indebtedness pursuant to the terms of the documentation governing such Indebtedness with any portion of the ECF Prepayment Amount, then the Borrowers may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other First Lien Indebtedness (or accreted amount if such Other First Lien Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment, repurchase or redemption of the relevant Other First Lien Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other First Lien Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid, repurchased, or redeemed the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii) No later than the fifth Business Day following the receipt by the Parent Guarantor or any Restricted Subsidiary of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds in respect of any Casualty/Condemnation Event, in each case, (i) with respect to any single Prepayment Asset Sale or Casualty/Condemnation Event (or series of related Prepayment Asset Sales or Casualty/Condemnation Events) in excess of US$50,000,000 and (ii) with respect to all Prepayment Asset Sales and Casualty/Condemnation Events satisfying the requirements of clause (A) above, in excess of US$100,000,000 for all such transactions on an aggregate basis in any Fiscal Year, the applicable Borrowers shall apply an amount equal to 100% of such Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vi) below; provided that application of such thresholds shall be at the option of the Parent Guarantor; provided further that (A) if the Parent Guarantor and/or the Restricted Subsidiaries intend to reinvest any Subject Proceeds in assets useful in the business of the Parent Guarantor or any of its Restricted Subsidiaries (excluding inventory and other current assets, but including reinvestment in the form of any Permitted Acquisition, Capital Expenditures, capitalized software expenditures, acquisition of IP Rights and/or any other Investments permitted under Section 6.05 (excluding Investments in Cash and Cash Equivalents and Investments in the Parent Guarantor or any of its Subsidiaries)), the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of such Subject Proceeds to the extent that (x) such Subject Proceeds are so reinvested within 15 months following receipt thereof (the “Reinvestment Period”) or (y) the Parent Guarantor or any of its Restricted Subsidiaries has contractually committed to so reinvest such Subject Proceeds during the applicable Reinvestment Period and such Subject Proceeds are so reinvested within six months after the expiration of such Reinvestment Period; provided, however, that if any Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the applicable Borrowers shall promptly prepay the outstanding principal amount of Subject Loans in an amount equal to the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) (provided that the Parent Guarantor may elect to deem expenditures (including Investments) that would otherwise be permissible reinvestments of the applicable Subject Proceeds but that occurred prior to the receipt of the applicable Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) as having been reinvested in accordance with the provisions of this Section 2.11(b)(ii), but only to the extent such deemed expenditure (or Investment) shall have been made no earlier than (x) in the case of Net Proceeds, the earlier of (i) 90 days prior to the execution of a definitive agreement with a third party with respect to the applicable Prepayment Asset Sale and (ii) the consummation of such Prepayment Asset Sale and (y) in the case of Net Insurance/Condemnation Proceeds, the occurrence of the applicable Casualty/Condemnation Event) and (B) if, at the time that any such prepayment would be required hereunder, the Parent Guarantor or any of its Restricted Subsidiaries is required to prepay, repurchase or redeem (or offer to prepay, repurchase or redeem) any Other First Lien Indebtedness pursuant to the terms of the documentation governing such Indebtedness with any portion of the applicable Subject Proceeds, then the Borrowers may apply such portion of the applicable Subject Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other First Lien Indebtedness (or accreted amount if such Other First Lien Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment, repurchase or redemption of the relevant Other First Lien Indebtedness, and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly; it being understood that (1) the portion of the Subject Proceeds allocated to any Other First Lien Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to such Other First Lien Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and (2) to the extent the holders of the Other First Lien Indebtedness decline to have such Indebtedness prepaid, repurchased or redeemed, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii) In the event that the Parent Guarantor or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Parent Guarantor or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans in accordance with the requirements of Section 9.02(c)), the applicable Borrowers shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Parent Guarantor or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Initial Term Loans in accordance with clause (vi) below;

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(i) or 2.11(b)(ii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the Parent Guarantor determines in good faith that the repatriation to the Borrowers of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(i) or 2.11(b)(ii) above) under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Fiscal Year or the event giving rise to the relevant Subject Proceeds, the Parent Guarantor and its Restricted Subsidiaries shall take all commercially reasonable actions required by applicable law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Fiscal Year or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Subject Proceeds, as a result thereof, in each case, by the Parent Guarantor or any of its Restricted Subsidiaries) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), (B) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture (including any Restricted Subsidiary that is not a Wholly-Owned Subsidiary) or the relevant Subject Proceeds are received by any Joint Venture (including any Restricted Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the Parent Guarantor determines in good faith that the distribution to the Borrowers of such Excess Cash Flow or Subject Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into by such Joint Venture with a Person other than the Parent Guarantor or a Restricted Subsidiary not prohibited by Section 6.03 or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Fiscal Year or the event giving rise to the relevant Subject Proceeds, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof in each case by the Parent Guarantor or any of its Restricted Subsidiaries) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if the Parent Guarantor determines in good faith that the repatriation (or other intercompany distribution) to the Borrowers of any amounts required to mandatorily prepay the Subject Loans pursuant to Section 2.11(b)(i) or 2.11(b)(ii) above would result in material and adverse tax consequences for the Parent Guarantor and its Restricted Subsidiaries, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Parent Guarantor in good faith, the amount the Borrowers shall be required to mandatorily prepay pursuant to Section 2.11(b)(i) or 2.11(b)(ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Fiscal Year, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to this clause (C), shall be promptly (and in any event not later than ten Business Days after) applied to the repayment of Subject Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv));

(v) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrowers pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrowers and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided further that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(z), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(cc). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi) Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of Initial Term Loans or Additional Term Loans pursuant to Section 6.01(t), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(cc) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by the Parent Guarantor (or, in the absence of direction from the Parent Guarantor, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity) and (C) except as otherwise provided under Section 2.11(b)(v), each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages of the applicable Class. The amount of such mandatory prepayments with respect to Term Loans of any Class shall be applied on a pro rata basis to the then outstanding Term Loans of such Class, irrespective of whether such outstanding Term Loans are ABR Loans, Term Benchmark Loans or Loans of any other Type.

(vii) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Letter of Credit and LC Disbursement) the aggregate Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitment of such Class then in effect, the applicable Borrowers shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the aggregate amount of the Revolving Credit Commitments of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or (B) with respect to any excess LC Exposure, depositing Cash in the LC Collateral Account or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account). Each prepayment of any Revolving Loans of any Class under this Section 2.10(b)(vii) shall be paid to the Revolving Lenders of such Class in accordance with their respective Applicable Percentages of such Class.

(viii) At the time of each prepayment required under Section 2.11(b)(i), 2.11(b)(ii) or 2.11(b)(iii), the Parent Guarantor shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Parent Guarantor (provided that if such certificate is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion), which shall set forth in reasonable detail the calculation of the amount of such prepayment and specify the prepayment date, the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and shall otherwise be without premium or penalty.

(ix) If the Availability Date precedes the Spin-Off Effective Date, then, in the event that (x) the Spin-Off has not been consummated (in accordance with the requirements set forth in Sections 4.02(a) and 4.02(b)) on or prior to the fifth Business Day immediately following the Availability Date or (y) Aptiv or the Parent Guarantor shall have publicly announced the termination or abandonment of the Spin-Off, the Borrowers shall prepay in full the aggregate principal amount of the Initial Term Loans and Initial Revolving Loans outstanding, and any other amounts outstanding pursuant to this Agreement or any other Loan Document, on the sixth Business Day immediately following the Availability Date (in the case of clause (x) above) or within one (1) Business Day after such public announcement (in the case of clause (y) above), as applicable, in each case, without premium or penalty, together with accrued but unpaid interest to, but not including, the date of such prepayment.

SECTION 2.12. Fees.

(a) The Revolving Credit Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender of any Class (other than any Defaulting Lender), a fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to the applicable Commitment Fee Rate on the daily amount of the unused amount of Revolving Credit Commitment of such Class of such Lender at all times during the period from and including the Availability Date to but excluding the date on which such Revolving Credit Commitment terminates. Commitment Fees accrued through the last day of each March, June, September and December shall be payable on the date that is 15 days after each such date (commencing with June 30, 2026) and all accrued Commitment Fees to the date of termination shall be payable on the date of termination in full of the Revolving Credit Commitments of the applicable Class.

(b) The Revolving Credit Borrowers agree to pay (i) to the Administrative Agent, for the account of each Revolving Lender of any Class (other than any Defaulting Lender), a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term Benchmark Rate Loans on the daily amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Availability Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such LC Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), at a rate equal to 0.125% per annum of the daily amount of LC Exposure attributable to such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through the last day of each March, June, September and December shall be payable on the date that is 15 days after each such date (commencing with June 30, 2026; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand (accompanied by reasonable back-up documentation) therefor.

(c) The Borrowers agree to pay to (i) the Administrative Agent, for its own account, the fees in the amounts and at the times set forth in the Fee Letter and (ii) the Foreign Collateral Agent, for its own account, the fees and expenses (including attorney’s fees) in the amounts and at the times set forth in the Foreign Collateral Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank or the applicable Collateral Agent, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter or the Foreign Collateral Agent Fee Letter, as applicable.

(e) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR, the Adjusted Term CORRA, the Adjusted EURIBOR or the Adjusted TIIE Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each RFR Borrowing shall bear interest at the applicable Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 7.01(a) or 7.01(b), if any principal of or interest on any Loan or any LC Disbursement or any fee payable by a Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or in Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(d) to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan or, in the case of any Revolving Loan of any Class, upon the termination of the Revolving Credit Commitments of the applicable Class, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, shall be computed in accordance with such market practice. The applicable Alternate Base Rate, Term SOFR, Adjusted EURIBOR, Adjusted Term CORRA, Adjusted TIIE Rate, Daily Simple SONIA, Daily Simple SOFR and Adjusted Daily Simple CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(g) Swiss Withholding Tax. The rates of interest provided for in this Agreement are minimum interest rates. When entering into this Agreement, the parties hereto have assumed in good faith that the interest payable at the rates set out in this Section 2.13 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. If, however, a deduction is required by applicable law in respect of any interest payable by any Swiss Guarantor under a Loan Document and should it be unlawful for any Swiss Guarantor to comply with Section 2.17(a) for any reason, then (i) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by this Section 2.13 (as numerator) divided by one minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one) (as denominator) and (ii) such Swiss Guarantor shall (x) pay the relevant interest at the adjusted rate in accordance with clause (i) above and (y) make the deduction on the interest so recalculated, and all references to a rate of interest under the Loan Documents shall be construed accordingly.

(h) Polish Withholding Tax. If a deduction in respect of Polish Withholding Tax is required by applicable law on any interest payable by any Polish Guarantor under a Loan Document and it would be unlawful for such Polish Guarantor to comply with Section 2.17(a) for any reason, then (i) the applicable interest rate shall be the rate provided for in this Agreement divided by one minus the applicable Polish Withholding Tax rate (expressed as a fraction of one), and (ii) such Polish Guarantor shall (x) pay interest at the adjusted rate and (y) make the required Tax deduction from such payment.

SECTION 2.14. Alternate Rate of Interest. (a) Subject to Section 2.14(b):

(i) if the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR, the Adjusted EURIBOR, the Adjusted Term CORRA or the Adjusted TIIE Rate, as applicable, for such Interest Period (including because the Relevant Screen Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; and

(ii) if the Administrative Agent is advised by the Required Lenders (or, in the case of an Alternative Currency, Required Revolving Lenders) that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Relevant Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in the applicable RFR Borrowing;

then the Administrative Agent shall give notice (which may be by telephone) thereof to the Administrative Borrower and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with Section 2.08 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in U.S. Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing for such Interest Period and any Borrowing Request that requests a Term Benchmark Borrowing for such Interest Period shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above or (y) an ABR Borrowing if the Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above and (B) in the case of Loans denominated in any Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing for such Interest Period and any Borrowing Request that requests a Term Benchmark Borrowing for such Interest Period or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Administrative Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with Section 2.08 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in U.S. Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Loan denominated in U.S. Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above or (y) an ABR Loan if the Daily Simple SOFR is also the subject of Section 2.14(a)(i) or 2.14(a)(ii) above, on such day, and (2) any RFR Loan shall on and from such day convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in any Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency (or, in the case of a Loan denominated in Canadian Dollars, at the Canadian Prime Rate) plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency (or, in the case of Loans denominated in Canadian Dollars, the Canadian Prime Rate) cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Administrative Borrower’s election prior to such day, either (A) be prepaid in full by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, be deemed to be a Term Benchmark Loan of the applicable Class denominated in U.S. Dollars (in a principal amount that is equal to the U.S. Dollar Equivalent of the aggregate principal amount of such Term Benchmark Loan denominated in such Alternative Currency) and shall accrue interest at the same interest rate as would be applicable to Term Benchmark Loans of such Class denominated in U.S. Dollars at such time (assuming successive Interest Periods of one month) and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in such Agreed Currency shall, at the Administrative Borrower’s election prior to such day, either (A) be prepaid in full by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such RFR Loan, be deemed to be an ABR Loan of the applicable Class (in a principal amount that is equal to the U.S. Dollar Equivalent of the principal amount of such RFR Loan) and shall accrue interest at the same interest rate as would be applicable to ABR Loans of the applicable Class at such time. Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan.

(b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to U.S. Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (or, in the case of an Alternative Currency, the Required Revolving Lenders).

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Administrative Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that the foregoing shall not be effective unless the Administrative Agent has delivered to the Lenders and the Administrative Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(iii) The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion in consultation with the Borrower Agent and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR, EURIBOR, Term CORRA and TIIE Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the applicable Benchmark, any applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) such Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in U.S. Dollars into a request for a borrowing of or conversion to (A) an RFR Borrowing denominated in U.S. Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (y) any request for a borrowing of, conversion to or continuation of any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan denominated in any Agreed Currency is outstanding on the date of the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14(b), (A) in the case of Loans denominated in U.S. Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Loan denominated in U.S. Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in any Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency (or, in the case of a Loan denominated in Canadian Dollars, at the Canadian Prime Rate) plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency (or, in the case of Loans denominated in Canadian Dollars, the Canadian Prime Rate) cannot be determined, any outstanding affected Term Benchmark Loan denominated in any Alternative Currency shall, at the Administrative Borrower’s election prior to such day, either (A) be prepaid in full by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, be deemed to be a Term Benchmark Loan of the applicable Class denominated in U.S. Dollars (in a principal amount that is equal to the U.S. Dollar Equivalent of the aggregate principal amount of such Term Benchmark Loan denominated in such Alternative Currency) and shall accrue interest at the same interest rate as would be applicable to Term Benchmark Loans of the applicable Class denominated in U.S. Dollars at such time (assuming successive Interest Periods of one month) and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loan denominated in such Alternative Currency shall, at the Administrative Borrower’s election prior to such day, either (A) be prepaid in full by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such RFR Loan, be deemed to be an ABR Loan of the applicable Class (in a principal amount that is equal to the U.S. Dollar Equivalent of the principal amount of such RFR Loan) and shall accrue interest at the same interest rate as would be applicable to ABR Loans of the applicable Class at such time. Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR or the Adjusted TIIE Rate) or Issuing Bank;

(ii) subjects any Lender or Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining, continuing, converting to any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Parent Guarantor’s receipt of the certificate contemplated by paragraph (c) of this Section, the applicable Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then, within 30 days of receipt by the Parent Guarantor of the certificate contemplated by paragraph (c) of this Section, the applicable Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Parent Guarantor that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Parent Guarantor of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the conversion or payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date or in the amount specified in any notice delivered pursuant hereto (regardless of whether such notice is revoked or extended in accordance therewith) or (c) the assignment of any Term Benchmark Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a Term Benchmark Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Relevant Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the Relevant Rate that would have been applicable to such Loan (and without taking into account the Applicable Rate), for an Interest Period commencing on the date of such event and ending at or as nearly as possible to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the period that would have been the Interest Period for such Loan); it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Parent Guarantor (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.17) having been made by the applicable withholding agent, each Lender and each Issuing Bank (as applicable) (or, where the Administrative Agent receives a payment for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) such withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) The Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent, each Collateral Agent, each Lender and each Issuing Bank within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), as applicable, and any reasonable expenses arising therefrom or with respect thereto; whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), no Loan Party shall be required to indemnify the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank pursuant to this Section 2.17(c) for any incremental interest or penalties resulting from a failure of the Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as applicable, to notify the Parent Guarantor of the relevant possible indemnification claim within 180 days after the Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank receives written notice from the applicable Governmental Authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each Lender and Issuing Bank shall severally indemnify the Administrative Agent and each Collateral Agent, within 30 days after receipt of the certificate described in the succeeding sentence, for (i) any Indemnified Taxes attributable to such Lender or such Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent or such Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are payable or paid by the Administrative Agent or such Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or a Collateral Agent in good faith, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent and each Collateral Agent to setoff and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent or any Collateral Agent to such Lender or such Issuing Bank from any other source against any amount due to the Administrative Agent or such Collateral Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders and Issuing Banks.

(i) Any Lender and any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Guarantor and the Administrative Agent, at the time or times reasonably requested by the Parent Guarantor or the Administrative Agent, such properly completed and executed documentation as the Parent Guarantor or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding (including a tax residency or similar certificate). In addition, any Lender and any Issuing Bank, if reasonably requested by the Parent Guarantor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Guarantor or the Administrative Agent as will enable the Parent Guarantor or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(iii)(A), (iii)(B) and (iii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to deliver to the Borrowers and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Each Lender and each Issuing Bank agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent Guarantor and the Administrative Agent in writing of its legal ineligibility to do so.

(iii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower, and in respect to any Lender or Issuing Bank extending a Loan or Commitment to a U.S. Borrower:

(A) any Lender or Issuing Bank that is a U.S. Person (a “U.S. Lender/Issuing Bank”) shall deliver to the Parent Guarantor and the Administrative Agent on or about the date on which such U.S. Lender/Issuing Bank becomes a Lender or an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Guarantor or the Administrative Agent), executed copies of IRS Form W-9 certifying that such U.S. Lender/Issuing Bank is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Lender/Issuing Bank (a “Non-U.S. Lender/Issuing Bank”) shall, to the extent it is legally eligible to do so, deliver to the Parent Guarantor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender/Issuing Bank becomes a Lender or an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Guarantor or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender/Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code and no payments in connection with the Agreement are effectively connected with such Non-U.S. Lender/Issuing Bank’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender/Issuing Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if a Non-U.S. Lender/Issuing Bank is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender/Issuing Bank are claiming the portfolio interest exemption, such Non-U.S. Lender/Issuing Bank may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Lender or Issuing Bank shall, to the extent it is legally eligible to do so, deliver to the Parent Guarantor and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender or Issuing Bank becomes a Lender or an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Guarantor or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Guarantor or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Parent Guarantor and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Guarantor or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Guarantor or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Notwithstanding anything to the contrary, a Lender or Issuing Bank shall not be required to deliver any documentation under this Section 2.17(f) to the extent it is legally ineligible to deliver such documentation.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (whether received in cash or applied by the Governmental Authority granting the refund to offset other Taxes otherwise owed) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph

(g) to the extent that the payment thereof would place the indemnified party in a less favorable net after-Tax position than the position that the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(j) VAT. (i) All amounts set out or expressed in a Loan Document to be payable by any party to a Secured Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, such Loan Party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any Secured Party (for purposes of this Section 2.17(j), the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), (A) where the Supplier is the Person required to account to the relevant tax authority for the VAT, such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT; and the Recipient will (where this clause (A) applies) promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT; and (B) where the Recipient is the Person required to account to the relevant tax authority for the VAT, such party must, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply, but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Loan Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.17(j) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(v) In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by such Secured Party, that party must promptly provide such Secured Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, (i) each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17 or otherwise) in U.S. Dollars (subject to clause (ii) below) prior to 2:00 p.m., New York City time, on the date when due and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency or Letters of Credit or LC Disbursements denominated in an Alternative LC Currency shall be made in such currency not later than the Applicable Time on the date when due, in each case, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Parent Guarantor by the Administrative Agent in the Administrative Questionnaire, except that payments to be made directly to the applicable Issuing Bank as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral and all proceeds realized with respect to any Loan Guarantees, in each case, received by the Administrative Agent or any of the Collateral Agents (or its bailee) at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Collateral Agents, the Administrative Agent or any Issuing Bank and constituting Loan Document Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders and constituting Loan Document Obligations, third, on a pro rata basis, to pay interest due and payable in respect of any Loans and unreimbursed LC Disbursements, fourth, on a pro rata basis, (i) to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations and (ii) to pay to the Administrative Agent an amount equal to 103% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account and minus unreimbursed LC Disbursements paid under clause (i) above) on such date, to be held in the LC Collateral Account as Cash collateral for such Loan Document Obligations, provided that if any Letter of Credit expires with no pending drawings, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fifth, to the payment of any other Obligation due to the Administrative Agent, the Collateral Agents, any Lender or any other Secured Party, on a pro rata basis, and sixth, to the Borrowers or as the Parent Guarantor shall direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, in each case as amended, restated, supplemented or otherwise modified from time to time), including any payment made or deemed made in connection with Sections 1.09, 2.22, 2.23, 9.02(c) and/or Section 9.05, or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Document Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Document Obligations purchased.

(d) Unless the Administrative Agent has received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if such Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or any Lender delivers a notice of illegality pursuant to Section 2.20, or any Loan Party is required to pay any additional amount (other than VAT that is recoverable from any Governmental Authority) to or indemnify any Lender or any Issuing Bank or pay any additional amount (other than VAT that is recoverable from any Governmental Authority) to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit, or issuing its Letter of Credit, affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term Benchmark Loans or RFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount (other than VAT that is recoverable from any Governmental Authority) to or indemnify any Lender or pay any additional amount (other than VAT that is recoverable from any Governmental Authority) to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or phrases of similar import) (or “each Lender” or “each Lender directly affected thereby” (or phrases of similar import) of a particular Class or Classes) with respect to which the consent of the Required Lenders (or the consent of Lenders holding Term Loans, Revolving Credit Exposures or Commitments of such Class or Classes representing more than 50% of the sum of the total Outstanding Amount of Term Loans, Revolving Credit Exposures and unused Commitments of such Class or Classes at such time) has been obtained, as applicable, any Lender does not provide its consent thereto (each such Lender, a “Non-Consenting Lender”), then any Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate all the Commitments of such Lender (or all the Commitment of such Lender of the applicable Class or Classes) and repay (or cause to be repaid) all Loan Document Obligations owing to such Lender (or all Loan Document Obligations owing to such Lender to the extent relating to its interest as a Lender of the applicable Class or Classes) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (A) of the immediately preceding sentence. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and a Borrower may not repay the Loan Document Obligations of such Lender and a Borrower may not terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to any Relevant Rate (or any component thereof) or to determine or charge interest rates based upon the Relevant Rate (or any component thereof), then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Loans of the applicable Type (or, in the case of Loans denominated in U.S. Dollars, to convert Loans to such applicable Type) shall be suspended and (b) if such notice asserts the illegality for such Lender to make or maintain ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the applicable Borrowers shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), (A) in the case of Term SOFR Loans, prepay or convert, as elected by the applicable Borrower, all of such Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate) and (B) in the case of Loans denominated in any Alternative Currency, prepay all affected Loans of such Lender or, at the election of the applicable Borrower, all affected Loans of such Lender, solely for the purpose of calculating the rate of interest applicable to such Loans, shall be deemed to be Term Benchmark Loans denominated in U.S. Dollars and shall accrue interest at the same rate of interest as would be applicable to a Term Benchmark Borrowing of the applicable Class denominated in U.S. Dollars at such time (assuming consecutive Interest Periods of one month’s duration, with the first such Interest Period commencing on the date set forth below) and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR (which notice such Lender agrees to give promptly). Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unused portion of any Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders, the Required RCF/TLA Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender shall require the consent of such Defaulting Lender to the extent provided in Section 9.02.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrowers as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Collateral Agents and the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by any Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Parent Guarantor may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Parent Guarantor, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent (i) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures of any Class does not exceed the total of all Non-Defaulting Revolving Lenders’ Revolving Credit Commitments of such Class and (ii) such reallocation does not, as to any Non-Defaulting Revolving Lender, cause such Non-Defaulting Lender’s Revolving Credit Exposure of any Class to exceed its Revolving Credit Commitment of such Class; provided that, subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to them hereunder or under applicable law, within two Business Days following notice by the Administrative Agent, Cash collateralize 103% of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing

Bank with respect to such LC Exposure and obligations to fund participations. Such cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure shall be released promptly following (A) the elimination of the applicable LC Exposure giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among Non-Defaulting Revolving Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of any Defaulting Lender is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or any Borrower hereunder, no letter of credit participation fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued or extended Letter of Credit shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Parent Guarantor agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Defaulting Lender shall cease to be such and, if such Defaulting Lender is a Revolving Lender, the Applicable Credit Percentages of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders and such of the funded participations in LC Disbursements of the other Revolving Lenders as the Administrative Agent shall determine are necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage of the applicable Class and such participations in accordance with its Applicable Revolving Credit Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.22. Incremental Credit Extensions.

(a) The Borrowers (or Subsidiary Guarantors that will become Borrowers) may, at any time after the Availability Date, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities (which may be in the form of “delayed draw” term facilities) and/or increase the principal amount of the Term Loans of any existing Class (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap (less any portion thereof utilized by the Incremental Equivalent Debt); provided that:

(i) Incremental Commitments in respect of any Incremental Term Facility may not be in an aggregate amount that is less than US$5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree);

(ii) except as separately agreed from time to time between a Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that no Borrower shall be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan;

(iv) any such Incremental Revolving Facility either (A) shall be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the applicable Borrowers may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all Lenders under such Revolving Facility, but additional upfront or similar fees may be payable to the Lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Lenders) or (B) shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Initial Revolving Credit Maturity Date and shall have all other material terms (other than currency, maturity, pricing (including rate floors), fees and immaterial terms, which shall be determined by the applicable Borrowers) as agreed between the applicable Borrowers and the Lenders providing such Incremental Revolving Facility and reasonably satisfactory to the Administrative Agent (it being understood and agreed that if any financial maintenance covenant, any other covenant or any event of default is added for the benefit of any Incremental Revolving Facility, then, unless such covenant or event of default is only applicable to periods after the later of the Initial Term Loan Maturity Date and the Initial Revolving Credit Maturity Date, such covenant or event of default shall be added for the benefit of any then-existing Revolving Facility and any then-existing Term A Facility);

(v) [Reserved];

(vi) the scheduled final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date at the time of the incurrence thereof;

provided, that the foregoing limitation shall not apply to customary bridge loans incurred to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into Indebtedness meeting the requirements set forth in this clause (vi) or (y) are intended to be refinanced with Qualified Capital Stock of the Parent Guarantor, proceeds of asset sales or Indebtedness meeting the requirements set forth in this clause (vi);

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans; provided, that the foregoing limitation shall not apply to customary bridge loans incurred to finance Permitted Acquisitions or similar Investments so long as either (x) such bridge loans provide for the automatic exchange or conversion into Indebtedness meeting the requirements set forth in this clause (vii) or (y) are intended to be refinanced with Qualified Capital Stock of the Parent Guarantor, proceeds of asset sales or Indebtedness meeting the requirements set forth in this clause (vii);

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the applicable Borrowers and the Lenders providing such Incremental Term Facility;

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by applicable Borrowers and the arrangers and/or Lenders providing such Incremental Facility;

(x) (A) each Incremental Facility shall rank pari passu with the Initial Term Loans and the Initial Revolving Loans, in each case, in right of payment and with respect to security and (B) no Incremental Facility may be (x) Guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral;

(xi) any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(xii) no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility;

(xiii) except as otherwise required or permitted in clauses (v) through (xi) above, all other terms of any Incremental Term Facility shall be as agreed between the applicable Borrowers and the Lenders providing such Incremental Term Facility; provided that such terms (other than the terms referred to in clauses (v) through (xi) above and other than currency, pricing (including rate floors), fees, premiums and any “MFN” terms) shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that if any financial maintenance covenant, any other covenant or any event of default is added for the benefit of any Incremental Term Facility, then, unless such covenant or event of default is only applicable to periods after the later of the Initial Term Loan Maturity Date and the Initial Revolving Credit Maturity Date, such covenant or event of default shall be added for the benefit of any then-existing Term A Facility and any then-existing Revolving Facility);

(xiv) the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Parent Guarantor and its Restricted Subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents); and

(xv) on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, each Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Parent Guarantor all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, customary secretary’s certificates and customary officer’s certificates, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) in the case of the making of any Incremental Loans, the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment of any Revolving Loans and reduction or termination of any Revolving Credit Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrowers shall be permitted to permanently repay Revolving Loans and reduce or terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt.

(f) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Parent Guarantor and the relevant Issuing Banks.

(g) The Lenders hereby irrevocably authorize the Administrative Agent and each Collateral Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes, or any increase in any existing Classes, in respect of Loans or Commitments pursuant to this Section 2.22 (including, for instance, to increase the amortization of any existing Class of Term Loans (or to provide for any existing Class of Term Loans to have (or to again have) amortization) in order to have such existing Class of Term Loans be “fungible” with any Incremental Term Facility that is to be added to such Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Guarantor in connection with the establishment or increase, as applicable, of such Classes, in each case on terms consistent with this Section 2.22 (including with respect to the appointment of a Subsidiary Guarantor as a Borrower in respect of such Incremental Facility).

(h) Notwithstanding anything to the contrary in this Section 2.22 (including Section 2.22(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the Lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(i) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

SECTION 2.23. Extensions of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrowers to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis to the Lenders in such Class (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the terms offered on the same basis to each such Lender, the applicable Borrowers are hereby permitted from time to time to consummate transactions with any individual Lender that accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and/or otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that (x) any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted and (y) no Lender shall have any obligation to accept any applicable Extension Offer; provided that the following terms are satisfied:

(i) except as to (x) currency, pricing (including rate floors), fees and final maturity (which shall, subject to clause (iii)(y) below, be determined by the applicable Borrowers and set forth in the relevant Extension Offer), (y) terms applicable to any Extended Revolving Facility that are more favorable to the Lenders under such Extended Revolving Facility than those contained in the Loan Documents for the benefit of any then-existing Revolving Facility and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders pursuant to the applicable Extension Amendment (it being understood and agreed that if any financial maintenance covenant, any other covenant or any event of default is added for the benefit of any Extended Revolving Facility, then, unless such covenant or event of default is only applicable to periods after the later of the Initial Term Loan Maturity Date and the Initial Revolving Credit Maturity Date, such covenant or event of default shall be added for the benefit of any then-existing Revolving Facility and any then-existing Term A Facility) and (z) any terms or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of such Extension), the Revolving Credit Commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment of any Revolving Loans and reduction or termination of any Revolving Credit Commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Extended Revolving Loan shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrowers shall be permitted to permanently repay Revolving Loans and reduce or terminate Revolving Credit Commitments under any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (x) pricing (including rate floors), fees, premiums, any “MFN” terms, amortization, final maturity date and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv), (v) and (vi), be determined by the applicable Borrowers and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the Lenders of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of all the Lenders (or, in the case of an Extension Offer with respect to any Term A Loans, for the benefit of all the Term A Lenders and Revolving Lenders) pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer;

(iii) (x) the scheduled final maturity date of any Extended Term Loans shall be no earlier than the then applicable Maturity Date applicable to the Term Loans subject to the relevant Extension Offer and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a scheduled final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Credit Maturity Date applicable to the Revolving Facility subject to the relevant Extension Offer;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to the relevant Extension Offer;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the applicable Borrowers and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended or modified by the applicable Borrowers pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended or modified ratably up to such maximum amount based on the respective amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of US$5,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Parent Guarantor; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such Extension affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Parent Guarantor may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Guarantor’s sole discretion and which may be waived by the Parent Guarantor in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any Class of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or, except as set forth in clause (a)(viii) above, the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments under any Class (or a portion thereof) and (ii) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and Guaranteed on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes in respect of Loans or Commitments so extended or modified and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Guarantor in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Parent Guarantor shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Parent Guarantor and each of the Borrowers represent and warrant, on the Availability Date, on the Spin-Off Effective Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, to the Administrative Agent, the Collateral Agents and the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent Guarantor and its Restricted Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in, every jurisdiction where such qualification is required, except in each case (other than as to existence of the Loan Parties) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law and, in the case of any Foreign Collateral Document where the enforceability thereof is subject to the completion of the applicable Perfection Requirements, subject to completion of such Perfection Requirements.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings or other actions necessary to perfect Liens created under the Collateral Documents and (iii) filings with the SEC reporting the Transactions, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Guarantor or any Restricted Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Guarantor or any Restricted Subsidiary (other than the Pre-Spin Dividend), and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); in each case under clauses (a), (b)(i) and (c), except with respect to any approval, consent, registration, action, filing, violation or default that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements; No Material Adverse Change.

(a) The Historical Combined Financial Statements present fairly, in all material respects, the combined financial position and consolidated results of operations and cash flows of the Parent Guarantor and its Subsidiaries as of the dates thereof and for the periods covered thereby in accordance with GAAP, subject to, in the case of combined interim financial statements, normal year-end audit adjustments and the absence of certain footnotes.

(b) Since December 31, 2024, there has been no material adverse change and there have been no events, developments or circumstances that would reasonably be expected to have, individually or in the aggregate, a material adverse change, in each case, in the business, assets, properties or financial condition of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each of the Parent Guarantor and its Restricted Subsidiaries has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent Guarantor and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all Trademarks, Copyrights, Patents and other intellectual property rights (“IP Rights”) material to the operation of the business of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, and, to the knowledge of the Parent Guarantor, the use thereof by the Parent Guarantor and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor, threatened against or affecting the Parent Guarantor or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Guarantor nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of the Parent Guarantor and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of the Loan Parties are required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Parent Guarantor and each of its Restricted Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the Tax in question and for which the Parent Guarantor or such Restricted Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the knowledge of the Parent Guarantor, pending Tax assessment, deficiency or other claim against the Parent Guarantor or any of its Restricted Subsidiaries except (i) those being actively contested by the Parent Guarantor or such Restricted Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.10. Solvency. On each of the Availability Date and the Spin-Off Effective Date, in each case, after giving effect to the Transactions, the Parent Guarantor and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.11. Disclosure.

(a) As of the Availability Date, (i) none of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Parent Guarantor or any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading and (ii) the projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Parent Guarantor to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) As of the Availability Date, to the extent required to be delivered under Section 4.01 or 4.02, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. Neither the Parent Guarantor nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

SECTION 3.13. Anti-Corruption Laws; Sanctions. The Parent Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Guarantor, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and, to the knowledge of the Responsible Officers of the Parent Guarantor, its and their respective officers, employees directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, except for violations that are not material. None of the Parent Guarantor, any Subsidiary or, to the knowledge of the Parent Guarantor, any of their respective directors, officers, employees or agents, is a Sanctioned Person.

SECTION 3.14. ERISA.

(a) Each Employee Benefit Plan is in compliance with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred or is reasonably expected to occur that, whether taken individually or together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Availability Date, (a) a correct and complete list of the name of each Subsidiary of the Parent Guarantor and the ownership interest therein held by the Parent Guarantor or its Subsidiaries, and identifies each Subsidiary that, as of the Availability Date, is not an Excluded Subsidiary and (b) the jurisdiction of organization, and the type of entity of, the Parent Guarantor and each of its Subsidiaries.

SECTION 3.16. Security Interest in Collateral. Subject to the Legal Reservations and the Perfection Requirements (including, to the extent applicable, the Agreed Security Principles), the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including any Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral described therein in favor of the applicable Collateral Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements (as limited by the Agreed Security Principles), such Liens shall constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Parent Guarantor nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (a) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Subsidiary, or as to the rights and remedies of any Collateral Agent, the Administrative Agent or any Lender with respect thereto, under foreign law (except applicable law of any Obligor Jurisdiction), (b) the enforcement of any security interest or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any applicable law, (c) on the Availability Date and until required pursuant to Section 5.15, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Availability Date pursuant to Section 4.02 or (d) any Excluded Asset.

SECTION 3.17. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.18. Centre of Main Interest. For purposes of EU Insolvency Regulation, each of the Loan Parties that is organized under the laws of a country that is a member of the European Union has its centre of main interests (as that term is used in Article 3(1) of EU Insolvency Regulation) situated in its jurisdiction of incorporation and has no “establishment” (as that term is used in Article 2(1) of EU Insolvency Regulation) in any other jurisdiction.

ARTICLE 4

CONDITIONS

SECTION 4.01. Conditions Precedent to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have signed a counterpart of this Agreement, and the Administrative Agent shall have received from the Parent Guarantor, the Revolving Credit Borrowers, the Term Loan Borrowers, the Foreign Collateral Agent and each Lender a counterpart of this Agreement signed by each such Person (which, subject to Section 9.07(b), may include any Electronic Signatures transmitted by email or other electronic means that reproduces an image of an actual executed signature page).

(b) The Form 10 shall have been publicly filed with the SEC.

(c) The Administrative Agent, the Foreign Collateral Agent and the Arrangers shall have received all expenses required to be paid by the Parent Guarantor or the Borrowers for which invoices have been presented at least three Business Days prior to the Effective Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent, the Foreign Collateral Agent and the Arrangers that are payable under the engagement letter entered into between the Arrangers and the Parent Guarantor with respect to the Credit Facilities).

(d) (i) No later than three Business Days in advance of the Effective Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent or any Lender with respect to the Parent Guarantor or any Borrower at least ten (10) Business Days in advance of the Effective Date, which documentation or other information is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) at least three days prior to the Effective Date, if the Parent Guarantor or any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

For purposes of determining satisfaction of the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or any Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Administrative Agent shall notify the Parent Guarantor, the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Conditions Precedent to Availability. The obligations of each Lender to make Loans and any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), it being understood that such obligations are also subject to the occurrence of the Effective Date and the conditions precedent set forth in Section 4.03:

(a) The Spin-Off Transactions shall have been, or substantially concurrently with the occurrence of the Availability Date shall be, consummated (or the Parent Guarantor shall have certified that it reasonably expects that, no later than the fifth Business Day after the Availability Date, the Spin-Off Transactions shall be consummated), in each case, on terms and conditions consistent in all material respects with the Form 10, as most recently publicly filed with the SEC on or prior to the Effective Date and as amended from time to time thereafter; provided that any such amendments on or after the Effective Date (other than any updates to the financial statements and other financial information contained therein to cover subsequent periods in accordance with the rules and regulations of the SEC) shall not, in the aggregate, be materially adverse to the interests of the Lenders in their capacity as such.

(b) The business, activities, operations, assets and liabilities of the Parent Guarantor and its Subsidiaries as of the Availability Date shall, in each case, be consistent (or, if the Availability Date precedes the Spin-Off Effective Date, the Parent Guarantor shall have certified that they will, immediately after giving effect to the consummation of the Transactions, be consistent) in all material respects with the Form 10, most recently publicly filed with the SEC on or prior to the Effective Date and as amended from time to time thereafter; provided that any such amendments on or after the Effective Date (other than any updates to the financial statements and other financial information contained therein to cover subsequent periods in accordance with the rules and regulations of the SEC) shall not, in the aggregate, be materially adverse to the interests of the Lenders in their capacity as such.

(c) To the extent not publicly filed with the SEC, the Administrative Agent shall have received copies of the Spin-Off Agreements, certified by a Responsible Officer of the Parent Guarantor as true and complete (or, if the Availability Date precedes the Spin-Off Effective Date, the Administrative Agent shall have received substantially final drafts of the Spin-Off Agreements, with the Parent Guarantor hereby agreeing to provide final drafts thereof, so certified as true and complete, within five Business Days after the Availability Date).

(d) The Administrative Agent and, in the case of clause (ii) below, the applicable Collateral Agent shall have received from each Availability Date Loan Party (i) a counterpart of the Guarantee Agreement and (ii) a counterpart of each applicable Availability Date Collateral Document, in each case, signed by such Availability Date Loan Party (each of which, subject to Section 9.07(b), may include any Electronic Signatures transmitted by email or other electronic means that reproduces an image of an actual executed signature page).

(e) The Administrative Agent and the Collateral Agents shall have received (i) a customary written opinion of Davis Polk & Wardwell LLP, in its capacity as special New York counsel to the Loan Parties, and (ii) other customary favorable written opinions of counsel to the Availability Date Loan Parties and/or of counsel to the Administrative Agent and Lenders, in each case, that are dated the Availability Date, addressed to the Administrative Agent, each applicable Collateral Agent, the Lenders and each Issuing Bank and are reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received a solvency certificate, in the form attached hereto as Exhibit L, dated as of the Availability Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Parent Guarantor.

(g) The Administrative Agent shall have received, with respect to each Availability Date Loan Party, (i) a certificate of such Loan Party (or of the Parent Guarantor, on behalf of such Loan Party) dated the Availability Date and executed by a secretary, assistant secretary, director (or manager) or other Responsible Officer of such Loan Party (or of the Parent Guarantor, on behalf of such Loan Party), which shall, as to such Loan Party, (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders (provided that for purposes of the Parent Guarantor and any Luxembourg Loan Party, no such resolutions or written consents of its shareholders shall be required), supervisory board and/or its board of directors, board of managers, members or other governing body (in each case, as required in the relevant jurisdiction), authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, (B) identify by name and title and bear and certify the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is to be a party or (y) the individuals to whom such officers, managers, directors or authorized signatories of such Loan Party have granted powers of attorney to sign the Loan Documents to which such Loan Party is to be a party and (C) certify that (x) attached thereto is a true and complete copy of the Organizational Documents of such Loan Party, which have been certified to the extent customary in the relevant jurisdiction by the relevant authority of the jurisdiction of organization, incorporation or registration (as applicable) of such Loan Party and (y) such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization, incorporation or registration (as applicable) and (iii) such other documents and certifications as the Administrative Agent may reasonably request (including (A) with respect to any Polish Guarantor, (x) unless such Guarantor has only one shareholder, a copy of the list of shareholders (lista wspólników or wypis z rejestru akcjonariuszy) and (y) an information equivalent to a full extract from Polish National Court Registry (informacja odpowiadająca odpisowy pełnemu z rejestru przedsiębiorców Krajowego Rejestru Sądowego) and (B) with respect to a Swiss Guarantor, a certified excerpt of the relevant commercial register and a certified copy of its articles of association).

(h) The Administrative Agent shall have received a certificate of the Parent Guarantor, dated the Availability Date and executed by a Responsible Officer thereof, which shall certify the matters set forth in Sections 4.02(a), 4.02(b), 4.03(b) and 4.03(c).

(i) Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder:

(i) the Administrative Agent, the Foreign Collateral Agent, the Arrangers and the Lenders shall have received all fees required to be paid by the Parent Guarantor or the Borrowers on the Availability Date pursuant to (x) the Fee Letter and the Foreign Collateral Agent Fee Letter and (y) the engagement letter or any other letter agreements entered into between the Administrative Agent, the Arrangers and the Parent Guarantor with respect to the Credit Facilities; and

(ii) (A) the Administrative Agent and the Arrangers shall have received all expenses required to be paid by the Parent Guarantor or the Borrowers for which invoices have been presented at least three Business Days prior to the Availability Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent that are payable under the engagement letter entered into between the Arrangers and the Parent Guarantor with respect to the Credit Facilities), in each case on or before the Availability Date, which amounts may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Term Loans and (B) the Foreign Collateral Agent shall have received all expenses required to be paid by the Parent Guarantor under the Foreign Collateral Agent Fee Letter (including the reasonable fees and expenses of legal counsel for the Foreign Collateral Agent), on or before the Availability Date.

(j) The Administrative Agent shall have received (x) results of customary lien searches with respect to the Availability Date Loan Parties and (y) a completed Perfection Certificate dated the Availability Date and signed by a Responsible Officer of the Parent Guarantor, together with all attachments contemplated thereby.

(k) Subject to the final paragraph of this Section 4.02, each notice, application, register or document (including any UCC financing statement or equivalent filings) required by any Availability Date Collateral Document or under applicable law to be delivered, filed, registered or recorded in order to create in favor of the applicable Collateral Agent, for the benefit of the Secured Parties, a perfected (or purported to be perfected) Lien on the Collateral required to be delivered pursuant to such Availability Date Collateral Document, shall be delivered (to the extent required under the relevant Availability Date Collateral Document) and shall be in proper form for filing, registration or recordation as evidence of such perfection.

(l) Subject to the final paragraph of this Section 4.02, the applicable Collateral Agent (or its bailee) shall have received the certificates or instruments representing or evidencing the pledged Collateral required to be delivered pursuant to any Availability Date Collateral Document, together with (to the extent required by the applicable Availability Date Collateral Documents) an undated stock power or similar instrument of transfer for each such certificate or instrument endorsed in blank by a duly authorized officer of the pledgor thereof.

(m) The Parent Guarantor shall have delivered to the Administrative Agent a copy of Schedules 3.15, 5.15, 6.01, 6.02, 6.03 and 6.08 and, in the case of Schedule 5.15, such Schedule shall be satisfactory to the Administrative Agent, and in the case of Schedules 6.01, 6.02, 6.03 and 6.08, such Schedules shall have been delivered at least five Business Days prior to the Availability Date and shall have been posted by the Administrative Agent for Lender review, and the Administrative Agent shall not have received, within three Business Days of the posting thereof, written notice of objection to any such Schedule from Lenders comprising the Required Lenders.

(n) The Parent Guarantor shall have delivered to the Administrative Agent a copy of each of Exhibit B, C, D, E, F, G, H, I, J-1, J-2, J-3, K-1, K-2, K-3, K-4 and L and, in the case of Exhibits D, F, G and I, such Exhibits shall have been delivered at least five Business Days prior to the Availability Date, and shall have been posted by the Administrative Agent for Lender review, and the Administrative Agent shall not have received, within three Business Days of the posting thereof, written notice of objection to any such Exhibit from Lenders comprising the Required Lenders.

(o) No later than three Business Days prior to the Availability Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent or any Collateral Agent, with respect to any Loan Party at least ten Business Days in advance of the Availability Date, which documentation or other information is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining satisfaction of the conditions specified in this Section 4.02, each Lender that has funded any Loan hereunder on the Availability Date shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under this Section 4.02 to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or any Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Availability Date specifying its objection thereto. The Administrative Agent shall notify the Parent Guarantor, the Borrowers and the Lenders of the Availability Date, and such notice shall be conclusive and binding.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the delivery of any document or instrument, and the taking of any action, set forth on Schedule 5.15 shall not be a condition precedent to the Availability Date but shall be required to be satisfied after the Availability Date in accordance with Section 5.15.

SECTION 4.03. Each Credit Extension. The obligation of each Lender and each Issuing Bank to make a Credit Extension (other than any Credit Extension (excluding any Credit Extension under the Initial Revolving Facility) under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the Lenders in respect thereof) is further subject to the satisfaction of the following conditions:

(a) (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 and (ii) in the case of any Credit Extension with respect to a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the same as required by Section 2.05(b).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (in all respects if any such representation or warranty is already qualified by materiality) as of such date or for such period.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Availability Date and until the Termination Date has occurred, the Parent Guarantor hereby covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Parent Guarantor will furnish to the Administrative Agent for distribution to the Lenders:

(a) within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one hundred and five (105) days) after the end of each Fiscal Year, the audited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries and related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (it being understood that with respect to any such previous Fiscal Year that shall have commenced prior to the Spin-Off Effective Date, such figures may include the predecessor entity), all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (except for any such qualification or exception pertaining to (x) the maturity (or impending maturity) of any Indebtedness or (y) any breach or anticipated breach of any financial covenant) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2026), the unaudited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries and related unaudited consolidated statements of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (it being understood that with respect to any such corresponding period that shall have commenced prior to the Spin-Off Effective Date, such figures may include the predecessor entity), all certified by a Responsible Officer of the Parent Guarantor as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five Business Days after any delivery of financial statements under Section 5.01(a) or 5.01(b), a completed Compliance Certificate executed by a Responsible Officer of the Parent Guarantor (i) certifying as to whether, to the knowledge of such Responsible Officer after reasonable inquiry, a Default or an Event of Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 as of the last day of or for the most recently ended Test Period, (iii) setting forth a summary (which may be in the form of consolidating financial statements or a footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (iv) in the case of any Compliance Certificate relating to the financial statements delivered under Section 5.01(a) with respect to any Fiscal Year (commencing with the Fiscal Year ending December 31, 2026), setting forth each Material Jurisdiction as of the last day of such Fiscal Year, together with the applicable percentage of the Consolidated Total Assets attributable to such Material Jurisdiction;

(d) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Parent Guarantor or any Restricted Subsidiary with the SEC; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any Restricted Subsidiary, or compliance with the terms of this Agreement or the other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided, however, that neither the Parent Guarantor nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Guarantor or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Parent Guarantor or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(e)); provided, further, that in the event the Parent Guarantor does not provide any certificate, report or information requested pursuant to this Section 5.01(e) in reliance on the preceding proviso, the Parent Guarantor shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Parent Guarantor shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(d) shall be deemed to have been delivered if such statements and information shall have been publicly posted by the Parent Guarantor on its website or shall have been posted on the Approved Electronic Platform or are publicly available on the SEC’s website pursuant to the EDGAR system. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Guarantor with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent Guarantor and each Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Parent Guarantor or any Loan Party under the Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI and who may be engaged in investment and other market-related activities with respect to securities of the Parent Guarantor or any Subsidiary. The Parent Guarantor hereby agrees that, at any time any Term B Loans shall be outstanding or Term Loan B Commitments shall be in effect, (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking any Borrower Materials “PUBLIC,” the Parent Guarantor shall be deemed to have authorized the Administrative Agent, the Collateral Agents, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor” and (iv) the Administrative Agent, the Collateral Agents, and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.” Notwithstanding the foregoing, the Parent Guarantor shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.02. Notices of Material Events. The Administrative Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Responsible Officer of any Loan Party obtains knowledge of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor, any Restricted Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or development that has caused or evidences, or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Parent Guarantor will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of clause (a) (other than as to the Parent Guarantor or any Borrower) or clause (b) above, to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.06.

SECTION 5.04. Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) The Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability, property and casualty and business interruption insurance maintained by or on behalf of the Loan Parties (beginning on the date that is 60 days after the Availability Date or, in the case of any such policy of insurance maintained by any Restricted Subsidiary that becomes a Loan Party after the Availability Date, the date that is 60 days after the date it becomes a Loan Party) (or, in the case of any such policy, on such later date as the Administrative Agent may agree to in writing) shall (i) in the case of each liability policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent and the Collateral Agents, on behalf of the Secured Parties, an additional insured thereunder, (b) in the case of each casualty and business interruption insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent (or, if so designated by the Administrative Agent, a Collateral Agent), on behalf of the Secured Parties, as the lender loss payee thereunder and (c) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ (or 10 days’ in the case of cancellation for failure to pay premiums) (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and the applicable Collateral Agent of any cancellation of such policy; provided that, without limiting the Collateral and Guarantee Requirement, the requirements of clauses (i), (ii) and (iii) need not be satisfied with respect to any insurance policy maintained by any Foreign Loan Party.

SECTION 5.06. Inspection Rights. The Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Parent Guarantor and its Restricted Subsidiaries, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Loan Parties pursuant to Section 9.03. Notwithstanding the foregoing, neither the Parent Guarantor nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Guarantor and its Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Parent Guarantor or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, that in the event any of the circumstances described in this sentence exist, the Parent Guarantor shall provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

SECTION 5.07. Books and Records. The Parent Guarantor will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Parent Guarantor and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

SECTION 5.08. Compliance with Laws. The Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds and Letters of Credit. The Revolving Credit Borrowers shall use the proceeds of the Revolving Loans to finance the working capital needs and other general corporate purposes of the Parent Guarantor and its Restricted Subsidiaries (including for Transaction Costs). The Term Loan Borrowers shall use the proceeds of the Initial Term Loans (i) to finance the Pre-Spin Dividend and (ii) to the extent there are any remaining proceeds, for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U or X. No Borrower shall use, and the Parent Guarantor shall procure that it and its Subsidiaries and its or their respective directors, officers, employees and agents do not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The applicable Borrowers shall use the proceeds of any Additional Loans for the purposes set forth in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

SECTION 5.10. Unrestricted Subsidiaries. The Parent Guarantor may, at any time after the later of the Availability Date and the Spin-Off Effective Date, designate (or re-designate) any Subsidiary (other than any Borrower or any Subsidiary that, directly or indirectly, owns any Capital Stock of any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) as of the date of designation (or re-designation) of any Subsidiary as an Unrestricted Subsidiary and after giving pro forma effect thereto (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (i) no Event of Default shall have occurred and be continuing and (ii) the Parent Guarantor shall be in compliance with the Financial Covenants, calculated as of the last day of or for the Test Period then most recently ended, (b) no Unrestricted Subsidiary (including any Unrestricted Subsidiary set forth on Schedule 5.10) shall own any Capital Stock in any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Parent Guarantor or its Restricted Subsidiaries and (c) no Subsidiary that owns (or is the exclusive licensee of) any Material Intellectual Property may be designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Guarantor therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Parent Guarantor’s direct or indirect equity interest therein as estimated by the Parent Guarantor in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.05); provided that if any subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions of this Agreement, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether such Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien, as applicable, of such Subsidiary; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary (which Investment shall be treated as an Investment in an Unrestricted Subsidiary) in an amount (if positive) equal to (a) the Parent Guarantor’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent Guarantor’s equity therein at the time of such re-designation.

SECTION 5.11. Information Regarding Collateral. Without limiting the express terms of any applicable Collateral Document, the Parent Guarantor will furnish to the Administrative Agent and the applicable Collateral Agent, promptly after the relevant change (and, in any event, within 60 days of the relevant change or such later date as the Administrative Agent may agree), written notice of any change in (a) any Loan Party’s legal name, (b) any Loan Party’s type of organization, (c) any Loan Party’s jurisdiction of organization, incorporation or registration (or other applicable “location” for purposes of the UCC) or (d) any Loan Party’s organizational, incorporation or registration identification number, in the case of this clause (d), to the extent such information is necessary to perfect, protect or maintain the perfection and priority of the applicable Collateral Agent’s security interest in the Collateral of the relevant Loan Party for the benefit of the Secured Parties.

SECTION 5.12. Covenant to Guarantee Loan Document Obligations and Give Security.

(a) Within 120 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset), the Parent Guarantor shall cause such Loan Party to comply with the requirements set forth in clause (g) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party hereunder, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party hereunder.

(b) In the event that any jurisdiction not previously an Obligor Jurisdiction becomes a Material Jurisdiction, then, within 120 days after the delivery of the Compliance Certificate pursuant to Section 5.01(c) identifying such jurisdiction as a Material Jurisdiction (or such longer period as the Administrative Agent may reasonably agree), the Parent Guarantor shall cause the Collateral and Guarantee Requirement (other than clause (g) thereof) to be satisfied with respect to each Restricted Subsidiary (other than an Excluded Subsidiary) organized under the laws of such jurisdiction, including with respect to any Capital Stock in such Restricted Subsidiary owned by any other Loan Party; provided that if the Collateral and Guarantee Requirement is required to be satisfied with respect to any Restricted Subsidiary both under this paragraph (b) and under paragraph (c) below, the longer of the periods specified in this paragraph (b) and in paragraph (c) below shall apply.

(c) Upon (i) the formation or acquisition after the Availability Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the later of (x) the date on which the Compliance Certificate with respect to the Fiscal Quarter in which such event occurs (or with respect to the Fiscal Year ending with such Fiscal Quarter) is required to be delivered pursuant to Section 5.01(c) and (y) 60 days after the date on which such event occurs (or, in the case of each of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Parent Guarantor shall notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement (other than clause (g) thereof) to be satisfied with respect to such Restricted Subsidiary (other than an Excluded Subsidiary) and with respect to any Capital Stock of such Restricted Subsidiary owned by any Loan Party; provided that if the Collateral and Guarantee Requirement is required to be satisfied with respect to any Restricted Subsidiary both under this paragraph (c) and under paragraph (b) above, the longer of the periods specified in this paragraph (c) and in paragraph (b) above shall apply.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which shall apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents and, to the extent applicable, the Agreed Security Principles, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than (A) control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral, (B) control with respect to the LC Collateral Account as set forth in Section 2.05(j), (C) control of deposit accounts, securities accounts and commodities accounts, in each case, that constitute Collateral and are located in jurisdictions (other than the United States) where such control is customary for secured lending transactions (subject to the Agreed Security Principles) and (D) other than in the case of the Domestic Loan Parties, delivery of notices to account debtors or other contractual third parties, in each case, with respect to Collateral where such notices are customary for secured lending transactions (subject to the Agreed Security Principles), (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action to grant (except as part of a “blanket lien” security interest) or perfect any security interest in any asset located outside of its jurisdiction of organization (other than with respect to Capital Stock in an Obligor Jurisdiction), (2) execute any Collateral Document governed under laws other than the laws of its jurisdiction of organization, incorporation or registration (as applicable) (other than with respect to Capital Stock in an Obligor Jurisdiction) or (3) make any intellectual property filing or conduct any intellectual property search in, or prepare any schedule with respect to any assets of such Loan Party located, outside its jurisdiction of organization, incorporation or registration (as applicable) (other than, upon the occurrence of an Event of Default and at the request of the Administrative Agent, solely with respect to Material Intellectual Property, any European Union level intellectual property filings) or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets (unless the relevant Loan Party shall agree in its sole discretion to pledge such asset in favor of the Secured Parties), (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a financing statement under the UCC (or similar filings in foreign jurisdictions) without the requirement to list any VIN, serial or other number and (viii) neither the Administrative Agent nor the Collateral Agents shall require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby, as determined in good faith by the Parent Guarantor and the Administrative Agent.

Additionally, (i) no action shall be required to create or perfect a Lien in any Excluded Asset, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable law notwithstanding such prohibiting law and/or (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable law notwithstanding such consent or restriction, (iii) any joinder or supplement to any Collateral Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(b) or 5.12(c) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in such Collateral Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

SECTION 5.13. Further Assurances. Promptly upon the reasonable request of the Administrative Agent or any Collateral Agent and at the expense of the relevant Loan Parties, and subject to the limitations described in Section 5.12 or 5.15 (and only to the extent required pursuant to the Collateral and Guarantee Requirement and, where applicable pursuant to Section 1.11, subject to the Agreed Security Principles):

(a) the Parent Guarantor will, and will cause each other Loan Party to, execute any and all further documents, financing statements, financing change statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, financing change statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law or which the Administrative Agent or the applicable Collateral Agent may reasonably request to cause the Collateral and Guarantee Requirement to be and remain satisfied or to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents; and

(b) the Parent Guarantor will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent or the applicable Collateral Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

SECTION 5.14. Conduct of Business. The Parent Guarantor and its Restricted Subsidiaries shall engage only in those material lines of business that consist of the businesses engaged (or proposed to be engaged) in by the Parent Guarantor or any Restricted Subsidiary on the Availability Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses.

SECTION 5.15. Post-Closing Actions. The Parent Guarantor will take, or will cause the applicable Restricted Subsidiaries to take, the actions set forth on Schedule 5.15 within the applicable time periods specified thereon (or by such later time as the Administrative Agent may reasonably agree).

ARTICLE 6

NEGATIVE COVENANTS

From the Availability Date and until the Termination Date has occurred, the Parent Guarantor and the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Availability Date and set forth in Schedule 6.01 (other than Indebtedness under Permitted Receivables Facilities);

(c) Indebtedness of the Parent Guarantor or any Restricted Subsidiary to the Parent Guarantor or any other Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Parent Guarantor or any Restricted Subsidiary, (ii) any such Indebtedness owing by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be (from and after the 120th day after the Availability Date or, in the case of any Person that becomes a Restricted Subsidiary in connection with an acquisition or similar Investment after the Availability Date, from and after the 60th day after the consummation of the relevant acquisition or Investment (or, in each case, such later date as the Administrative Agent may reasonably agree)) subordinated to the Obligations pursuant to the Intercompany Note, and (iii) in the case of any such Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, the related Investment is permitted under Section 6.05;

(d) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed the greater of US$260,000,000 and 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;

(e) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(f) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed the greater of US$300,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;

(g) Indebtedness under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(i) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.01(k);

(j) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions, Investments and Dispositions permitted hereunder;

(k) Indebtedness in the form of (x) Guarantees of loans and advances to officers, directors, consultants and employees of the Parent Guarantor or any Restricted Subsidiary, provided that the aggregate principal amount of loans and advances so Guaranteed shall not exceed the greater of US$15,000,000 and 1.75% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees of the Parent Guarantor or any Restricted Subsidiary;

(l) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their Affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(n) letters of credit denominated in foreign currencies in an aggregate face amount not to exceed the greater of US$85,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;

(o) Indebtedness of any Joint Venture or Indebtedness of the Parent Guarantor or any Restricted Subsidiary incurred on behalf of any Joint Venture, or any Guarantees by the Parent Guarantor or any Restricted Subsidiary of Indebtedness of any Joint Venture; provided that the aggregate amount of Indebtedness permitted by this clause (o) (in the case of any Guarantee of any Indebtedness of a Joint Venture, determined without duplication) shall not exceed the greater of US$260,000,000 and 30% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;

(p) Indebtedness in respect of Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, and in connection with deposit accounts;

(q) (i) Guarantees by the Parent Guarantor and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Guarantor and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(r) Guarantees (including any co-issuance) by the Parent Guarantor and/or any Restricted Subsidiary of Indebtedness or other obligations of the Parent Guarantor and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided that in the case of any such Guarantee by any Loan Party of the obligations of any Restricted Subsidiary that is not a Loan Party, the related Investment is permitted under Section 6.05;

(s) Indebtedness under the SpinCo Unsecured Financing; provided that such Indebtedness shall be an obligation of a Loan Party and shall not be Guaranteed by any Person that is not a Loan Party;

(t) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not to exceed the greater of US$215,000,000 and 25% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that the aggregate principal amount of Indebtedness outstanding under this clause (t), when taken together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under clause (bb) below shall not exceed the greater of US$390,000,000 and 45% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(u) Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(v) Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary consisting of obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(w) Indebtedness of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Parent Guarantor or a Restricted Subsidiary in a transaction permitted hereunder) after the Availability Date, or Indebtedness of any Person that is assumed by the Parent Guarantor or any Restricted Subsidiary after the Availability Date in connection with an acquisition of assets by the Parent Guarantor or such Restricted Subsidiary, in each case, in a transaction permitted hereunder, provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) or such acquisition of assets and (ii) immediately after giving effect to the Parent Guarantor or any Restricted Subsidiary becoming liable with respect to such Indebtedness (whether as a result of such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation) or such assumption) and all the related transactions, the Parent Guarantor shall be in compliance with the Financial Covenants on a Pro Forma Basis (calculated as of the last day of or for the Test Period then most recently ended and, in the case of any such Indebtedness assumed in connection with a Qualifying Acquisition, giving effect to any election to increase the Total Leverage Ratio applicable pursuant to Section 6.10(a) that the Parent Guarantor intends to make in accordance with the terms of such Section, it being understood that the Parent Guarantor shall then be obligated to make such election upon the consummation of such Qualifying Acquisition);

(x) Indebtedness of any Restricted Subsidiary organized in China in an aggregate principal amount not to exceed the greater of US$500,000,000 and 60% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding; provided that such Indebtedness shall not be Guaranteed by the Parent Guarantor or any Restricted Subsidiary (other than any Restricted Subsidiary organized in China) except for Permitted Guarantees; provided further, that the Capital Stock in any Restricted Subsidiary organized in China may be pledged to secure such Indebtedness;

(y) Indebtedness of any Restricted Subsidiary organized in India in an aggregate principal amount not to exceed the greater of US$50,000,000 and 6% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding; provided that such Indebtedness shall not be Guaranteed by the Parent Guarantor or any Restricted Subsidiary (other than any Restricted Subsidiary organized in India) except for Permitted Guarantees; provided further, that the Capital Stock in any Restricted Subsidiary organized in India may be pledged to secure such Indebtedness;

(z) any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (b), (d), (s), (w) and (cc) of this Section 6.01 (and any Indebtedness extending, refinancing, refunding or replacing any prior Refinancing Indebtedness incurred in respect thereof) (each, “Refinancing Indebtedness”); provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement and (B) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (B) satisfies the other applicable requirements of this Section 6.01(z) (with additional amounts incurred in reliance on this clause (B) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Liens securing such Indebtedness are permitted under Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a), (s) and (cc) of this Section 6.01 (other than customary bridge loans with a maturity date of no longer than one year), such Refinancing Indebtedness has (A) a scheduled final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Maturity Date at the time of the incurrence of such

Refinancing Indebtedness and (y) the scheduled final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (iv) in the case of Refinancing Indebtedness with respect to clauses (a), (s) and (cc) of this Section 6.01, (A) such Refinancing Indebtedness is not an obligation of any Person that is not a Loan Party, (B) if the Indebtedness being extended, refinanced, refunded or replaced was unsecured, such Refinancing Indebtedness shall be unsecured (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (C) if such Refinancing Indebtedness is secured, it shall not be secured by any assets other than the Collateral and (D) if the Liens securing the Indebtedness being refinanced, refunded or replaced were contractually subordinated to the Liens on the Collateral securing the Credit Facilities, the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement (it being understood that if the Liens securing the Indebtedness being refinanced, refunded or replaced were pari passu with the Liens on the Collateral securing the Credit Facilities, the Liens securing such Refinancing Indebtedness may be pari passu with the Liens on the Collateral securing the Credit Facilities pursuant to an Acceptable Intercreditor Agreement) and (v) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Loan Document Obligations in right of payment, such Refinancing Indebtedness is contractually subordinated to the Loan Document Obligations in right of payment either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness being extended, refinanced, refunded or replaced, taken as a whole (as determined by the Parent Guarantor in good faith) or (y) pursuant to an Acceptable Intercreditor Agreement;

(aa) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(bb) Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of US$345,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under this clause (bb), when taken together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under clause (t) above shall not exceed the greater of US$390,000,000 and 45% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(cc) Incremental Equivalent Debt; provided that no Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt;

(dd) Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary representing deferred compensation to Permitted Payees in the ordinary course of business;

(ee) Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(ff) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent Guarantor and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(l);

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(hh) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof; and

(ii) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent Guarantor and/or any Restricted Subsidiary hereunder.

SECTION 6.02. Liens. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Permitted Encumbrances;

(b) Liens created pursuant to the Loan Documents securing the Obligations (including on cash collateral required to be provided for Letters of Credit in accordance with the terms of this Agreement);

(c) any Lien on any property of the Parent Guarantor or any Restricted Subsidiary existing on the Availability Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property of the Parent Guarantor or any Restricted Subsidiary other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) such Lien shall secure only those obligations which it secures on the Availability Date and any Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any property prior to the acquisition thereof by the Parent Guarantor or any Restricted Subsidiary after the Availability Date or existing on any property of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into the Parent Guarantor or a Restricted Subsidiary in a transaction permitted hereunder) after the Availability Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged, consolidated or amalgamated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation), as the case may be, (ii) such Lien shall not apply to any other property of the Parent Guarantor or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or such merger, consolidation or amalgamation), as the case may be, and Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Parent Guarantor or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.01(d) and any Refinancing Indebtedness in respect thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property of the Parent Guarantor or any Restricted Subsidiary except for accessions to such property, property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Receivables and other Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities;

(h) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions and other Investments or (ii) consisting of an agreement to Dispose of any property;

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Guarantor or any Restricted Subsidiary or (ii) secure any Indebtedness;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(m) Liens deemed to exist in connection with investments in repurchase agreements;

(n) rights of setoff relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(o) ground leases in respect of real property on which facilities owned or leased by the Parent Guarantor or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent Guarantor or any Restricted Subsidiary;

(p) Liens on equipment owned by the Parent Guarantor or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(q) Liens on any property of the Parent Guarantor and its Restricted Subsidiaries in favor of the Parent Guarantor or any of its Restricted Subsidiaries;

(r) Liens securing Indebtedness under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(s) Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(t) Liens securing Indebtedness permitted pursuant to Section 6.01(z) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a) and 6.01(cc) or of any prior Refinancing Indebtedness incurred in respect thereof); provided that (i) such Liens shall not apply to any property other than the Collateral and (ii) the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(u) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(v) Liens securing Indebtedness incurred pursuant to Section 6.01(cc); provided that (i) such Liens shall not apply to any property other than the Collateral and (ii) the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(w) other Liens on assets securing Indebtedness or other obligations in an aggregate outstanding principal amount not to exceed the greater of US$345,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(x) (i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Parent Guarantor or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(q)(iii) or 6.01(ee);

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(cc) (i) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness and (ii) Liens on proceeds of any Indebtedness, and any related deposit of Cash or Cash Equivalents to cover interest, premium and fees with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness;

(dd) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(ee) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily under any applicable law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(ff) Liens that are customary in the business of the Parent Guarantor and its Restricted Subsidiaries and that do not secure Indebtedness;

(gg) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(hh) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(ii) Liens granted pursuant to a security agreement between the Parent Guarantor or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Parent Guarantor or such Restricted Subsidiary;

(jj) Liens arising solely in connection with rights of dissenting equity holders pursuant to any applicable law in respect of any Permitted Acquisition or other similar Investment;

(kk) Liens (other than Liens securing Indebtedness) disclosed in any Mortgage Policy delivered pursuant to Section 5.12, 5.13 or 5.15 with respect to any Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(ll) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law.

SECTION 6.03. No Further Negative Pledges. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary that is, or is required to become, a Loan Party to, enter into or permit to exist any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a) restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Parent Guarantor and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease, sub-lease, license or sublicense of such asset (or assets) and/or such Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(b) restrictions contained in the Loan Documents, any Incremental Equivalent Debt, the SpinCo Unsecured Financing or any Permitted Receivables Facility (and in any Indebtedness permitted under Section 6.01(z) to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(c) restrictions contained in any documentation governing any Indebtedness permitted by Section 6.01 (or related Lien permitted under Section 6.02) to the extent that such restrictions (i) only apply to the Persons obligated under such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness and (ii) (x) are, taken as a whole, not materially more restrictive as concerning the Parent Guarantor or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (y) will not materially impair the Borrowers’ obligation or ability to make any payments required hereunder (as determined by the Parent Guarantor in good faith);

(d) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Parent Guarantor or any of its Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(g) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto), (ii) relating to such joint venture or its members and/or (iii) otherwise entered into in the ordinary course of business;

(i) restrictions on Cash or other deposits permitted under Section 6.02 and/or 6.05 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth requirements exist;

(j) restrictions set forth in documents which exist on the Availability Date and set forth on Schedule 6.03;

(k) restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder (solely to the extent relating to the assets or Capital Stock of such Restricted Subsidiary);

(l) provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Parent Guarantor and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(m) restrictions arising under or as a result of applicable law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(n) restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Parent Guarantor or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(o) restrictions in any Hedge Agreement, any agreement relating to Banking Services and/or any agreement relating to Permitted Treasury Arrangements; and

(p) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent Guarantor, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.04. Restricted Payments; Restricted Debt Payments.

(a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Parent Guarantor and its Restricted Subsidiaries may pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock held by any Permitted Payee:

(A) with Cash and Cash Equivalents, in an aggregate amount not to exceed, in any Fiscal Year, the greater of US$45,000,000 and 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period, which amount, if not used in any Fiscal Year, may be carried forward to the immediately succeeding Fiscal Year (and deemed first applied in such subsequent Fiscal Year); provided that no Restricted Payments may be made in reliance on this clause (A) prior to January 1, 2026; plus

(B) with the net proceeds of any key-man life insurance policies; plus

(C) with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are forgone in exchange for the receipt of Capital Stock of the Parent Guarantor pursuant to any compensation arrangement, including any deferred compensation plan;

(ii) so long as no Event of Default exists or would result therefrom and, after giving pro forma effect thereto, the Parent Guarantor would be in compliance with the Financial Covenants as of the last day of or for the then most recently ended Test Period, the Parent Guarantor and its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount at such time that the Parent Guarantor elects to apply to this clause (ii));

(iii) the Parent Guarantor and its Restricted Subsidiaries may (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor, or in connection with dividends, share splits, reverse share splits (or any combination thereof), in each case in respect of the Capital Stock of the Parent Guarantor, and in connection with mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder, in each case involving consideration in the form of Capital Stock of the Parent Guarantor, (B) honor any conversion request by a holder of Convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any such conversion and make payments on Convertible Indebtedness in accordance with its terms and (C) make Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in sub-clause (x) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(iv) the Parent Guarantor and its Restricted Subsidiaries may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(v) so long as no Event of Default exists or would result therefrom, the Parent Guarantor and its Restricted Subsidiaries may make Restricted Payments (i) in an amount not to exceed US$250,000,000 in any Fiscal Year plus (ii) additional Restricted Payments, so long as the aggregate amount of Restricted Payments under this clause (vii) in any Fiscal Year does not exceed 7.00% of the Market Capitalization of the Parent Guarantor as of the most recently ended Fiscal Quarter; provided that no Restricted Payments may be made in reliance on this clause (v) prior to January 1, 2026;

(vi) the Parent Guarantor and its Restricted Subsidiaries may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Parent Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent Guarantor and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent Guarantor (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent Guarantor or a Restricted Subsidiary) of any Refunding Capital Stock;

(vii) to the extent constituting a Restricted Payment, the Parent Guarantor may consummate any transaction permitted by Section 6.05 (other than Sections 6.05(i) and 6.05(r)) and Section 6.06 (other than Section 6.06(g));

(viii) so long as no Event of Default exists or would result therefrom, the Parent Guarantor and its Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the greater of US$300,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(ix) the Parent Guarantor and its Restricted Subsidiaries may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a) (and any Restricted Payment made in reliance on this clause (ix) shall also be deemed to have been made under the applicable foregoing clause, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made);

(x) so long as no Event of Default exists or would result therefrom, the Parent Guarantor and its Restricted Subsidiaries may make additional Restricted Payments so long as the Total Leverage Ratio as of the last day of the then most recently ended Test Period would not exceed 1.80:1.00, calculated on a Pro Forma Basis;

(xi) the Parent Guarantor and its Restricted Subsidiaries may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.05 or 6.06 or any other transaction permitted hereunder;

(xii) the Parent Guarantor and its Restricted Subsidiaries may make a Restricted Payment in respect of any payments or deliveries in connection with (A) a Permitted Bond Hedge Transaction or (B) Permitted Warrant Transaction or Packaged Rights (x) by delivery of shares of the Parent Guarantor’s Qualified Capital Stock or (y) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise);

(xiii) the Parent Guarantor may make the Pre-Spin Dividend; and

(xiv) Restricted Payments may be made by any Restricted Subsidiary to the Parent Guarantor or to any other Restricted Subsidiary; provided that in the case of a Restricted Payment made by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Parent Guarantor, such Restricted Payment shall be made by such Restricted Subsidiary to each direct parent company of such Restricted Subsidiary on a pro rata basis (or on a more favorable basis from the perspective of the Parent Guarantor or any applicable Restricted Subsidiary thereof that is the direct parent company of such Restricted Subsidiary) based on their relative ownership interests.

(b) The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, make any voluntary prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv) so long as no Event of Default exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed the greater of (x) US$300,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent Guarantor and/or any capital contribution in respect of Qualified Capital Stock of the Parent Guarantor, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Parent Guarantor and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01; provided that to the extent of the Restricted Debt Payments made pursuant to this clause (v), no amounts on the account of the applicable exchange, issuance, contribution or conversion shall be included in the determination of the “Available Amount”;

(vi) so long as no Event of Default exists or would result therefrom and, after giving pro forma effect thereto, the Parent Guarantor would be in compliance with the Financial Covenants as of the last day of or for the then most recently ended Test Period, Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Parent Guarantor elects to apply to this clause (vi);

(vii) so long as no Event of Default exists or would result therefrom, additional Restricted Debt Payments so long as the Total Leverage Ratio as of the last day of the then most recently ended Test Period would not exceed 1.80:1.00, calculated on a Pro Forma Basis; and

(viii) Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(w); provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.05 at such time.

SECTION 6.05. Investments. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, make or own any Investment in any other Person except:

(a) Investments in assets that are Cash or Cash Equivalents, or Investments in assets that were Cash or Cash Equivalents at the time made;

(b) (i) Investments existing on the Availability Date in the Parent Guarantor, any Restricted Subsidiary and/or any Joint Venture and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.05 and/or (ii) Investments made after the Availability Date among the Parent Guarantor and/or one or more Restricted Subsidiaries; provided that in the case of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties, such Investment shall be limited to those (i) made in Cash and Cash Equivalents, (ii) made in the ordinary course of business (including, to the extent constituting an Investment, moving a manufacturing line from one jurisdiction to another or transactions related thereto), (iii) made to permit such Restricted Subsidiary to consummate a Permitted Acquisition or similar Investment or (iv) made as part of a Permitted Tax Restructuring;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent Guarantor or any Restricted Subsidiary;

(d) Investments in any Similar Business (including any Joint Venture engaged in a similar business), in an aggregate principal amount not to exceed the greater of $150,000,000 and 17.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding; provided that no Investments in any Unrestricted Subsidiary may be made in reliance on this clause (d);

(e) Permitted Acquisitions;

(f) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.06;

(g) loans or advances to Permitted Payees in the ordinary course of business (i) in an aggregate principal amount not to exceed US$15,000,000 and 1.75% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent Guarantor for the purchase of Qualified Capital Stock of the Parent Guarantor or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(h) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(i) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(c) and 6.01(r)), Permitted Liens, Restricted Payments permitted under Section 6.04(a) (other than Section 6.04(a)(vii)), Restricted Debt Payments permitted by Section 6.04(b) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.06 (other than Section 6.06(a) (if made in reliance on clause (iii)(y) of the proviso thereto), Section 6.06(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.06(c)(ii) (if made in reliance on clause (B) therein) and Section 6.06(g));

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(k) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(l) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Parent Guarantor and/or any Restricted Subsidiary in the ordinary course of business;

(m) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Parent Guarantor to the extent not resulting in a Change in Control;

(n) (i) Investments of any Restricted Subsidiary acquired after the Availability Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Parent Guarantor or any Restricted Subsidiary after the Availability Date, in each case as part of an Investment otherwise permitted by this Section 6.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.05(n) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.05;

(o) Investments made after the Availability Date by the Parent Guarantor and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of US$345,000,000 and 40% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(p) so long as no Specified Event of Default exists or would result therefrom and after giving pro forma effect thereto, the Parent Guarantor would be in compliance with the Financial Covenants as of the last day of or for the then most recently ended Test Period, the portion, if any, of the Available Amount on such date that the Parent Guarantor elects to apply this clause (p);

(q) (i) Guarantees of leases or subleases (in each case other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent Guarantor and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities relate to the materials or products to be purchased by the Parent Guarantor or any Restricted Subsidiary and are made in the ordinary course of business;

(r) Investments in any Person in amounts and for purposes for which Restricted Payments to such Person are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(s) Investments made in Joint Ventures or Unrestricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of US$150,000,000 and 17.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(t) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Availability Date or entered into after the Availability Date in the ordinary course of business;

(u) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(l);

(v) Investments in connection with Permitted Treasury Arrangements;

(w) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(x) so long as no Specified Event of Default exists or would result therefrom, additional Investments so long as the Total Leverage Ratio as of the last day of the then most recently ended Test Period would not exceed 2.50:1.00, calculated on a Pro Forma Basis;

(y) Investments consisting of the licensing, sublicensing or contribution of any IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(z) Restricted Subsidiaries of the Parent Guarantor may be established or created if such Parent Guarantor and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that (i) in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.05, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until such acquisition or Investment is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof) and (ii) any Investment made in such Restricted Subsidiary is otherwise permitted under another clause of this Section 6.05 (other than this clause (z);

(aa) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Guarantor or any of its Restricted Subsidiaries;

(bb) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.05 and any other pledges or deposits permitted by Section 6.02;

(cc) Term Loans repurchased by the Parent Guarantor or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans or other Indebtedness repurchased by the Parent Guarantor or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(dd) Permitted Bond Hedge Transactions;

(ee) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(ff) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Parent Guarantor, are necessary or advisable to effect or operate a Permitted Receivables Facility (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchases in connection therewith (including, without limitation, (x) repurchases to unwind any Permitted Receivables Facility and (y) the contribution or lending of Cash or Cash Equivalents to Restricted Subsidiaries to finance the purchase of such assets from the Parent Guarantor or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Facility or any related Indebtedness);

provided that, notwithstanding anything to the contrary in this Section 6.05, the Parent Guarantor and its Restricted Subsidiaries shall not be permitted to transfer or license on an exclusive basis Material Intellectual Property to any Unrestricted Subsidiary; provided, that, for the avoidance of doubt, the Parent Guarantor and its Restricted Subsidiaries shall be permitted to grant non-exclusive licenses (or sublicenses) of any Material Intellectual Property to any Unrestricted Subsidiary.

For the avoidance of doubt, if any Investment in any Person that is not a Restricted Subsidiary is made or owned in reliance on any clause of this Section 6.05, and such Person subsequently becomes a Restricted Subsidiary (or is merged, consolidated or amalgamated with or into the Parent Guarantor or any Restricted Subsidiary), such prior Investment may thereafter be deemed to have been made and/or owned under clause (b) of Section 6.05 (to the extent otherwise meeting the requirements of such clause) and not such other clause of this Section 6.05.

SECTION 6.06. Fundamental Changes; Disposition of Assets. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up, strike-off or dissolve itself or appoint a restructuring officer (or suffer any liquidation, strike-off or dissolution), or make any Disposition of assets having a fair market value in excess of US$20,000,000 in a single transaction or in a series of related transactions or in excess of US$75,000,000 in the aggregate for all such transactions in any Fiscal Year, except:

(a) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Parent Guarantor or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into a Borrower, (A) such Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not a Borrower (any such Person succeeding such Borrower after giving effect to such transaction or transactions, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized under the law of the jurisdiction of organization of such Borrower or a political subdivision thereof, (y) the Successor Borrower shall expressly assume the Loan Document Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Agent and the Parent Guarantor shall have provided at least 30 days notice of such transaction to the Lenders and shall have provided at least three Business Days prior to the date of such transaction all information requested by any Lender at least 10 Business Days prior to such transaction to comply with applicable “know your customer” requirements and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents and shall thereafter be deemed to be and become a “Borrower” for all purposes hereunder, and such initial Borrower, as applicable, shall be released from its Loan Document Obligations in respect of this Agreement and the other Loan Documents, (iii) in the case of any such merger, consolidation or amalgamation with or into the Parent Guarantor, (A) the Parent Guarantor shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) the requirements of sub-clause (B) of Section 6.06(c)(ii) below shall be satisfied; and (iii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.05;

(b) Dispositions (including of Capital Stock) among the Parent Guarantor and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.05 (other than on reliance of clause (i) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary (other than a Borrower) if the Parent Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Parent Guarantor, is not materially disadvantageous to the Lenders, and the Parent Guarantor or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; (ii) any merger, consolidation, amalgamation, dissolution or liquidation (other than dissolution or liquidation of the Parent Guarantor or any Borrower), the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.06 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.05 (other than clause (i) thereof); provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Parent Guarantor or a Borrower, (A) the Parent Guarantor or such Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not the Parent Guarantor or such Borrower (any such Person succeeding to the Parent Guarantor or such Borrower after giving effect to such transaction or transactions, the “Successor Person”), (x) the Successor Person shall be an entity organized under the law of the jurisdiction of organization of the Parent Guarantor or such Borrower or a political subdivision thereof, (y) the Successor Person shall expressly assume the Loan Document Obligations of the Parent Guarantor or such Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent and the Parent Guarantor shall have provided at least 30 days notice of such transaction to the Administrative Agent, the Collateral Agents and the Lenders and shall have provided at least three Business Days prior to the date of such transaction all information requested by any Lender, the Administrative Agent and the Collateral Agents at least 10 Business Days prior to such transaction to comply with applicable “know your customer” requirements and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Guarantee Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Person will succeed to, and be substituted for, the Parent Guarantor or such Borrower, as applicable, under this Agreement and the other Loan Documents and (iii) the Parent Guarantor or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guarantees or the Collateral, taken as a whole;

(d) (i) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent Guarantor, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent Guarantor) or (ii) otherwise economically impracticable or not commercially reasonable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.05 (other than Section 6.05(i)), Permitted Liens and Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(vii));

(h) Dispositions for fair market value; provided that with respect to any single Disposition transaction or a series of related transactions with respect to assets having a fair market value in excess of the greater of US$75,000,000 and 9% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Loan Document Obligations or that are owed to the Parent Guarantor or any Restricted Subsidiary) of the Parent Guarantor or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent Guarantor) that are (x) assumed by the transferee of any such assets and for which the Parent Guarantor and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (y) otherwise cancelled or terminated in connection with such Disposition, (ii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iii) future payments to be made in cash or Cash Equivalents owed to the Parent Guarantor or a Restricted Subsidiary in the form of earnout or similar payment, (iv) any Securities or other obligations or assets received by the Parent Guarantor or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (v) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not in excess of the greater of US$100,000,000 and 11% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Parent Guarantor or a Restricted Subsidiary);

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l) Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Parent Guarantor and its Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder after the Availability Date, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Parent Guarantor to consummate any acquisition or other Investment permitted hereunder or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent Guarantor or any of its Restricted Subsidiaries or any of their respective businesses;

(q) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent Guarantor in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent Guarantor and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent Guarantor; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the applicable Collateral Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(r) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or other IP Rights of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of intellectual property or other IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Parent Guarantor, are not necessary to the conduct of the business of the Parent Guarantor or its Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Parent Guarantor or any Restricted Subsidiary involving their customers in the ordinary course of business; provided that no Disposition of Material Intellectual Property may be made in reliance on this clause (iii);

(s) terminations or unwinds of Derivative Transactions;

(t) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Parent Guarantor and/or any Restricted Subsidiary;

(u) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(v) Dispositions constituting any part of a Permitted Tax Restructuring;

(w) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(x) other Dispositions involving assets with a fair market value of not more than, in the aggregate, the greater of US$86,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(y) any netting arrangement of accounts receivable between or among the Parent Guarantor and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent Guarantor made in the ordinary course of business;

(z) Dispositions of, or in connection with, any Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(aa) any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Parent Guarantor or any Restricted Subsidiary, so long as such Parent Guarantor or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee; and

(bb) Dispositions or discounts of Receivables, or participations therein, or other Permitted Receivables Facility Assets or any Disposition of the Capital Stock in a Restricted Subsidiary all or substantially all of the assets of which are Permitted Receivables Facility Assets, or other rights to payment and related assets, in each case, in connection with any Permitted Receivables Facility permitted by Section 6.01;

provided that (x) no Disposition made in reliance on clause (h) above may effect a Disposition of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, and (y) no Disposition of Capital Stock of any Borrower shall be permitted if, after giving effect thereto, such Borrower shall cease to be a Wholly-Owned Subsidiary of the Parent Guarantor.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the applicable Collateral Agent and the Administrative Agent shall be irrevocably authorized to take, and shall take, any actions reasonably requested by the Parent Guarantor in writing or otherwise deemed by the Administrative Agent appropriate in order to effect the foregoing, in each case, in accordance with the provisions of this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary in this Section 6.06, the Parent Guarantor and its Restricted Subsidiaries shall not be permitted to transfer or license on an exclusive basis Material Intellectual Property to any Unrestricted Subsidiary; provided, that, for the avoidance of doubt, the Parent Guarantor and its Restricted Subsidiaries shall be permitted to grant non-exclusive licenses (or sublicenses) of any Material Intellectual Property to any Unrestricted Subsidiary.

SECTION 6.07. Sale and Lease-Back Transactions. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Parent Guarantor or any Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent Guarantor or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Parent Guarantor or any Restricted Subsidiary to any Person (other than the Parent Guarantor or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as (i) the resulting Indebtedness, if any, is permitted by Section 6.01, (ii) the resulting Liens are permitted by Section 6.02 and (iii) the Disposition of the assets subject to such Sale and Lease-Back Transaction is permitted by Section 6.06.

SECTION 6.08. Transactions with Affiliates. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of US$85,000,000 and 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any individual transaction, or series of related transactions, with any of their respective Affiliates on terms that are substantially less favorable to such Parent Guarantor or Restricted Subsidiary, as the case may be (as determined by the Parent Guarantor in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Parent Guarantor and/or one or more Restricted Subsidiaries to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Parent Guarantor or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent Guarantor or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d) (i) any Restricted Payment or Investment permitted by this Agreement and (ii) any transaction specifically permitted by Sections 6.01(c), (dd) and (ii);

(e) the existence of, or performance by the Parent Guarantor or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Availability Date and set forth on Schedule 6.08 and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Availability Date;

(f) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Parent Guarantor or any Restricted Subsidiary;

(g) any transaction or transactions approved in good faith by a majority of the disinterested members of the board of directors (or similar governing body) of the Parent Guarantor at such time;

(h) Guarantees permitted or not restricted by Section 6.01 or Section 6.05;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Parent Guarantor and/or any of its Restricted Subsidiaries in the ordinary course of business;

(j) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Parent Guarantor and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Parent Guarantor or the senior management thereof or (ii) on terms not substantially less favorable to the Parent Guarantor and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(k) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Parent Guarantor or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(l) any purchase or redemption by the Parent Guarantor of the Capital Stock of (or contribution to the equity capital of) the Parent Guarantor and any intercompany loans made by Parent Guarantor to the Parent Guarantor or any Restricted Subsidiary;

(m) any transaction in respect of which the Parent Guarantor delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Parent Guarantor from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Parent Guarantor or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(n) any lease entered into between the Parent Guarantor or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Guarantor, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by a majority of the disinterested members of the board of directors or senior management of the Parent Guarantor in good faith; and

(o) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium.

SECTION 6.09. Amendments of or Waivers with Respect to Restricted Debt. The Parent Guarantor shall not, nor shall it permit any Restricted Subsidiary to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

SECTION 6.10. Financial Covenants.

(a) On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full Fiscal Quarter ending after the Availability Date) (each such date being referred to as a “Leverage Covenant Test Date”), the Parent Guarantor shall not permit the Total Leverage Ratio, (i) in the case of the first four Leverage Covenant Test Dates, to be greater than 4.25:1.00, (ii) in the case of the fifth through eighth Leverage Covenant Test Dates, to be greater than 4.00:1.00 and (iii) in the case of any Leverage Covenant Test Date thereafter, to be greater than 3.75:1.00; provided that after a Qualifying Acquisition, the Parent Guarantor may elect to increase the maximum permitted Total Leverage Ratio for each of the four consecutive fiscal quarters ending thereafter (commencing with the fiscal quarter during which such Qualifying Acquisition is consummated) by 0.50:1.00; provided, further, (i) such increase in the Total Leverage Ratio shall be limited to two elections and (ii) following any such election, the Parent Guarantor may not exercise any subsequent election unless, as of the end of at least two consecutive Test Periods immediately preceding the exercise of such subsequent election, the Parent Guarantor has maintained a Total Leverage Ratio of not greater than the maximum ratio then permitted by this Section 6.10(a) without giving effect to this proviso or the immediately preceding proviso.

(b) On the last day of any Test Period (commencing with the Test Period ending on the last day of the first full Fiscal Quarter ending after the Availability Date), the Parent Guarantor shall not permit the Interest Coverage Ratio for such Test Period to be less than 3.00:1.00.

SECTION 6.11. No Flow-back to Switzerland. The Parent Guarantor shall not, not nor shall it permit any Restricted Subsidiary to, use any amounts borrowed under this Agreement in a manner which would constitute a “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until (a) a written confirmation (e.g., a countersigned tax ruling) is obtained from the Swiss Federal Tax Administration confirming that such use of proceeds in Switzerland shall not trigger Swiss Withholding Tax consequences or (b) any such use of proceeds does not trigger Swiss Withholding Tax consequences as a result of a change in law or change in application of law.

ARTICLE 7

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Parent Guarantor, any Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other document (including the Perfection Certificate) required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, in the case of any representation or warranty that is capable of being cured, such representation or warranty shall remain incorrect for a period of thirty (30) days following the earlier of any Loan Party’s knowledge thereof or notice from the Administrative Agent to the Administrative Borrower;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (as it applies to the preservation of the existence of the Parent Guarantor or any Borrower), 5.09 or 5.10 or in Article 6; provided that, notwithstanding the foregoing, any failure by the Parent Guarantor to comply with the Financial Covenant or any other financial covenant set forth in any Loan Document, if any, shall not constitute a Default or an Event of Default with respect to any Term B Loans or Term Loan B Commitments unless and until the Administrative Agent or the Required RCF/TLA Lenders have accelerated the Revolving Loans and/or the Term A Loans or terminated the Revolving Credit Commitments and/or Term Loan A Commitments pursuant to this Section 7.01;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.01(a), 7.01(b) or 7.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Administrative Borrower;

(f) the Parent Guarantor or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Material Indebtedness was created, beyond such applicable grace period;

(g) any event or condition occurs in respect of any Material Indebtedness that results in such Material Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or, in the case of a Hedge Agreement, terminated (other than, for the avoidance of doubt, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any the Parent Guarantor or any Restricted Subsidiary), or that enables or permits (with or without the giving of notice, but only after the expiration of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or, in the case of a Hedge Agreement, to terminate any related hedging transaction, in each case prior to its scheduled maturity or termination; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other Disposition of assets of the Parent Guarantor or any Restricted Subsidiary, (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof or, in the case of a Hedge Agreement, any voluntary termination thereof, (iii) any requirement to, or to offer to, prepay, repurchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure, (iv) any customary debt, asset sale and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (v) any Indebtedness of any Person assumed in connection with an acquisition of such Person to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with such acquisition or (vi) any prepayment, repurchase, redemption or defeasance of any Indebtedness incurred to finance an acquisition if such acquisition is not consummated; provided further that with respect to any breach of or default under any financial covenant applicable to such Indebtedness, such breach or default shall not constitute a Default or an Event of Default with respect to any Term B Loans or Term Loan B Commitments unless and until (A) such breach or default results in the applicable Material Indebtedness becoming or being declared due or becoming or being declared required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or (B) unless and until the Administrative Agent or the Required RCF/TLA Lenders have accelerated the Revolving Loans and/or the Term A Loans or terminated the Revolving Credit Commitments and/or Term Loan A Commitments pursuant to this Section 7.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, quiebra, reorganization, concurso mercantil, or other relief in respect of the Parent Guarantor, any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law (including “bankruptcy” (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954)), or (ii) the appointment of a receiver, trustee, visitador, síndico, examiner, custodian, sequestrator, conservator, liquidator or similar official (including the Viscount of the Royal Court of Jersey or any liquidator) for the Parent Guarantor, any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent Guarantor, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, quiebra, reorganization, concurso mercantil, or other relief under any Debtor Relief Law (including “bankruptcy” (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954)), (ii) consent to the institution of any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, examiner, trustee, visitador, síndico, custodian, sequestrator, conservator, liquidator or similar official (including the Viscount of the Royal Court of Jersey or any liquidator) for the Parent Guarantor, any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Parent Guarantor, any Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Parent Guarantor, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days, during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Parent Guarantor and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) at any time after the execution and delivery thereof (i) any material Loan Guarantee for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or the repudiation in writing by any Loan Party of its obligations thereunder (in each case other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document for any reason ceasing to be in full force and effect (other than in accordance with its terms (in the case of any Collateral Document) or as a result of the occurrence of the Termination Date), (iii) any Lien purported to be created under any Collateral Document ceasing to be in full force and effect or ceasing to be perfected with respect to a material portion of the Collateral (other than solely by reason of (A) such perfection not being required pursuant to this Agreement, (B) any Collateral Agent no longer having possession of any Collateral actually delivered to it or any UCC financing statement or equivalent filing having lapsed because a UCC continuation statement or equivalent filing was not filed in a timely manner or (C) a release of Collateral in accordance with the terms of this Agreement or the applicable Collateral Document or the termination of the applicable Collateral Document in accordance with the terms thereof) or (iv) the contesting by any Loan Party in writing of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Parent Guarantor or any Borrower described in Section 7.01(h) or 7.01(i) or (y) any Standstill Event of Default prior to the occurrence of a Cross Default Trigger with respect thereto), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to the Administrative Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments and the obligation of the Issuing Banks to issue, amend or extend any Letter of Credit shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued under the Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties and (iii) require that the applicable Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Administrative Agent (not to exceed 103% of the then outstanding LC Exposure minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Parent Guarantor or any Borrower described in Section 7.01(h) or 7.01(i), all Commitments, and all obligations of any Issuing Bank to issue, amend or extend any Letter of Credit, shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and the obligation of the applicable Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default that is a Standstill Event of Default (and solely prior to the occurrence of a Cross Default Trigger with respect thereto), upon the request of the Required RCF/TLA Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Administrative Borrower, (1) terminate the Revolving Credit Commitments and the Term Loan A Commitments, and thereupon all the Revolving Credit Commitments and Term Loan A Commitments, and all obligations of any Issuing Bank to issue, amend or extend any Letter of Credit, shall terminate immediately, (2) declare the Revolving Loans and the Term A Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans and Term A Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder in respect of any Revolving Facility or any Term A Facility, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Loan Parties and (3) require that applicable Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the then outstanding LC Exposure minus the amount then on deposit in the LC Collateral Account). Upon the occurrence and during the continuance of an Event of Default (other than any Standstill Event of Default prior to the occurrence of a Cross Default Trigger with respect thereto), the Administrative Agent may (and may instruct any Collateral Agent to), and at the request of the Required Lenders shall (and shall instruct any Collateral Agent to), exercise any rights and remedies provided to the Administrative Agent or any Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; and upon the occurrence and during the continuance of an Event of Default that is a Standstill Event of Default (and solely prior to the occurrence of a Cross Default Trigger with respect thereto), the Administrative Agent may (and may instruct any Collateral Agent to), and at the request of the Required RCF/TLA Lenders shall, exercise any rights and remedies provided to the Administrative Agent or any Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE AGENTS

SECTION 8.01. Appointment and Authorization.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantees, to have irrevocably appointed) (i) JPMorgan (or any successor in such capacity appointed pursuant hereto) as Administrative Agent and Domestic Collateral Agent and Wilmington Trust (or any successor in such capacity appointed pursuant hereto) as Foreign Collateral Agent, and authorizes each such Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, and (ii) for purposes of Mexican law, each of the Administrative Agent, the Domestic Collateral Agent and the Foreign Collateral Agent as its comisionista mercantil con representación pursuant to Articles 273, 274 and other applicable articles of the Mexican Commerce Code (Código de Comercio) under this Agreement and the other Loan Documents, and each such Agent hereby accepts such appointment. In addition, to the extent required under the laws of any jurisdiction other than the United States, (A) each of the Lenders and the Issuing Banks hereby appoints (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee, to have appointed) the Foreign Collateral Agent to hold the Collateral on trust for the benefit of the Secured Parties, and the Foreign Collateral Agent accepts such appointment and agrees to hold and apply the Collateral in accordance with the Loan Documents, and (B) each of the Lenders and the Issuing Banks hereby grants (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee, to have granted) to the Foreign Collateral Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s (or such other Secured Party’s) behalf, and the Foreign Collateral Agent hereby accepts such grant.

(b) Without limiting Section 8.01(a), each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantees, to have irrevocably appointed and authorized) each Collateral Agent to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party and to perform the duties, obligations and responsibilities and to exercise the rights, powers and authorities expressly given to such Collateral Agent under this Agreement or the other Loan Documents to which such Collateral Agent is a party, together with such powers, authorities and discretion as are reasonably incidental thereto, including for purposes of execution of the Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, acquiring, holding, attaching, perfecting and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, giving and receiving notices on behalf of the Secured Parties and receiving payments on behalf and for the account of the Secured Parties. Each of the Lenders and the Issuing Banks agrees (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantees, to have agreed) that any such actions by any Collateral Agent shall bind such Secured Party. Any Common Collateral Agent, and any other co-agents, sub-agents and attorneys-in-fact appointed by the Domestic Collateral Agent or the Foreign Collateral Agent pursuant to Section 8.04 or 8.08 for purposes of holding or enforcing any Lien on any Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies under the Loan Documents, shall be entitled to the benefits of all indemnity, reimbursement and exculpatory provisions of this Article 8 and of Sections 9.03 and 9.04 (as though the Common Collateral Agent or such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Without limiting Section 8.01(a) or 8.01(b), in relation to any Polish Collateral Document, the Foreign Collateral Agent shall hold, administer and realize any Collateral granted under such Polish Collateral Document in accordance with Polish law and the terms of this Agreement and the other applicable Loan Documents. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantees, to have irrevocably authorized) the Foreign Collateral Agent to act on its behalf in connection with the preparation, execution or amendment of, or any release of Liens created under, any Polish Collateral Document and to make all statements and execute all documents necessary or appropriate in connection therewith. In the event any Common Collateral Agent shall be a party to any Polish Collateral Document, the foregoing provisions of this paragraph shall apply to such Common Collateral Agent as if each reference therein to the Foreign Collateral Agent were a reference to such Common Collateral Agent.

(d) Without limiting Section 8.01(a) or 8.01(b), in relation to any Swiss Collateral Document:

(i) The Foreign Collateral Agent shall (A) hold, administer and (subject to the same having become enforceable in accordance with this Agreement, the applicable Swiss Collateral Document and any other relevant Loan Document) realize any Collateral granted under a Swiss Collateral Document which is a Collateral transferred or assigned for security purposes (Sicherungs-über-eignung/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) as a fiduciary (Treuhänder) in its capacity as Foreign Collateral Agent in its own name but for the account for the Secured Parties which have the benefit of such Collateral in accordance with this Agreement and the applicable Swiss Collateral Document and (ii) hold, administer and (subject to the same having become enforceable in accordance with this Agreement, the applicable Swiss Collateral Document and any other relevant Loan Document) realize any Collateral granted under a Swiss Collateral Document which is pledged (Pfandrecht) or otherwise granted under an accessory security right (akzessorische Sicherheit) as a direct representative (direkter Stellvertreter) in its capacity as Foreign Collateral Agent in the name and on behalf of the Secured Parties which have the benefit of such Collateral in accordance with this Agreement and the respective Swiss Collateral Document.

(ii) Each Secured Party that becomes a party to this Agreement after the date of this Agreement (and each Person that otherwise becomes a Secured Party after the date of this Agreement) ratifies and approves all acts and declarations previously done by the Foreign Collateral Agent on such Secured Party’s behalf in relation to the creation of any pledge or other accessory security right in the name and on behalf of any Secured Party in respect of the Swiss Collateral Documents.

(iii) Each Secured Party (other than the Foreign Collateral Agent) hereby authorizes the Foreign Collateral Agent to:

(A) accept as its direct representative (direkter Stellvertreter) in its capacity as Foreign Collateral Agent any pledge or other accessory security right made to the Secured Parties under or pursuant to a Swiss Collateral Document and to act and execute on its behalf as a direct representative (direkter Stellvertreter), in its capacity as Foreign Collateral Agent, subject to the terms of this Agreement and the applicable Swiss Collateral Document, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any Swiss Collateral Document which creates a pledge or any other accessory security right;

(B) act on its behalf in connection with the preparation, execution and delivery of any Swiss Collateral Document and the perfection of any security interest in any Collateral created under, and the performance of, such Swiss Collateral Document;

(C) execute on behalf of itself and each other Secured Party where relevant without the need for any further referral to, or authority from, any other Person all necessary releases or confirmations of any Collateral and all amendments to the Swiss Collateral Documents; and

(D) make all statements necessary or appropriate in connection with the foregoing paragraphs.

(iv) Each of the Secured Parties hereby releases the Foreign Collateral Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such Secured Party. Any Secured Party prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Administrative Agent and each Collateral Agent without undue delay.

(v) In the event any Common Collateral Agent shall be a party to any Swiss Collateral Document, the foregoing provisions of this Section 8.01(d) shall apply to such Common Collateral Agent as if each reference therein to the Foreign Collateral Agent were a reference to such Common Collateral Agent.

(e) The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent to determine, in connection with any Foreign Subsidiary becoming a Subsidiary Guarantor, the terms and conditions of any limitations to be set forth in the Guarantee Supplement or any applicable Collateral Document to be executed by such Foreign Subsidiary as are applicable or customary under the laws of the jurisdiction of incorporation or organization of such Foreign Subsidiary.

SECTION 8.02. The Agents Individually. Any Person serving as the Administrative Agent and/or a Collateral Agent under the Loan Documents shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and/or a Collateral Agent, and the term “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall, unless the context otherwise requires or unless such Person is in fact not a Lender or an Issuing Bank, include each Person serving as the Administrative Agent and/or a Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Parent Guarantor, any of its Subsidiaries or any other Affiliate thereof as if it were not the Administrative Agent and/or a Collateral Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.03. Limitation of Liability. In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Banks (except, in the case of the Administrative Agent in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) no Agent assumes or shall be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other Secured Party, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default exists, and the use of the term “agent” (or any similar term) herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, and each Lender and Issuing Bank agrees (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee, to have agreed) that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby, (b) where any Collateral Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the U.S., or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of such Collateral Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law, (c) as to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Administrative Agent (in the case of the Foreign Collateral Agent) or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith (acting on its own initiative and not on the instructions of the Lenders or, in the case of the Foreign Collateral Agent, not on the instructions of the Administrative Agent, as applicable) to be necessary, under the circumstances as provided in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each of the Lenders and the Issuing Banks; provided that no Agent shall be required to take any action (i) unless it is furnished with indemnification satisfactory to such Agent with respect thereto, (ii) if such action would subject such Agent to a Tax in any jurisdiction where it is not then subject to a Tax, (iii) if such action would require such Agent to qualify to do business in any jurisdiction where it is not then so qualified or (iv) that, in its opinion or the opinion of its counsel, may expose such Agent to Liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, provided, further, that each Agent may seek clarification or direction from the Administrative Agent (in the case of the Foreign Collateral Agent) or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith (acting on its own initiative and not on the instructions of the Lenders or, in the case of the Foreign Collateral Agent, not on the instructions of the Administrative Agent, as applicable) to be necessary, under the circumstances as provided in the Loan Documents) prior to the exercise of any such instructed action, as to whether, and in what manner, it should exercise or refrain from exercising any such instructed action and may refrain from acting until such clarification or direction has been provided, and (d) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the applicable Agent or any of its Affiliates in any capacity. No Agent shall be liable to the Lenders, the Issuing Banks or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Administrative Agent (in the case of the Foreign Collateral Agent) or the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the applicable Agent believes in good faith (acting on its own initiative and not on the instructions of the Lenders or, in the case of the Foreign Collateral Agent, not on the instructions of the Administrative Agent, as applicable) shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. Without limiting the generality of the foregoing, no Agent shall be liable to the Lenders, the Issuing Banks or any other Secured Party for, or be responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Secured Party as a result of, the terms and conditions of any Intercreditor Agreement. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the applicable Agent by the Parent Guarantor, any Borrower, any Lender or any Issuing Bank (or, in the case of the Foreign Collateral Agent, by the Administrative Agent), and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with any Loan Document, (iii) the performance, exercise or observance (as applicable) of any covenant, agreement, right, power, authority, discretion or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the legality, validity, enforceability, effectiveness, accuracy, completeness, sufficiency, value, adequacy or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by email or any other electronic means), (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value, collectability or sufficiency of the Collateral or to assure that the Liens granted to any Foreign

Collateral Agent (or, in each case, its appointed sub-agent or bailee) pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or to be satisfactory to the Administrative Agent, (vii) any property, book or record of any Loan Party or any Affiliate thereof, (viii) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by any Agent, any Arranger, any Loan Party or any other Person in or in connection with any Loan Document or the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, or (ix) any determination as to whether any information provided or to be provided to any Secured Party is MNPI the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise. Notwithstanding anything herein to the contrary, no Agent shall be liable for, or be responsible for any Liabilities, cost or expense suffered by any Loan Party, any Lender or any Issuing Bank as a result of, any determination of (A) any Exchange Rate or any U.S. Dollar Equivalent, or the component amounts of any of the foregoing, (B) the existence or amount of any Secured Hedging Obligations or Banking Services Obligations and (C) whether any Person is an Eligible Assignee or any Lender is a Defaulting Lender, a Disqualified Institution or a Disqualified Person, or the effective date of such status, it being further understood and agreed that the Agents shall not have any obligation to determine whether any Person is an Eligible Assignee or any Lender is a Defaulting Lender, a Disqualified Institution or a Disqualified Person. No Agent shall be deemed to have knowledge of any Lender being a Restricted Lender unless and until the applicable Agent shall have received the written notice from such Lender referred to in Section 1.16, and then only as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided a consent or direction in connection with this Agreement shall not be affected by any delivery to any Agent of any such written notice subsequent to such consent or direction being provided by the Required Lenders or other requisite Lenders. Each Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.05 and may rely on the Register to the extent set forth in Section 8.05(b). The motivations of each Agent are commercial in nature and not to invest in the general performance or operations of the Parent Guarantor or its Subsidiaries. Nothing in this Agreement or any other Loan Document shall require (x) any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or (y) any Agent to account to any Lender, any Issuing Bank or any other Secured Party for any sum or the profit element of any sum received by such Agent for its own account. The duties and obligations of the Agents under the Loan Documents shall be several and not joint.

No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral. No Agent shall have any duty as to any Collateral in its possession or in the possession of someone under its control, or in the possession or control of any agent or nominee of such Agent, or any income thereon or as to the preservation of the rights of prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it.

Each Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the Loan Documents to which it is a signatory or beneficiary as if such rights, powers, immunities and indemnities were specifically set forth in each other Loan Document.

SECTION 8.04. Concerning the Foreign Collateral Agent.

(a) The Foreign Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to exercise any discretion or take any discretionary action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) on the instructions of the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents). The Foreign Collateral Agent shall not have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. The permissive rights of the Foreign Collateral Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Foreign Collateral Agent shall not be answerable in respect thereof other than for its gross negligence or willful misconduct.

(b) The Foreign Collateral Agent shall be entitled to request instructions or directions, or clarification of any instruction or direction, from the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, and the Foreign Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such consent or direction from the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents). Unless a contrary indication appears in a Loan Document, any instructions or directions given by the Administrative Agent to the Collateral Agent shall override any conflicting instructions given by any other Persons and will be binding on all Secured Parties.

(c) The Foreign Collateral Agent may refrain from acting in accordance with any instructions of the Administrative Agent (or, if applicable, any Secured Party or group of Secured Parties) until it has received any indemnification and/or security and/or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable tax) which it may incur in complying with those instructions.

(d) In exercising any right, power, authority, determination, designation, demand, appointment, request or discretion, in each case, in relation to the enforcement of the Liens over any Collateral or otherwise in relation to any Collateral, in each case, under any Collateral Document, (i) the Foreign Collateral Agent shall inform the Administrative Agent promptly thereof (and, unless not reasonably practicable under the circumstances, prior to the exercise thereof shall seek instructions or directions from the Administrative Agent with respect thereto) and (ii) where it has not received any instructions or directions from the Administrative Agent as to the exercise thereof, the Collateral Agent may (but shall not be obligated to) act, or refrain from acting.

(e) Notwithstanding any other provision in a Loan Document, the Foreign Collateral Agent is not authorized to act on behalf of a Secured Party (without first obtaining such Secured Party’s consent) in any legal or arbitration proceedings relating to any Loan Document; provided that the foregoing shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Collateral Documents or enforcement of the Liens created under the Collateral Documents.

(f) The Foreign Collateral Agent shall promptly provide to the Administrative Agent the original or a copy of any notice or other communication (including any joinder, supplement or accession to any Collateral Document or any request by any Loan Party for the extension of time for the performance of any of its obligations under any Collateral Document), or any other document or information (including any possessory Collateral), received by it from or on behalf of any Loan Party under any Collateral Document. Except where a Loan Document expressly provides otherwise, the Foreign Collateral Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Person.

(g) The Foreign Collateral Agent may assume that (i) any instructions or directions received by it from the Administrative Agent (or, where applicable, the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents) are duly given in accordance with the terms of the Loan Documents, (ii) unless it has received notice of revocation thereof from the Administrative Agent, that those instructions and directions have not been revoked and (iii) any notice or request made by the Parent Guarantor or any Borrower is made on behalf of and with the consent and knowledge of all the Loan Parties.

(h) The Foreign Collateral Agent may act in relation to the Loan Documents and the Collateral through its officers, employees and agents and shall not (i) be liable for any error of judgement made by any such Person or (ii) be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such Person, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Foreign Collateral Agent acted with gross negligence or willful misconduct in the selection of such agent or that such error or such loss was directly caused by the Foreign Collateral Agent’s gross negligence or willful misconduct.

(i) The Foreign Collateral Agent may disclose to the Administrative Agent any information it reasonably believes it has received as Collateral Agent under the Loan Documents.

(j) Notwithstanding any other provision of any Loan Document to the contrary, (i) the Foreign Collateral Agent is not obligated to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable law or regulation or a breach of a fiduciary duty or duty of confidentiality and (ii) the Foreign Collateral Agent is not obligated to expend or risk its own funds or otherwise incur any liability (financial or otherwise) in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k) The Foreign Collateral Agent shall not be bound to inquire (i) whether or not any Default has occurred, (ii) as to the performance, default or any breach by any other party to any Loan Document of its obligations under any Loan Documents or (c) whether any event specified in any Loan Document has occurred.

(l) The Foreign Collateral Agent shall not be liable for any failure to (i) require the deposit with it of any deed or document certifying, representing or constituting the title of any Loan Party to any of the Collateral, (ii) obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Loan Document or the Collateral, (iii) register, file or record or otherwise protect any of the Collateral (or the priority of any of the Collateral) under any law or regulation or to give notice to any Person of the execution of any Loan Document or of the Collateral (other than notice to the Administrative Agent with respect to the execution of any Collateral Document (including any accessions, supplements or joinders) that is executed after the date hereof), (d) take, or to require any Loan Party to take, any step to perfect its title to any of the Collateral or to render the Collateral effective or to secure the creation of any ancillary Lien under any law or regulation or (iv) require any further assurance in relation to any Collateral Document.

(m) The Foreign Collateral Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Loan Party may have to any of the Collateral and shall not be liable for, or bound to require any Loan Party to remedy, any defect in its right or title.

(n) The Foreign Collateral Agent shall not be obliged (i) to insure any of the Collateral, (ii) to require any other Person to maintain any insurance or (iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document, and the Foreign Collateral Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, inadequacy of, such insurance. Where the Foreign Collateral Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any Person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Administrative Agent requests it to do so in writing and the Collateral Agent fails to do so within fourteen days after receipt of that request.

(o) (i) Without limiting Section 8.04(o)(ii) (and without prejudice to any other provision of any Loan Document excluding or limiting the liability of the Foreign Collateral Agent or any of its sub-agents), neither the Foreign Collateral Agent nor any sub-agent thereof will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(A) any damages, costs or losses to any Person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action at the direction of the Administrative Agent (or the Required Lenders or such other number or percentage of the Lenders as shall expressly be required under this Agreement or the other Loan Documents);

(B) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Loan Document, the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Loan Document or the Collateral, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Foreign Collateral Agent or its sub-agent acted with gross negligence or willful misconduct;

(C) any shortfall which arises on the enforcement or realization of the Collateral; or

(D) without prejudice to the generality of clauses (A) to (C) above, any damages, costs or losses to any Person, any diminution in value or any liability whatsoever arising as a result of (x) any act, event or circumstance not reasonably within its control; or (y) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets, the unavailability of the Federal Reserve Bank wire or other wire or communication facility; breakdown, failure or malfunction of any third-party transport, telecommunications, computer services or systems, computer viruses; natural disasters or acts of God; war, riots, terrorism, insurrection or revolution, epidemics, pandemics; or lockouts, strikes or industrial action.

(ii) No party to this Agreement or any other Loan Document (other than the Foreign Collateral Agent or its sub-agents) may take any proceedings against any officer, employee or agent of the Foreign Collateral Agent or its sub-agents in respect of any claim it might have against the Foreign Collateral Agent or its sub-agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document or any Collateral and any officer, employee or agent of the Foreign Collateral Agent or its sub-agents may rely on this paragraph subject to any applicable law or regulation.

(p) The Foreign Collateral Agent will not be responsible for, nor chargeable with, knowledge of the terms and conditions of any agreement, instrument or document other than the Loan Documents to which it is a party, whether or not an original or a copy of such agreement, instrument or document has been provided to the Foreign Collateral Agent.

(q) The Foreign Collateral Agent shall not be responsible for, or have any liability for, or have any duty to investigate, a violation or potential violation of an Environmental Law or a release or threat of release of a Hazardous Material, nor shall it have any Liability for any action it takes or does not take in connection with any such investigation. In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any Real Estate Asset pursuant to this Agreement or any other Loan Document, the Foreign Collateral Agent shall not be obligated to take title to or possession of real property in its own name, or otherwise in form or manner that may, in its reasonable judgment, expose it to Liability. In the event that the Foreign Collateral Agent deems that it may be considered an “owner or operator” under any Environmental Law or otherwise cause the Foreign Collateral Agent to incur, or be exposed to, any Environmental Liability or Liability under any other federal, state or local law, the Foreign Collateral Agent reserves the right, instead of taking such action, either to resign subject to the terms and conditions of this Agreement or arrange for the transfer of the title or control of the asset to an acquisition vehicle formed by the Administrative Agent or the Lenders or to a court appointed receiver. The Foreign Collateral Agent shall not be liable to any Person for any Environmental Liability or any environmental claims or contribution actions under any Environmental Law by reason of the Foreign Collateral Agent’s action and conduct as authorized, empowered and directed hereunder or relating to any kind of Release or threatened Release of any Hazardous Materials.

(r) Nothing in this Agreement shall oblige the Foreign Collateral Agent to carry out (i) any “know your customer” or other checks in relation to any Person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Loan Party, on behalf of any Secured Party, and each Loan Party confirms to the Foreign Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Foreign Collateral Agent.

(s) Without prejudice to any provision of any Loan Document excluding or limiting the liability of the Foreign Collateral Agent or its sub-agents, any liability of the Foreign Collateral Agent or its sub-agents arising under or in connection with any Loan Document or the Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Foreign Collateral Agent or its sub-agents or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Foreign Collateral Agent or its sub-agents at any time which increase the amount of that loss. In no event shall the Foreign Collateral Agent or its sub-agents be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Foreign Collateral Agent or its sub-agents has been advised of the possibility of such loss or damages.

(t) In acting as agent or trustee for the Secured Parties, the Foreign Collateral Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Foreign Collateral Agent, it may be treated as confidential to that division or department and the Foreign Collateral Agent shall not be deemed to have notice of it.

(u) The Foreign Collateral Agent may (but shall not be obligated to) appoint and pay any Person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Foreign Collateral Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement, and the Foreign Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any Person appointed by it under this Agreement, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Foreign Collateral Agent acted with gross negligence or willful misconduct in the selection of such Person, or be bound to supervise the proceedings or acts of any Person.

(v) Any corporation, association or other entity into which the Foreign Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Foreign Collateral Agent is a party, will be and become the successor of the Foreign Collateral Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 8.05. Enforcement; Credit Bidding. Each Lender and Issuing Bank agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Loan Document Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, a Lender or Issuing Bank may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Loan Document Obligations held by such Lender or Issuing Bank, including the filing of a proof of claim in a case under the Bankruptcy Code or any other applicable Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Parent Guarantor, each Borrower, the Collateral Agents, the Administrative Agent and each Secured Party agree that (i) except as expressly permitted by the immediately preceding paragraph, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under the other Loan Documents as to any Collateral or Loan Guarantee may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (ii) in the event of a foreclosure by the Administrative Agent or any Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations (except for any Obligations owing to the Foreign Collateral Agent) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or any Collateral Agent at such Disposition and (B) the Administrative Agent, any Collateral Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any agreement relating to Secured Hedging Obligations or Banking Services Obligations, as applicable, shall be deemed to have appointed Persons named herein (and their successors and assigns) as the Administrative Agent or a Collateral Agent to act in such capacity under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder.

Each of the Lenders and Issuing Banks hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent or any Collateral Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof, or other applicable Debtor Relief Law;

(b) credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise), or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 thereof, or other applicable Debtor Relief Laws;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or other applicable Debtor Relief Law;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender or Issuing Bank shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Collateral Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that no Agent is under any obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral. For the avoidance of doubt, nothing in this Article 8 shall limit any rights of any of the Parent Guarantor or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent or the applicable Collateral Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent or the applicable Collateral Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement or any other Loan Documents to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.06. Bankruptcy. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, each Secured Party agrees that each of the Administrative Agent and the Collateral Agents (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or any Collateral Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agents and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Collateral Agents and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and/or a Collateral Agent and, in the event that the Administrative Agent and/or a Collateral Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent or a Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or such Collateral Agent and their respective agents and counsel, and any other amount due to the Administrative Agent or such Collateral Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent or any Collateral Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Collateral Agent or the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 8.07. Reliance. Each Agent shall be entitled to conclusively rely on, and shall incur no Liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, order, judgement, certificate or other instrument or writing (which writing may be an electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof), and may act upon any such oral or telephonic statement prior to receipt of written confirmation thereof; provided, that, each Collateral Agent shall be entitled to conclusively rely on the then current instruction or direction unless and until such Collateral Agent receives a written notice of revocation. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or amendment of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance, extension or amendment of such Letter of Credit. Each Agent may engage, consult with and pay for the advice or services of any legal counsel, accountants, tax advisers, surveyors and other professional advisers or experts selected by it, and each Agent may rely on the advice or services of any legal counsel (including counsel to the Loan Parties), accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by such Agent or any other party) and shall not be liable for any damages, costs or losses to any Person, any diminution in value or any Liability whatsoever arising as a result of its so relying. Without prejudice to the preceding sentence, the Foreign Collateral Agent may (but shall not be obligated to) at any time engage and pay for the services of any lawyers to act as independent counsel to the Foreign Collateral Agent (and so separate from any lawyers instructed by the Lenders) if the Foreign Collateral Agent, in its reasonable opinion deems this to be desirable.

SECTION 8.08. Delegation. Each of the Administrative Agent and the Collateral Agents may, at any time, perform any and all of its duties and exercise its rights, authorities, discretions and powers by or through any one or more sub-agents (including any Common Collateral Agent) appointed by it. The Administrative Agent, each Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, any Collateral Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and/or a Collateral Agent. A delegation under this Section may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Administrative Agent or the applicable Collateral Agent, as the case may be, or the applicable sub-agent, may, in its discretion, think fit in the interests of the Secured Parties. Neither the Administrative Agent nor any Collateral Agent shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such sub-agent, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

SECTION 8.09. Resignation. The Foreign Collateral Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Administrative Agent and the Parent Guarantor. In addition, the Administrative Agent or any Collateral Agent may resign at any time by giving thirty days’ written notice to the Lenders, the Issuing Banks, the Parent Guarantor and, in the case of a resignation by the Foreign Collateral Agent, the Administrative Agent. If the Administrative Agent or any Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Guarantor may, upon thirty days’ notice, remove the Administrative Agent or such Collateral Agent, as applicable. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Parent Guarantor (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent and/or successor Collateral Agent, which shall be a commercial bank, trust company or other Person reasonably acceptable to the Parent Guarantor with offices in the U.S. or the United Kingdom, as the case may be; provided that during the existence and continuation of a Specified Event of Default, no consent of the Parent Guarantor shall be required. If no successor shall have been appointed as provided above and accepted such appointment within twenty days after the retiring Administrative Agent and/or retiring Collateral Agent gives notice of its resignation or such Administrative Agent and/or Collateral Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent and/or Collateral Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Parent Guarantor) or (b) in the case of a removal, the Parent Guarantor may, after consulting with the Required Lender, appoint a successor Administrative Agent and/or Collateral Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the retiring Administrative Agent or Collateral Agent notifies the Parent Guarantor, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Parent Guarantor notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by any Collateral Agent for the Secured Parties, for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations, the retiring or removed Collateral Agent shall continue to hold such Collateral security until such time as a successor Collateral Agent is appointed (it being understood and agreed, however, that the retiring or removed Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest)) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Parent Guarantor to enable the Parent Guarantor to take such actions), until such time as the Required Lenders or the Parent Guarantor, as applicable, appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section 8.09. The resigning or removed Collateral Agent shall make available to the successor Collateral Agent such documents and records and provide such assistance as the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under the Loan Documents. The Parent Guarantor shall reimburse the retiring or removed Collateral Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance. Upon the acceptance of its appointment as a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and/or Collateral Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent and/or Collateral Agent), and the retiring or removed Administrative Agent and/or Collateral Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 8.12 and Section 9.13). The fees payable by the Parent Guarantor or the Borrowers to a successor Administrative Agent and/or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Guarantors or the Borrowers and such successor Administrative Agent and/or Collateral Agent. After the Administrative Agent’s and/or the Collateral Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent and/or Collateral Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent and/or Collateral Agent (including for this purpose holding any collateral security following the retirement or removal of such Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

SECTION 8.10. Relationship with the other Secured Parties. Each Secured Party shall supply each Collateral Agent with any information that such Collateral Agent may reasonably specify as being necessary or desirable to enable such Collateral Agent to perform its functions as a Collateral Agent.

SECTION 8.11. Additional Collateral Agents.

(a) Each of the Collateral Agents may at any time appoint (and subsequently remove) any Person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties, (ii) for the purposes of conforming to any legal requirement, restriction or condition which such Collateral Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the applicable Collateral Agent shall give prior notice to the Parent Guarantor of that appointment.

(b) Any Person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the applicable Collateral Agent under or in connection with the Loan Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c) The remuneration that the appointing Collateral Agent may pay to that Person, and any costs and expenses (together with any applicable tax) incurred by that Person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the applicable Collateral Agent.

SECTION 8.12. Release of Loan Guarantees and Collateral. Each Secured Party irrevocably authorizes and instructs the Administrative Agent and the Collateral Agents to, and the Administrative Agent and the Collateral Agents shall:

(a) without limiting Section 9.22, release any Lien on any property granted to or held by any Collateral Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is Disposed or to be Disposed as part of a Disposition permitted under this Agreement (A) to a Person that is not a Loan Party or (B) to a Person that is a Loan Party, if (x) such release is a requirement of applicable law in connection with such Disposition and (y) such transferee Loan Party grants a perfected Lien on such property to the applicable Collateral Agent within 60 days of such Disposition (or such longer period as agreed to by the Administrative Agent), (iii) that constitutes or becomes an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) in accordance with Section 9.02;

(b) release any Subsidiary Guarantor from its obligations under the Loan Guarantee (i) as provided in Section 9.22 and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate any Lien on any property granted to or held by any Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (b), (c), (e)(ii), (f) or (g) of the definition of Permitted Encumbrances or Sections 6.02(d), 6.02(e), 6.02(g), 6.02(h)(i), 6.02(m), 6.02(o), 6.02(p), 6.02(u), 6.02(y), 6.02(z), 6.02(aa) and 6.02(cc); provided, that the subordination of any Lien on any property granted to or held by any Collateral Agent shall only be required to the extent that the Lien of such Collateral Agent with respect to such property is required to be subordinated to the relevant other Lien in accordance with the documentation governing the Indebtedness that is secured by such other Lien; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereto) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment, restatement, supplement or other modification thereto permitted by Section 8.14) that is (i) required or permitted hereunder to be subordinated in right of payment to the Loan Document Obligations and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of any Collateral Agent or the Administrative Agent at any time, the Required Lenders will confirm in writing such Collateral Agent’s and/or the Administrative Agent’s authority to release or subordinate (or, in the case of the Administrative Agent, to instruct the Foreign Collateral Agent to release or subordinate) its interest (or the interest of its appointed sub-agents) in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee Agreement or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent or the applicable Collateral Agent will (and each Secured Party hereby authorizes the Administrative Agent and the applicable Collateral Agent to), at the Borrowers’ expense, execute and deliver (or cause its appointed sub-agent to execute and deliver) to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents, to subordinate its interest therein or to release such Loan Party from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Article 8. The parties hereto acknowledge and agree that neither the Administrative Agent nor any Collateral Agent shall be required to execute or deliver any document to effect or confirm release any Loan Guarantee or any Lien under this Agreement or any other Loan Document unless and until the Administrative Agent and/or the applicable Collateral Agent has received a certificate of a Responsible Officer of the Parent Guarantor or the applicable Loan Party certifying that such release (and the transactions giving rise to such release) are authorized or permitted by the terms of this Agreement and the other Loan Documents and the Administrative Agent and/or any Collateral Agent may rely conclusively on such certificate without independent investigation of inquity.

SECTION 8.13. Intercreditor Agreements.

(a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Borrowers and the Guarantors under certain Indebtedness that is permitted to be incurred hereunder and secured by a Lien on the Collateral that is pari passu with or junior to the Liens on the Collateral securing the Obligations are required or permitted, under the terms hereof, to be subject to an Acceptable Intercreditor Agreement (such Indebtedness being referred to herein as “Specified Intercreditor Indebtedness”). Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Agents to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Parent Guarantor, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Specified Intercreditor Indebtedness, any Acceptable Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any Acceptable Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement, in each case, as contemplated by the definition of such term), including any amendment, supplement or other modification to any Loan Document to implement the terms of any such Acceptable Intercreditor Agreement, and (ii) any ancillary documents relating thereto.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of the Liens and the Obligations to be provided for under any Acceptable Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Acceptable Intercreditor Agreement (including any purchase option(s) contained therein) as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against any Agent as a result of any action taken by such Agent pursuant to this Section or in accordance with the terms of any Acceptable Intercreditor Agreement and (iv) authorizes and directs the Agents to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Agents to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Acceptable Intercreditor Agreement that the Parent Guarantor may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Specified Intercreditor Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Acceptable Intercreditor Agreement is effective and binding upon the Agents on behalf of the Secured Parties.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Agents to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or amend any legend that may be required pursuant to any Acceptable Intercreditor Agreement.

SECTION 8.14. Acknowledgement of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender or an Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Parent Guarantor or any of its Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (ii) it has, independently and without reliance upon any Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or an Issuing Bank, and to make, acquire or hold Loans or other extensions of credit hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other extensions of credit hereunder, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other extensions of credit, is experienced in making, acquiring or holding such commercial loans or providing such other extensions of credit. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain MNPI) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender and each Issuing Bank further acknowledges that there may be a constant flow of information (including information that may be subject to confidentiality obligations in favor of the Parent Guarantor and its Subsidiaries) between the Parent Guarantor and its Subsidiaries, on the one hand, and JPMorgan, Wilmington Trust or any of their respective Affiliates, on the other hand. Without limiting the foregoing, the Parent Guarantor and its Subsidiaries may provide information, including updates to previously provided information to JPMorgan, Wilmington Trust or any of their respective Affiliates acting in different capacities, including as Lender, an Issuing Bank, lead bank, arranger or potential securities investor, independent of such Person’s role as an Agent hereunder. Each Lender and each Issuing Bank also acknowledges that none of JPMorgan, Wilmington Trust or any of their respective Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders or the Issuing Banks by any Agent, such Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Letters of Credit, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, JPMorgan, Wilmington Trust or any of their respective Affiliates in any capacity, including any information obtained by any Agent in the course of communications among such Agent and the Parent Guarantor, any Subsidiary or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by each Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

(c) Each Lender and Issuing Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or an Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Availability Date.

(d) (i) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.15(d) shall be conclusive, absent manifest error.

(ii) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect.

(iii) Each of the Borrowers and each other Loan Party hereby agrees that (x) in the event that an erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, from any Lender or Issuing Bank that has received such erroneous Payment (or portion thereof) (and/or from any Payment Recipient that received such erroneous Payment (or portion thereof) on its respective behalf), the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any of the Borrowers or any other Loan Party.

(iv) Each party’s obligations, agreements and waivers under this Section 7.14(d) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 8.15. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agents and the Arrangers, and not, for the avoidance of doubt, to or for the benefit of the Parent Guarantor or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) Section 8.15(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the preceding Section 8.15(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agents and the Arrangers, and not, for the avoidance of doubt, to or for the benefit of the Parent Guarantor or any other Loan Party, that none of the Administrative Agent, the Collateral Agents or the Arrangers is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, any Collateral Agent or any other Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.16. Posting of Communications.

(a) Each of the Parent Guarantor and the Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and Issuing Banks by posting the Communications on the Approved Electronic Platform. The Administrative Agent, the Lenders and the Issuing Banks agree that the Loan Parties may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

(b) Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks, the Parent Guarantor and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender or Issuing Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks, the Parent Guarantor and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) EACH OF THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED BORROWER PORTAL, THE BORROWER COMMUNICATIONS, THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY COLLATERAL AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY LOAN PARTY’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be by email) from time to time of such Lender’s or Issuing Bank’s, as applicable, email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, the Issuing Banks, the Parent Guarantor and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.17. Arrangers. Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, a Collateral Agent, an Issuing Bank or a Lender hereunder, provided that the Arrangers shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or under the other Loan Documents.

SECTION 8.18. Miscellaneous. The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Collateral Agents, the Lenders and the Issuing Banks, and, except for Sections 9.09, 9.12 and 9.13(a), neither the Borrowers nor any other Loan Party shall have rights as a third beneficiary of any of the provisions of this Article 8.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Administrative Borrower at:

Cyprium Corporation 5725

Innovation Drive,

Troy, Michigan, 48098,

Attention: Treasurer (email [***]) and Vice President, Chief Corporate and Securities Counsel (email [***]); and (in the case of a notice of a

Default) with a copy to Chief Legal Officer (email [***]);

with a copy to (which shall not constitute notice to any Loan Party):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Scott Herrig

Email: scott.herrig@davispolk.com

(ii) if to the Administrative Agent or the Domestic Collateral Agent from the Parent Guarantor or any Borrower, to it at the address, email or telephone number separately provided to the Administrative Borrower:

(iii) if to the Foreign Collateral Agent, at:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Cyprium Corporation Administrator

Email: jrose@wilmingtontrust.com

with a copy to (which shall not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Ronald A. Hewitt

Email: hewitt@sewkis.com

(iv) if to the Administrative Agent from the Lenders or Issuing Banks, to JPMorgan Chase Bank, N.A. at its address, email or telephone number set forth in the Administrative Questionnaire;

(v) if to any Issuing Bank, to it at the address, email or telephone separately provided to the Administrative Borrower; and

(vi) if to any Lender, to it at its address, email or telephone number set forth in its Administrative Questionnaire.

All such notices and other communications sent by hand or overnight courier service shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Notices and other communications delivered through email (or other electronic communications to the extent provided in clause (b) below) shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may, in addition to email, be delivered or furnished by other electronic communications (including through an Approved Electronic Platform) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent, any Collateral Agent or the Administrative Borrower (on behalf of any Loan Party) may, in addition to email and in its discretion, agree to accept notices and other communications to it hereunder by other electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient, and (ii) posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party (or the Administrative Borrower on behalf of any Loan Party) hereto may change its address, email or other notice information hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to the Administrative Borrower and the Administrative Agent); it being understood and agreed that the Administrative Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Collateral Agent, each Issuing Bank and each Lender.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under this Agreement or any other Loan Document shall, or shall be deemed to, extinguish any of the rights, benefits or privileges afforded by any Loan Guarantee or any Lien on any Collateral created or granted under the Loan Documents for the benefit of such Lender in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation.

(b) Subject to clauses (A), (B), (C), (D), (E) and (F) of this Section 9.02(b) and Sections 9.02(c) and 9.02(d) and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent Guarantor and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, each Collateral Agent that is a party thereto (if any) and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders, except as specified), no such agreement shall:

(1) increase the amount of, or extend the scheduled expiration date of, any Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender) and, in the case of any increase, subject to the additional consent of the Required Lenders; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase or extension of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement owed to such Lender or any scheduled amortization payment of any Loan of such Lender (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment); it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute a reduction or forgiveness of any principal amount due hereunder;

(3) (x) extend the scheduled final maturity of any Loan of such Lender or (y) postpone any scheduled amortization payment of any Loan of such Lender, or the date of any scheduled payment of any interest or any fee, in each case, payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of any Default or Event of Default or any mandatory prepayment); it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement;

(4) reduce the rate of interest on any Loan held by such Lender or the stated amount of any fee owed to such Lender (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders, or to waive adjustments in interest rate or fees pursuant to the final paragraph of the definition of “Applicable Rate”, which shall only require the consent of the Required RCF/TLA Lenders); it being understood that no change in the definition of “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof), shall constitute a reduction of any rate of interest or fee hereunder;

(5) waive, amend or modify the provisions of Section 2.11(a), 2.11(b)(vi), 2.18(b) or 2.18(c) of this Agreement, or any other “waterfall” or pro rata sharing provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments or priority of payments required thereby in a manner adverse to such Lender (except as otherwise provided in this Section 9.02); or

(6) (i) subordinate any of the Liens securing all or any portion of the Obligations to any Lien securing other Indebtedness or (ii) subordinate all or any portion of the Obligations in right of payment to any other Indebtedness, in each case except (x) if each adversely affected Lender is offered the bona fide opportunity to participate on a pro rata basis in such other Indebtedness on the same terms and conditions, and with the same fees and other economics, as is offered to all other providers (or their respective Affiliates) of such other Indebtedness and (y) pursuant to any debtor-in-possession financing to be provided under Section 364 of the Bankruptcy Code or pursuant to any analogous financing under any other Debtor Relief Laws;

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 9.02(b) or the definition of “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case to reduce any voting percentage required to waive, amend or modify any right, or make any determination or grant any consent, under any Loan Document, without the prior written consent of each Lender (or each Lender of such Class, as the case may be); provided that, in the case of any provision of Section 9.02(b) or any other such provision, in each case, that by its express terms only relates to Lenders of a particular Class or Classes, any such change to such provision shall require the prior written consent of each Lender of such Class or Classes (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any such change), (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right, or make any determination or grant any consent, under any Loan Document, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (z) the definition of “Required RCF/TLA Lenders” to reduce any voting percentage required to waive, amend or modify any right, or make any determination or grant any consent, under any Loan Document, without the prior written consent of each Revolving Lender and each Term A Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required RCF/TLA Lenders”);

(2) release all or substantially all of the Collateral from the Liens granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 or 9.26 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Loan Guarantees under the Guarantee Agreement (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C) after the Availability Date, solely with the consent of the Required Revolving Lenders (and not without such consent) (but without the consent of the Required Lenders or any other Lender), any such agreement (i) may waive, amend or modify any condition precedent set forth in Section 4.03 hereof as it pertains to any Revolving Loan and/or (ii) waive any Default or Event of Default that results from any representation or warranty made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under any Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D) solely with the consent of the Required RCF/TLA Lenders (and not without such consent) (but without the consent of the Required Lenders or any other Lender), any such agreement may (i) waive, amend or modify Section 6.10 (or the definition of “Total Leverage Ratio”, “Interest Coverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.10) (other than for purposes of determining compliance with Section 6.10 as a condition to taking any action under this Agreement) or (ii) waive any Default or Event of Default in respect of Section 6.10;

(E) solely with the consent of the relevant Issuing Bank and the Administrative Agent, any such agreement may increase or decrease the Letter of Credit Sublimit; and

(F) solely with the consent of the Parent Guarantor, the Administrative Agent and applicable Class or Classes of Revolving Lenders and/or, if applicable, the Issuing Banks (but without the consent of the Required Lenders or any other Lender), subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than US Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency;

provided, further, that (x) no such agreement shall adversely amend, modify or otherwise affect the rights (including as to fees, immunities or indemnities) or duties of the Administrative Agent, any Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Collateral Agent or such Issuing Bank, as the case may be. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, establishment of Additional Commitments pursuant to Sections 2.22, 2.23 or 9.02(c). Notwithstanding anything to the contrary herein, no consent with respect to any waiver, amendment or modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or modification referred to in clause (A)(1), (A)(2), (A)(3) or (A)(4) above (or clause (A)(5) above if such waiver, amendment or modification by its terms affects such Defaulting Lender more adversely than the other directly and adversely affected Lenders of the same Class) and then only in the event such Defaulting Lender shall be directly and adversely affected by such waiver, amendment or modification. Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Guarantor (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Parent Guarantor and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such Term Loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 2.22 and (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith);

(B) any Replacement Term Loans must have a scheduled final maturity date that is equal to or later than the scheduled final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing;

(C) any Replacement Term Loans shall rank pari passu with the other Credit Facilities right of payment and with respect to security;

(D) any Replacement Term Loans may not be secured by any assets other than the Collateral;

(E) any Replacement Term Loans may not be Guaranteed by any Person other than one or more Loan Parties;

(F) any Replacement Term Loans may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(G) any Replacement Term Loans shall have pricing (including interest, rate floors, fees and premiums) and, subject to preceding clause (F), optional and mandatory prepayment terms and, subject to preceding clause (B), an amortization schedule, as the applicable Borrowers and the Lenders providing such Replacement Term Loans may agree;

(H) the covenants and events of default applicable to any Replacement Term Loans shall be (i) substantially identical to, or (taken as a whole) not materially more favorable (as determined by the Parent Guarantor in good faith) to the Lenders providing such Replacement Term Loans than, those applicable to the Replaced Term Loans (other than covenants or other events of default applicable only to periods after the Latest Maturity Date (as of the date of incurrence of such Replacement Term Loans)) or (ii) reasonably acceptable to the Administrative Agent (it being agreed that (x) covenants and events of default applicable to any Replacement Term Loans that are more favorable to the Lenders of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the Administrative Agent and (y) if any financial maintenance covenant, any other covenant or any event of default is added for the benefit of any Replacement Term Loan, then, unless such covenant or event of default is only applicable to periods after the later of the Initial Term Loan Maturity Date and the Initial Revolving Credit Maturity Date, such covenant or event of default shall be added for the benefit of any then-existing Term A Facility and any then-existing Revolving Facility); and

(I) such Replaced Term Loans and all accrued interest thereon shall have been or shall be paid in full prior to or on the date of incurrence of such Replacement Term Loans; and

(ii) with the written consent of the Parent Guarantor and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 2.22 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith);

(B) no Replacement Revolving Facility (may have a scheduled final maturity date (or require scheduled commitment reductions) prior to the scheduled final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing;

(C) any Replacement Revolving Facility shall rank pari passu with the other Credit Facility in right of payment and with respect to security;

(D) any Replacement Revolving Facility may not be secured by any assets other than the Collateral;

(E) any Replacement Revolving Facility may not be Guaranteed by any Person other than one or more Loan Parties;

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to Section 2.23(a)(i), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii);

(G) any Replacement Revolving Facility shall have pricing (including interest, rate floors, fees and premiums) and, subject to the preceding clause (F), optional and mandatory prepayment and commitment reduction terms as the applicable Borrowers and the Lenders providing such Replacement Revolving Facility may agree;

(H) the covenants and events of default of any Replacement Revolving Facility shall be (i) substantially identical to, or (taken as a whole) not more favorable (as determined by the Parent Guarantor in good faith) to the Lenders providing such Replacement Revolving Facility than, those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of the relevant Replacement Revolving Facility)) or (ii) reasonably acceptable to the Administrative Agent (it being agreed that (x) covenants and events of default applicable to any Replacement Revolving Facility that are more favorable to the Lenders of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the Administrative Agent and (y) if any financial maintenance covenant, any other covenant or any event of default is added for the benefit of any Replacement Revolving Facility, then, unless such covenant or event of default is only applicable to periods after the later of the Initial Term Loan Maturity Date and the Initial Revolving Credit Maturity Date, such covenant or event of default shall be added for the benefit of any then-existing Term A Facility and any then-existing Revolving Facility); and

(I) the Commitments in respect of the Replaced Revolving Facility shall be terminated to the extent of such refinancing or replacement, and all Revolving Loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Parent Guarantor, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the Loans and Commitments subject thereto as a separate “tranche” and “Class” of Loans and/or Commitments hereunder). Replacement Term Loans and Replacement Revolving Facilities may be provided by any existing Lender or by any other Eligible Assignee; provided that the Administrative Agent (and, in the case of any Replacement Revolving Facility, each Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the proposed Lender’s provision of Replacement Term Loans or Replacement Revolving Facility if such consent would be required under Section 9.05(b) for an assignment of Loans to such proposed Lender. It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Parent Guarantor, the Administrative Agent and any Collateral Agent may (without the input or consent of any Lender, but in the case of any Collateral Agent, upon the instruction of the Administrative Agent), amend, supplement and/or waive the Guarantee Agreement or any Collateral Document to (x) comply with any requirements of applicable law, (y) cause the Guarantee Agreement or any Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents and (z) to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Agents, (ii) the Parent Guarantor and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Parent Guarantor and the Administrative Agent to (A) effect the provisions of Sections 1.04(a)(i), 1.08(d), 1.10, 1.12, 2.14(b), 2.22, 2.23, 5.12, 5.13 and 9.02(c) (including, in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, to modify the scheduled amortization to be in such percentages or amounts as may be agreed by the Parent Guarantor and the Administrative Agent and to add or extend any “call protection” period for the benefit of, or increase the effective yield with respect to, such then-existing Class of Term Loans, in each case, to the extent necessary in order to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans) or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, an Extension Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Parent Guarantor have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Parent Guarantor shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent, the Collateral Agents and the Parent Guarantor may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof (without the input or consent of any Lender, but in the case of any Collateral Agent, upon the instruction of the Administrative Agent), (v) this Agreement may be amended in the manner provided in Sections 2.14(b), 4.02(m), 4.02(n) and 9.26, (vi) this Agreement may be amended in the manner provided in Section 2.05(i) and the definition of “Letter of Credit Commitment”, (vii) if the Parent Guarantor shall have delivered a written notice to the Administrative Agent that the Parent Guarantor intends change its Fiscal Year to end on any date set forth in such notice, the Parent Guarantor and the Administrative Agent may, without the input or consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Parent Guarantor and the Administrative Agent, to give effect to such change in Fiscal Year and any corresponding changes in the Fiscal Quarters, (viii) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.02(b) if such class of Lenders were the only Class of Lenders hereunder at the time and (ix) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Guarantor, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full in Cash of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(e) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (i) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to this Agreement or any other Loan Document or (iii) directed or required the Administrative Agent, the applicable Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or under any other Loan Document, any Lender (or any Affiliate of such Lender (provided that for purposes of this clause (e), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person and such investors or equityholders are not the same investors or equityholders of such Lender)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender or any Affiliate thereof or (z) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent company that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934)) that, as a result of its interest (or such Affiliates, collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Parent Guarantor or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in U.S. Dollars, (ii) notional amounts in other currencies shall be converted to the U.S. Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Parent Guarantor or any other Restricted Subsidiary or any instrument issued or guaranteed by the Parent Guarantor or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Parent Guarantor and its Restricted Subsidiaries and any instrument issued or guaranteed by the Parent Guarantor or its Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Parent Guarantor or any Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Parent Guarantor or any Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Parent Guarantor and the Restricted Subsidiaries, and any instrument issued or guaranteed by the Parent Guarantor or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender as of the Availability Date) will be deemed to have represented to the Parent Guarantor, the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Parent Guarantor and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Parent Guarantor, the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to monitor as to whether any Lender is a Net Short Lender.

(f) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Any waiver, amendment or modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent, any Collateral Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons (other than the Foreign Collateral Agent) taken as a whole, one firm of outside counsel to the Foreign Collateral Agent and one firm of local counsel in each Obligor Jurisdiction and, if necessary, in any other relevant jurisdiction to all such Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions) in connection with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agents, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons (other than the Foreign Collateral Agent) taken as a whole, one firm of outside counsel to the Foreign Collateral Agent and one firm of local counsel in each Obligor Jurisdiction and, if necessary, in any other relevant jurisdiction to all such Persons, taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Effective Date or the Availability Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Parent Guarantor of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, the Administrative Agent, each Collateral Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to the Foreign Collateral Agent and one firm of counsel to all other Indemnitees taken, as a whole and, if reasonably necessary, one firm of local counsel in any relevant jurisdiction to all Indemnitees taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions, and, solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Parent Guarantor of such conflict, (x) one additional firm of counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional firm of local counsel in any relevant jurisdiction to all similarly situated affected Indemnitees taken as a whole, which may include a single firm of local counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Parent Guarantor or any of its Restricted Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such

Liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the bad faith (other than with respect to any Agent or its Related Parties, in each case acting in their respective capacities as such), gross negligence or willful misconduct of such Indemnitee or its Related Party or, other than with respect to any Agent or its Related Parties, in each case acting in their respective capacities as such, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such Liability has resulted from such Person’s or a Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Collateral Agent, any Issuing Bank or any Arranger acting in its capacity as, or in fulfilling its role as, the Administrative Agent, a Collateral Agent, an Issuing Bank or an Arranger) that does not involve any act or omission of the Parent Guarantor or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 8.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this Section 8.03(b) shall be payable by the Borrowers within 30 days (x) after receipt by the Parent Guarantor of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Parent Guarantor of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) Without limiting the provisions of Sections 8.03(a) or 8.03(b), each Loan Party jointly and severally shall promptly indemnify the Collateral Agents or any of their sub-agents against any cost, loss or liability incurred by any of them as a result of:

(i) any failure by the Borrowers to comply with their obligations under Section 8.03(a) or 8.03(b) above;

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;

(iii) the taking, holding, protection or enforcement of the Collateral;

(iv) the exercise of any of the rights, powers, discretions, authorities and remedies vested in any Collateral Agent by the Loan Documents or by law;

(v) any default by any Loan Party in the performance of any of the obligations expressed to be assumed by it in the Loan Documents;

(vi) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement or any other Loan Document; or

(vii) acting as a Collateral Agent or its sub-agent under the Loan Documents or which otherwise relates to any of the Collateral (in each case, other than by reason of the applicable Collateral Agent or its sub-agent’s gross negligence or willful misconduct, as determined by a final and nonappealable judgement of a court of competent jurisdiction).

Each Collateral Agent and its sub-agents may, in priority to any payment to the Secured Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this paragraph (c) and shall have a Lien on the Collateral and the proceeds of the enforcement of the Collateral for all moneys payable to it.

(d) The Borrowers shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without consent of the Parent Guarantor (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Parent Guarantor’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity has been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

(e) To the extent that the Borrowers fail to indefeasibly pay any amount required to be paid by them under Section 9.03(a), 9.03(b) or 9.03(c) to any Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, promptly upon demand, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed cost, expense, liability or other amount, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) or such Issuing Bank in its capacity as, or in fulfilling its role as, such, or against any Related Party of any of the foregoing acting for any Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total amount Term Loans, Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

SECTION 9.04. Limitation of Liability. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any Liabilities against any other party hereto, any other Loan Party (or any Related Party of any Loan Party) or any other Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this sentence shall not limit any Loan Party’s indemnification obligations set forth in Section 9.03 or in any other agreement to which such Loan Party is a party to the extent the relevant special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Lender-Related Person is entitled to indemnification hereunder. No Loan Party shall assert, and each hereby waives, any claim against any Lender-Related Person for any Liabilities arising from the use by others of any information or other materials (including personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and the Approved Electronic Platform), except, in the case of any Lender-Related Person, to the extent resulting from its or its Related Parties’ bad faith (other than with respect to any Agent or its Related Parties, in each case acting in their respective capacities as such), gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

SECTION 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 1.12(c), 6.06(a) or 6.06(c), neither the Parent Guarantor nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Guarantor or a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (and any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, any Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Commitment of such Lender) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Parent Guarantor; provided that the Parent Guarantor shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution or an Affiliate thereof referred to in the last proviso of this clause (i) and identified to the Administrative Agent as such) if it has not expressly objected within 10 Business Days after receiving such written request; provided, further, that no consent of the Parent Guarantor shall be required (w) for any assignment of Term Loans or Term Loan Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (x) for any assignment of Revolving Loans or Revolving Credit Commitments to another Revolving Lender or an Affiliate of any Revolving Lender or (y) for any assignment during the continuance of a Specified Event of Default;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund, or for any assignment to the Parent Guarantor and/or its Subsidiaries which otherwise complies with the terms of this Section 9.05; and

(C) in the case of any Revolving Facility, each Issuing Bank; provided that no consent of an Issuing Bank shall be required if an Event of Default occurs with respect to the Parent Guarantor under Section 7.01(i) or 7.01(h) and such Issuing Bank has no outstanding Letters of Credit at the time of the applicable assignment;

provided, that, notwithstanding the foregoing, the Parent Guarantor may, in its sole discretion, withhold its consent to any assignment to any Person that is not expressly a Disqualified Institution but is known by the Parent Guarantor to be an Affiliate of a Disqualified Institution without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) US$1,000,000, in the case of Term Loans and Term Loan Commitments and (y) US$5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, in each case, unless the Parent Guarantor and the Administrative Agent otherwise consent to a lesser amount; provided that (1) the Parent Guarantor shall be deemed to have consented to any such assignment amount unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) no consent of the Parent Guarantor shall be required for any such assignment during the continuance of a Specified Event of Default;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans or Commitments;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of US$3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Parent Guarantor (irrespective of whether an Event of Default exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17.

(iii) Except as otherwise provided in Section 9.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the applicable Borrowers’ obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, each Issuing Bank, each Lender and each Collateral Agent, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by paragraph (b)(ii)(D)(2) of this Section, the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Parent Guarantor, the Administrative Agent, any Collateral Agent, any Issuing Bank or any other Lender, sell participations to any Eligible Assignee (other than to any Disqualified Institution or an Affiliate thereof referred to in the last proviso of clause (b)(i) of this Section and identified to the Administrative Agent as such) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments or Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Guarantor, the Borrowers, the Administrative Agent, the Collateral Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender). To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any Change in Law occurring after the sale of the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and the Proposed

Treasury Regulations Section 1.163-5(b). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as an Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Guarantor, the option to provide to the applicable Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the applicable Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the applicable Borrowers all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the applicable Borrowers pursuant to this Agreement to any Disqualified Institution or Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of such Sections and Section 2.19; it being understood that any documentation required to be provided by SPC under Section 2.17(f) shall be provided solely to the Granting Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, except to the extent such entitlement to any greater amount results from any Change in Law occurring after the grant is made, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any Debtor Relief Law; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Parent Guarantor or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f)

(i) To the extent any assignment is made by a Lender to any Disqualified Institution without the Parent Guarantor’s consent, to the extent the Parent Guarantor’s consent is required under this Section 8.05, then such assignment shall not be null and void, but (x) such Disqualified Institution shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation Section 8.03 hereof) and (y) the Parent Guarantor may, at its sole expense and effort, upon notice to such Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution, (B) in the case of any outstanding Term Loans held by such Disqualified Institution, purchase such Term Loans by paying the lesser of (x) the amount that such Disqualified Institution paid to acquire such Term Loans and (y) par, plus accrued interest thereon, but excluding any premium, penalty, prepayment fee or breakage costs and/or (C) require that such Disqualified Institution assign, without recourse (in accordance with and subject to the restrictions contained in this Section 8.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees (and if such Person does not execute and deliver to the Administrative Agent a duly executed assignment agreement reflecting such assignment within five Business Days of the date on which such Eligible Assignee executes and delivers such assignment agreement to such Person, then such Person shall be deemed to have executed and delivered such assignment agreement without any action on its part); provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 8.05 (except that no registration and processing fee required under this Section 8.05 shall be required with any assignment pursuant to this paragraph); provided, further, that in the case of the foregoing clauses (A)-(C), the Borrowers shall not be liable to any Person for breakage costs. Further, any Disqualified Institution identified by the Parent Guarantor to the Administrative Agent, (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (B)(x) shall not for purposes of determining whether the Required Lenders, the Required RCF/TLA Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require any Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Institution shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required RCF/TLA Lenders, majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party. The rights and remedies available to the Borrowers pursuant to the foregoing provisions of this Section 9.05(f) shall be in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrowers at law or in equity; it being understood and agreed that the Parent Guarantor and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 8.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof or any other Person to whom the Parent Guarantor’s consent is required but not obtained. Nothing in this Section 8.05(f) shall be deemed to prejudice any right or remedy that the Parent Guarantor or the Borrowers may otherwise have at law or equity.

(ii) If any assignment or participation under this Section 8.05 is made (1) to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) or (2) to the extent the Parent Guarantor’s consent is required under this Section 8.05 (and not deemed to have been given pursuant to Section 8.05(b)(i)(A)), to any other Person, in each case of clauses (1) and (2) without the Parent Guarantor’s prior written consent (any such Person, a “Disqualified Person”), then any applicable Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the applicable Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 8.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within five Business Days of the date on which the Eligible Assignee executes and delivers such Assignment and Assumption to such Person, then such person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part; provided that, in the case of clause (C), the relevant assignment shall otherwise comply with this Section 8.05 (except that no registration and processing fee required under this Section 8.05 shall be required with any assignment pursuant to this paragraph); provided, further, that in the case of the foregoing clauses (A)-(C), the Borrowers shall not be liable to any Person for breakage costs. Further, any Disqualified Person identified by the Parent Guarantor to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the Required RCF/TLA Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required RCF/TLA Lenders, the majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against a Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03 For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) Upon the request of any Lender, the Administrative Agent may and the Parent Guarantor will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender and such Lender may provide the list to any potential assignee or participant for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee or participant agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(iv) Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Parent Guarantor or any of its Restricted Subsidiaries on a non-pro rata basis (A) through an Auction open to all Lenders holding the Term Loans of the applicable Class on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and the Parent Guarantor or such Restricted Subsidiary in their respective sole discretion), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by the Parent Guarantor or any of its Restricted Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans of the applicable Class pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled; and

(ii) in connection with any assignment effected pursuant to an Auction or open market purchase conducted by the Parent Guarantor or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Event of Default shall exist at the time of acceptance of bids for the Auction or the confirmation of such open market purchase, as applicable;

Neither the Parent Guarantor nor any Restricted Subsidiary shall be required to represent or warrant that it is not in possession of material non public information with respect to the Parent Guarantor and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

Notwithstanding anything to the contrary herein, any allocation of rights or obligations under the Loan Documents that (i) is solely among the Parent Guarantor or any of its subsidiaries for tax, accounting or other bona fide business purposes (including through any contribution and/or co-borrower agreement) and (ii) does not change the underlying obligations of the Loan Parties under this Agreement or the other Loan Documents to the Agents, the Lenders or the Issuing Banks shall not constitute an assignment under this Agreement requiring the consent of the Administrative Agent or any Lender.

In the event of a transfer, assignment, novation or amendment of the rights and/or the obligations under this Agreement or any other Loan Document, all Liens, Loan Guarantees and privileges created under or in connection with the Loan Documents shall automatically and without any formality be preserved for the benefit of the Administrative Agent, the Collateral Agents, the Lenders (including any assignees) and the other Secured Parties for the purpose of the provisions of article 1278 Luxembourg Civil Code or any other purposes.

SECTION 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.13(g), 2.13(h), 2.15, 2.16, 2.17, 9.03, 9.04 and 9.13 (with respect to Section 9.13, only for a period of one year following such Termination Date) and Article 8, and any other provision of this Agreement or the other Loan Documents that expressly survive the termination of this Agreement, shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or any Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit (or, with respect to any Letter of Credit, from and after such other time prior to the Termination Date as may be agreed in writing by the applicable Issuing Bank, such Letter of Credit) shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e).

SECTION 9.07. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter, the Foreign Collateral Agent Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent or any Collateral Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon satisfaction of the conditions set forth in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, that, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Collateral Agents, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (1) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Collateral Agents, the Lenders, the Issuing Banks and the Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) agrees that each of the Administrative Agent, the Collateral Agents, the Lenders and the Issuing Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (4) waives any claim against the Administrative Agent, the Collateral Agents, the Lenders, the Issuing Banks and their Related Parties for any Liabilities arising solely from the Administrative Agent’s, any Collateral Agent’s, any Lender’s and/or any Issuing Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed ..pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, in each case, except, in the case of any such Person, to the extent resulting from such Person’s or its Related Parties’ bad faith (other than with respect to any Agent or its Related Parties, in each case acting in their respective capacities as such), gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

SECTION 9.08. Severability. To the extent permitted by applicable law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09. Right of Setoff. At any time when an Event of Default exists, each Lender, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any of and all the Obligations of such Borrower or other Loan Party, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Parent Guarantor and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or such Affiliate may have.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT, IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW OR, AS TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FOREIGN COLLATERAL DOCUMENT, EXCEPT AS EXPRESSLY PROVIDED IN SUCH FOREIGN COLLATERAL DOCUMENT) BE HEARD AND DETERMINED EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HERETO AGREES THAT EACH OF THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENTS RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT

WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH FOREIGN LOAN PARTY APPOINTS THE ADMINISTRATIVE BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND THE ADMINISTRATIVE BORROWER HEREBY ACCEPTS SUCH APPOINTMENT.

(e) IN THE EVENT ANY FOREIGN LOAN PARTY OR ANY OF ITS ASSETS HAS OR HEREAFTER ACQUIRES, IN ANY JURISDICTION IN WHICH JUDICIAL PROCEEDINGS MAY AT ANY TIME BE COMMENCED WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY IMMUNITY FROM JURISDICTION, LEGAL PROCEEDINGS, ATTACHMENT (WHETHER BEFORE OR AFTER JUDGMENT), EXECUTION, JUDGMENT OR SETOFF, SUCH FOREIGN LOAN PARTY HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES SUCH IMMUNITY.

SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY WHETHER AT LAW OR IN EQUITY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality.

Each of the Administrative Agent, the Domestic Collateral Agent, the Foreign Collateral Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Parent Guarantor otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (ii) upon the demand or request of any regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable law, (A) inform the Parent Guarantor promptly in advance thereof and (B) ensure that any information so disclosed is accorded confidential treatment), (iii) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law (in which case such Person shall (A) to the extent permitted by law, inform the Parent Guarantor promptly in advance thereof, (A) ensure that any such information so disclosed is accorded confidential treatment and (C) allow the Borrowers a reasonable opportunity to object to such disclosure in such proceeding), (iv) to any other party to this Agreement, (v) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Parent Guarantor and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (A) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (B) any pledgee referred to in Section 9.05 and (C) any actual or prospective direct or indirect provider of credit insurance or other credit protection direct or indirect contractual counterparty (or its advisors, but not any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party or in connection with transactions under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (vi) with the prior written consent of the Parent Guarantor and (vii) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. In addition, the Administrative Agent, any Collateral Agent or any Lender may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors and similar service providers to the lending industry (including to the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities). For purposes of this Section, “Confidential Information” means all information relating to the Parent Guarantor and/or any of its subsidiaries and their respective businesses, the Transactions (including any information obtained by the Administrative Agent, the Domestic Collateral Agent, the Foreign Collateral Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Parent Guarantor and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent, any Collateral Agent, any Arranger, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Parent Guarantor or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure. The respective obligations of each Term Lender (other than any Regulated Bank or any Person that was a Term Lender as a result of its market-making activities) under this Section shall survive, to the extent applicable to such Person, (x) the occurrence of the Termination Date, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of the Administrative Agent, any Issuing Bank or any Lender. The respective obligations of the Administrative Agent, each Revolving Lender and each Issuing Bank under this Section shall survive until two years after the earlier of, to the extent applicable to such Person, (x) the occurrence of the Termination Date, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of the Administrative Agent, any Issuing Bank or any Revolving Lender. For the avoidance of doubt, nothing in this Section 9.13(a) shall prohibit any Person from voluntarily disclosing or providing any Confidential Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.13(a) shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF ANY LOAN PARTY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE PARENT GUARANTOR, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Collateral Agents, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

SECTION 9.15. Several Obligations. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and the failure of any Lender or any Issuing Bank to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender or any other Issuing Bank from any of its obligations hereunder.

SECTION 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.17. Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent, the Collateral Agents and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.18. Appointment for Perfection. Each Lender and Issuing Bank hereby appoints each other Lender and Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of any Collateral Agent, the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 10 of the UCC or any other applicable law, can be perfected only by possession. If any Lender or Issuing Bank (any Collateral Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the applicable Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the applicable Collateral Agent or otherwise deal with such Collateral in accordance with the applicable Administrative Agent’s instructions.

SECTION 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.20. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 9.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 9.20 being hereinafter in this Section 9.20 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, then the applicable Loan Party or Loan Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will provide the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 9.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 9.20 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon, New York time, would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

SECTION 9.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.22. Release of Subsidiary Guarantors.

(a) Notwithstanding anything in Section 9.02(b) to the contrary, (x) any Subsidiary Guarantor (other than a Borrower) shall automatically be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions or the occurrence of any other permitted event or circumstance if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including by merger, amalgamation or dissolution) or (ii) upon the occurrence of the Termination Date and/or (y) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) promptly following the notice thereof by the Parent Guarantor to the Administrative Agent; provided, that a release under this clause (y) if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if (A) such Subsidiary Guarantor becomes a non-Wholly-Owned Subsidiary pursuant to an arm’s length transaction with a third party that is not an Affiliate of the Parent Guarantor for a bona fide business purpose and for reasons other than evading the Collateral and Guarantee Requirement and (B) after giving Pro Forma Effect to such release and the consummation of the relevant transaction, the Parent Guarantor is deemed to have made a new Investment in such Subsidiary Guarantor that becomes a non-Wholly-Owned Subsidiary (as if such Person were then newly acquired) and such new Investment is permitted under Section 6.05. Without limiting the foregoing, in the event that Permitted Receivables Facility Assets become subject to a Permitted Receivables Facility, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Permitted Receivables Facility with respect to such Permitted Receivables Facility Assets, the Liens created under the Loan Documents on such Permitted Receivables Facility Assets (including proceeds thereof and any deposit accounts holding exclusively such proceeds) shall be automatically released (or such Permitted Receivables Facility Assets, proceeds or deposit accounts re-assigned). Each Secured Party hereby consents to any release or re-assignment contemplated by this Section 9.22 and any actions that any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien.

(b) In connection with any such release, the Administrative Agent shall, subject to receipt of an officer’s certificate from the Parent Guarantor certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.25. Fall-Away Event.

(a) If on any date following the Availability Date, the rating for the Parent Guarantor’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money (or, if no such indebtedness is outstanding, the Parent Guarantor’s corporate credit rating) is BBB-, Baa3 and/or BBB- (or higher) from at least two of S&P, Moody’s and Fitch, respectively, in each case, with a stable outlook (the “Ratings Condition”), then, upon the satisfaction of each of the Suspension Conditions set forth in paragraph (b) below, and subject to the reinstatement provisions set forth in paragraph (c) below, from and after the Suspension Date until the occurrence of a Reinstatement Date (such period, the “Investment Grade Period”), (i) the Parent Guarantor and its Restricted Subsidiaries shall not be subject to Sections 5.11, 5.12, 6.04, 6.05 and 6.06 (other than, in the case of Section 6.06, (i) any limitation set forth therein on merger, consolidation or amalgamation, liquidation, winding-up, strike-off or dissolution of the Parent Guarantor or any Borrower and (ii) any limitation on a Disposition of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, each of which shall continue in full force and effect), and the Parent Guarantor and its Subsidiaries shall not have the benefit of Section 5.10 (and no Subsidiary shall be deemed to be an Unrestricted Subsidiary), and such provisions will have no further force and effect and any obligations under any other provisions of the Loan Documents with respect to maintaining a valid and perfected Lien on the Collateral (including the Collateral and Guarantee Requirement) and the Loan Guarantees (other than with respect to the Parent Guarantor) shall be of no further force and effect, including any representations and warranties and Events of Default related thereto and (ii) the Administrative Agent and the Collateral Agents are hereby authorized to release the Loan Guarantee (other than with respect to the Parent Guarantor) and the security interest in the Collateral created under the Collateral Documents, and to deliver all documents to effect such release in accordance with Section 9.22 (any such release to be without recourse to, or representation or warranty by, any Agent or any other Secured Party).

(b) The commencement of an Investment Grade Period shall be subject to the satisfaction of the following conditions precedent (together with the Ratings Condition, the “Suspension Conditions”, and the date on which all such conditions are satisfied, the “Suspension Date”):

(i) the Parent Guarantor shall have given notice to the Administrative Agent at least 10 days prior to the proposed Suspension Date, specifying the proposed Suspension Date;

(ii) the Ratings Condition shall be satisfied as of the date of such notice and shall remain satisfied as of the Suspension Date;

(iii) no Default or Event of Default shall have occurred and be continuing as of the date of such notice or as of the Suspension Date;

(iv) all Liens on the Collateral securing any Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any Indebtedness under this Agreement or any Incremental Equivalent Debt, and all Guarantees of any Guarantor (other than the Parent Guarantor) in respect of any of the foregoing, in each case shall have been, or substantially concurrently with the release under the Loan Documents contemplated by this Section 9.26 shall be, released; and

(v) on the Suspension Date, the Agents shall have received (A) a certificate, dated the Suspension Date and executed by a Responsible Officer of the Parent Guarantor, confirming the satisfaction of the Suspension Conditions set forth in clauses (ii), (iii) and (iv) above and (B) such other evidence as the Administrative Agent may reasonably require confirming the satisfaction of the condition under clause (iv) above.

(c) If, on any date following the occurrence of the Suspension Date, the Ratings Condition is at any time no longer satisfied (such date, the “Reinstatement Date”), then the Investment Grade Suspension shall be of no further effect and (i) the provisions of this Agreement and the Loan Documents that were not in effect following the Suspension Date shall be reinstated and shall be in full force and effect and all Guarantees and all security interests in the Collateral released pursuant to this Section 9.26 shall be automatically reinstated and (ii) the Parent Guarantor shall promptly (and in any event within 120 days (or such longer period as the Administrative Agent may agree in its sole discretion)) take, and cause the other Loan Parties to take, all such actions as shall be necessary or as the Administrative Agent shall reasonably request to cause the Collateral and Guarantee Requirement to be satisfied and the Parent Guarantor and the other Loan Parties shall execute and deliver the Guarantee Agreement and all Collateral Documents as are necessary to cause the Collateral and Guarantee Requirement to be so satisfied (in each case, subject to and in accordance with the terms of the Agreed Security Principles), and in connection therewith, shall deliver such legal opinions, authorizations, certificates and other documents, and satisfy such other requirements, as were required in connection with the Loan Guarantee and security interests created under the Loan Documents, in each case as may be reasonably requested by the Administrative Agent. The Agents are hereby authorized to enter into any Loan Documents in connection with the occurrence of a Reinstatement Date. No Default or Event of Default shall be deemed to have occurred on the Reinstatement Date as a result of any actions taken by the Parent Guarantor or any of its Restricted Subsidiaries during the Investment Grade Period, or any actions taken at any time pursuant to any contractual obligations arising during the Investment Grade Period (provided that such contractual obligations were not entered into in contemplation of, or with awareness of, the cessation or expected cessation of an Investment Grade Period), in each case that were permitted under the Loan Documents as in effect at the time such actions were taken or such contractual obligations arose, regardless of whether such actions would have been permitted in the absence of the Investment Grade Suspension.

(d) Without limiting the provisions of Section 9.03, the Parent Guarantor and the Borrowers shall reimburse the Agents for all costs and expenses, including attorneys’ fees and disbursements, incurred in connection with the actions contemplated by this Section 9.26.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CYPRIUM HOLDINGS LIMITED, as the Parent Guarantor

By:	/s/ Robert S. Hoeppher
Name: Robert S. Hoeppher
Title: Authorized Signatory

CYPRIUM CORPORATION, as a Borrower

By:	/s/ Rachel Friedenberg
Name: Rachel Friedenberg
Title: Assistant Secretary

CYPRIUM HOLDINGS LUXEMBOURG S.À R.L., as a Borrower

By:	/s/ Darren Byrka
Name: Darren Byrka
Title: Manager

[Signature page to Cyprium Holdings Limited Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Domestic Collateral Agent, an Issuing Bank and a Lender

By:	/s/ Ayesha Nabi
Name: Ayesha Nabi
Title: Vice President

[Signature page to Cyprium Holdings Limited Credit Agreement]